Exhibit 6.5

THE ST. REGIS ASPEN RESORT

OPERATING AGREEMENT

BETWEEN

315 EAST DEAN ASSOCIATES, INC.

AND

SHERATON OPERATING CORPORATION

September 29, 2010

CONFIDENTIAL

THE ST. REGIS ASPEN RESORT

OPERATING AGREEMENT

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7.7	Property Websites	24

Article 8 MARKETING		25
8.1	Hotel Marketing	25

Article 9 CONFIDENTIALITY		25
9.1	Disclosure by Owner	25
9.2	Disclosure by Operator	26
9.3	Public Statements	26

Article 10 BOOKS AND RECORDS		26
10.1	Maintenance of Books and Records	26
10.2	Financial Reports	27
10.3	Annual Financial Reports	27
10.4	Consultation with Senior Executive Personnel	27

Article 11 TRANSFERS		27
11.1	Transfers Restricted	27
11.2	Permitted Transfers by Operator	28
11.3	Permitted Transfers by Owner	28
11.4	Publicly Traded Securities; Non-Voting Ownership Interests	28
11.5	Effect of Permitted Transfer	29
11.6	Prohibition on Partial Transfers	29

Article 12 INSURANCE AND INDEMNIFICATION		29
12.1	Insurance	29
12.2	RELEASE FROM LIABILITY FOR INSURED CLAIMS	31
12.3	Indemnification	31

Article 13 FINANCING/NON-DISTURBANCE		32
13.1	Financing	32
13.2	Non-Disturbance by Others	33
13.3	Estoppel Certificates	33
13.4	Loan to Value Requirement	33

Article 14 BUSINESS INTERRUPTION		34
14.1	Payment of Fees and Expenses	34
14.2	Business Interruption Insurance	34

Article 15 CASUALTY AND CONDEMNATION		34
15.1	Casualty	34
15.2	Condemnation	35

Article 16 DEFAULTS AND TERMINATIONS		35
16.1	Event of Default	35
16.2	Remedies for Event of Default	36
16.3	Special Remedies of Operator — Operating Standard Deficiency	37
16.4	Special Termination Rights of Operator	38
16.5	Special Termination Rights of Owner — Performance Test	40
16.6	Actions To Be Taken on Termination	41
16.7	Notice of Termination to Employees	43

Article 17 DISPUTE RESOLUTION		43
17.1	Alternative Dispute Resolution	43
17.2	Expert Resolution	44

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17.3	Prevailing Party’s Expenses	45
17.4	Jurisdiction and Venue	45
17.5	WAIVERS	45
17.6	Survival	46

Article 18 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS		46
18.1	Operator’s Representations and Warranties	46
18.2	Owner’s Representations and Warranties	47
18.3	Owner’s Covenants	48
18.4	ACKNOWLEDGEMENTS	48

Article 19 GENERAL PROVISIONS		49
19.1	Governing Law	49
19.2	Construction of this Agreement	49
19.3	Limitation on Operator’s Liabilities	50
19.4	Waivers	51
19.5	Notices	51
19.6	Owner’s Representative	51
19.7	Further Assurances	52
19.8	Relationship of the Parties	52
19.9	Force Majeure	52
19.10	Execution of Agreement	52
19.11	Expenses	52

Article 20 CONDOMINIUM AND SVO PROJECT PROVISIONS		53
20.1	Governing Documents	53
20.2	Hotel Services for the Club Units	53
20.3	Management of Condominium	54
20.4	Rental of Club Units	55

LIST OF EXHIBITS

EXHIBIT A	-	HOTEL AND OWNER INFORMATION AND PRINCIPAL BUSINESS TERMS
EXHIBIT B	-	DEFINITIONS
EXHIBIT C	-	RENOVATION PLAN
EXHIBIT D	-	INSURANCE
EXHIBIT E	-	FORM OF OWNER’S REPRESENTATIVE DESIGNATION
EXHIBIT F	-	FORM GUARANTY
EXHIBIT G	-	RESTRICTED AREA

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OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is entered into as of the Effective Date, between 315 East Dean Associates, Inc., a Delaware corporation (“Owner”), and Sheraton Operating Corporation, a Delaware corporation (“Operator”). Owner and Operator are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A.                                    Owner has this day purchased from an Affiliate of Operator and now owns the Premises described in Exhibit A in which there operates the Hotel. Such Premises is a portion of a condominium property (the “Project”), which Project also includes a fractional equity component (the “Club Project”) in which fractional interests in units (“Club Units”) have been sold or are held for sale by another Affiliate of Operator together with certain common elements and commercial areas serving and constituting a part of the Club Project. The condominium and the Club Project are each governed by the Aspen Residence Club and Hotel Condominium Association, a Colorado nonprofit corporation (the “Project Association” and the Project Association when functioning uniquely to the Club Project is sometimes referred to as the “Club Committee”). Portions of the Hotel are used in common with or for the common benefit of the Club Project and are sometimes referred to as the “Project Common Areas”. The Project Association is currently managed by an Affiliate of Operator and by Operator as a sub-manager for such Affiliate.

B.                                    Operator is an Affiliate (as defined below) of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), and is knowledgeable and experienced in Operating hotels, including hotels with associated fractional equity or time share components.

C.                                    Owner desires to engage Operator to Operate the Hotel under the Brand, and Operator desires to Operate the Hotel under the Brand.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree:

Article 1

DEFINITIONS AND EXHIBITS

1.1 Definitions. All capitalized terms used without definition in this Agreement shall have the meanings assigned to such terms in Exhibit B.

1.2 Exhibits. The exhibits listed in the table of contents and attached hereto are incorporated in, and constitute an integral part of, this Agreement.

Article 2

GRANT OF AUTHORITY

2.1 Grant of Authority.

2.1.1                                   Engagement of Operator. Subject to the terms of this Agreement, Owner hereby engages Operator, and Operator hereby accepts such engagement, to Operate all aspects of the

Hotel for and on behalf of Owner on an exclusive basis during the Term.

2.1.2                                             General Grant of Authority. Subject to the terms of this Agreement, Owner hereby grants to Operator the sole and exclusive right, authority and discretion during the Term, and instructs Operator during the Term, to take or cause to be taken all such actions for and on behalf of Owner that Operator reasonably deems necessary or advisable to Operate the Hotel (a) at a level of service and quality generally considered to be luxury and no less than the level of service and quality prevailing from time to time at the Operated Brand Hotels, (b) in accordance with the Brand Standards, and (c) in accordance with this Agreement (collectively, the “Operating Standard”).

2.1.3                                   Specific Actions Authorized by Owner. Without limiting the generality of Section 2.1.1, but subject in all instances to the provisions of this Agreement including Sections 2.1.4 and 5.1.4, Owner’s general grant of authority under Section 2.1.1 shall specifically include the sole and exclusive right, title and authority of Operator to:

(a)        establish (i) rates and charges for the usage of all Guest Rooms and other Hotel facilities and services, (ii) policies with respect to discounted and complimentary room, food and beverage and other services at the Hotel, and (iii) billing policies (including the entry into agreements with credit card organizations);

(b)        use reasonable efforts, in the name and on behalf of Owner, to collect all revenue from the Operation of the Hotel, and issue receipts with respect to any funds received;

(c)         use reasonable efforts, in the name and on behalf of Owner, to collect and remit to Governmental Authorities all sales, occupancy, value added, use, excise and similar taxes to be collected by the Hotel directly from guests or customers;

(d)        administer all bank accounts for the Hotel, in the name and on behalf of Owner, as more specifically set forth herein;

(e)         manage the Hotel Personnel, as more specifically set forth herein;

(f)          perform or cause to be performed, in the name and on behalf of Owner, all maintenance and repair for the Hotel, and all capital improvements with respect to the Hotel, as more specifically set forth herein;

(g)         purchase or lease, in the name and on behalf of Owner, all FF&E that Operator deems necessary or advisable for the Operation of the Hotel;

(h)        purchase, lease or license, in the name of and on behalf of Owner, all Software, Hardware, systems, telecommunications connectivity (including for voice and data), and other technology (collectively, the “Technology”) required for the System Services, and that Operator otherwise deems necessary or advisable for the Operation of the Hotel;

(i)            negotiate, enter into and administer, in the name and on behalf of Owner, all (i) agreements, purchase orders and similar arrangements for the purchase of all Supplies and services, and (ii) licenses for the right to use any third-party proprietary property, that Operator deems necessary or advisable for the Operation of the Hotel (subject as applicable to Section 5.11 hereof);

(j)           negotiate, enter into and administer, in the name and on behalf of Owner, all contracts for the use of Guest Rooms, banquet and meeting facilities and other Hotel facilities and services;

(k)        subject to Section 5.11, supervise, direct and control, in the name and on behalf of Owner, the selection of third-parties and the negotiation, execution and administration of Third-Party Area Agreements, as more specifically set forth herein;

(l)            appoint counsel, commence in its own name or in the name and on behalf of Owner or the Hotel, and control all legal actions and proceedings to (i) collect charges, rent or other revenue from the Operation of the Hotel, (ii) evict or remove guests, tenants or other Persons occupying the Hotel, (iii) subject as applicable to Section 5.11, terminate any lease, license or concession agreement for default thereunder by the tenant, licensee or concessionaire, or (iv) enforce all rights under any agreements entered into in the name and on behalf of Owner pursuant to this Agreement; provided, however, that Operator shall inform Owner of all legal disputes which involve a claim in excess of $25,000 (as such amount shall be increased on January 1 of each Operating Year to reflect the percentage increase in the Index from January 1, 2010) or result in the service of a summons or complaint;

(m)    appoint counsel and control all legal actions and proceedings (i) that involve the Hotel or the operation thereof by Operator and in which any Operator Indemnified Party is a named party (unless Owner has agreed to indemnify such Operator Indemnified Party, in which case Owner shall control such legal action or proceeding), and (ii) that involve more than one Operated Brand Hotel, or that relate to policies, procedures or business practices of Operator or its Affiliates (regardless of whether such Operator Indemnified Party has requested indemnification); provided, however, that this clause (ii) shall not be deemed to authorize Operator to commence legal actions or proceedings at Owner’s cost which are unrelated to any of the Owner, the Hotel and the Operation of the Hotel.

(n)        incur obligations in the name and on behalf of Owner in connection with trade payables for goods and services incurred in the ordinary course of business in the Operation of the Hotel and as otherwise permitted under this Agreement;

(o)        take such actions within Operator’s reasonable control as Operator deems necessary or advisable to comply with all Applicable Laws with respect to the Operation of the Hotel (provided, however, Operator shall not be a guarantor of the Hotel’s compliance with such Applicable Laws) and the terms of all insurance policies provided to Operator; and

(p)        take such actions as Operator deems necessary or advisable to maintain the Operating Standard, and perform all other duties and obligations required or permitted to be performed by Operator under this Agreement.

If Operator takes any of the above-referenced actions in Operator’s name, such action shall be deemed to have been taken pursuant to Operator’s authority hereunder and on behalf of Owner. If Operator elects to enter into a license, lease or other agreement in the name of and on behalf of Owner pursuant to authority granted to it under the terms of this Agreement, Operator, at Owner’s expense, shall have the right to engage third party legal counsel to advise and assist Operator with all negotiations of such license, lease or other agreement and Operator shall not be required to use Corporate Personnel to negotiate such license, lease or other agreement.

2.1.4                                             Limitations Upon Authority.

(a)        Notwithstanding any authority granted to Operator pursuant to any other provision of this Agreement, Operator shall not, without the prior written consent of Owner or as specifically contemplated in the Operating Plan.

(i)             except with respect to Third-Party Operated Areas, enter into (A) contracts which obligate Owner to a term greater than one year unless the same are terminable upon 90 days notice or less without cause and without material cost or penalty, or (B) any equipment lease or other contract that requires aggregate annual payments in excess of $50,000 other than contracts for (i) System Services, (ii) consumable supplies, (iii) utilities and (iv) employee compensation or benefits, (as such $50,000 amount shall be increased on January 1 of each Operating Year to reflect the percentage increase in the Index from January 1, 2010), and (C) any leases, licenses or concessions related to the Premises having a term of greater than one (1) year, including renewals, which are not terminable upon 120 days notice or less without cause or without material cost or penalty; or

(ii)          institute, prosecute or settle any legal action or proceeding involving a claim by or against Owner in excess of $50,000 (as such amount shall be increased on January 1 of each Operating Year to reflect the percentage increase in the Index from January 1, 2010).

(b)        Owner or its agents may enter the Premises at all reasonable times on reasonable notice to Operator to examine the condition thereof, provided that such entry does not interfere with the Operation of the Premises or Hotel.

2.2 Restricted Area.

2.2.1                                   Restricted Area. During the Term, neither Operator nor any Affiliate shall own, Operate or license a hotel (including a Condo-Hotel) under the Brand that is located within the area described in Exhibit A hereto (the “Restricted Area”), provided this restriction shall not apply to any (a) hotels (including Condo-Hotels) under any Other Starwood Brand located within the Restricted Area except that no hotel under any Other Starwood Brand may be located on any portion of the Project, (b) Starwood Vacation Product located at or adjacent to the Hotel existing as of the Effective Date (and any replacement or substitution thereof), and (c) Starwood Residential Product (other than a Condo-Hotel under the Brand) marketed, sold, licensed or Operated within the Restricted Area. Owner agrees that any ownership, Operation or licensing of Brand hotels, as well as Other Starwood Brand hotels, located outside the Restricted Area is completely unrestricted. Owner agrees that nothing set forth in this provision prohibits Operator or its affiliates from executing contracts or otherwise entering into binding arrangements to own, Operate or license Brand hotels within the Restricted Area to the extent that such hotels do not open for business to the general public (due to construction or for any other reason) during the Term.

2.2.2                                   Operation of Other Starwood Hotels and Lodging Facilities. Owner acknowledges that: (a) Owner has selected Operator to Operate the Hotel on behalf of Owner in substantial part because of the chain of Brand hotels that are owned, Operated or franchised by Operator and its Affiliates, (b) Owner has determined, on an overall basis, that the benefits of operation as part of the chain of Brand hotels are substantial, notwithstanding that the hotels in the chain of Brand hotels might not benefit equally, and (c) in certain respects all hotels compete on a national, regional and local basis with other hotels, and that conflicts may, from time to time, arise between the Hotel and other hotels, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences that are owned, Operated or franchised by Operator or its Affiliates under the Brand, Other Starwood Brands, third-party brand or no brand. Accordingly, Owner consents to the ownership, Operation or franchise by Operator or its Affiliates of all hotels, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences under the Brand, Other Starwood

Brands, third-party brands or no brand, whenever existing and wherever located, except to the extent otherwise expressly prohibited under Section 2.2.1.

2.3                               Placement Rights.

2.3.1                                   Placement Programs. Notwithstanding anything to the contrary in this Agreement, Operator shall have the right, from time to time, at Operator’s expense, to market, promote and/or sell any products or services offered by Operator or any Affiliate or any other Person designated by Operator or any Affiliate as a Brand partner (a “Designated Brand Partner”) at or in connection with the Hotel, including any Starwood Vacation Product, Starwood Residential Product, spa, restaurant, bar or other retail or residential products or services (a “Placement Program”). All such products and services shall be compatible with the Operation of the Hotel and, to the extent applicable, be comparable with the level of similar products and services generally available at other Operated Brand Hotels. Operator shall have the right to use space, facilities, equipment, utilities or Hotel Personnel at the Hotel for such Placement Programs as reasonably required for the Placement Program; provided, however, that if any such Placement Program requires more than a de minimis use of space, facilities, equipment, utilities or personnel, then the Parties shall negotiate in good faith to agree on an arm’s length compensation for such use, which compensation shall not include percentage rent (the “Placement Payment”) and if not agreed within thirty (30) days of the commencement of negotiations, either Party shall be permitted to submit the matter to arbitration in accordance with Article 17. Owner acknowledges that passive marketing of any Starwood Vacation Product or Starwood Residential Product such as television advertising and catalogs or other in-room collateral is a de minimis use of the Hotel.

2.3.2                                   Owner Use of Hotel for Marketing and Sales. Owner shall not market, promote or sell, or enter into any agreement or other arrangement to market, promote or sell, any products or services at or in connection with the Hotel without Operator’s prior written approval, in its sole discretion. If Owner enters into any agreement or arrangement with respect to the promotion or sale, or any products or services at or in connection with the Hotel without Operator’s prior written approval, Operator shall have the right to require Owner to immediately terminate such agreement or other arrangement, regardless if such termination results in additional costs and penalties, and Owner shall be solely responsible for the payment of all such costs and penalties resulting from such termination.

2.3.3                                   No Participation in Placement Programs. Owner shall have no right to any revenues or other amounts derived from, or otherwise participate in, any Placement Programs, except for the Placement Payment, and Owner shall not acquire any other right, title or interest in any Placement Programs, or the products, services or goodwill associated with such Placement Programs. Owner further acknowledges that the Placement Programs are intended to promote the goodwill, public image and/or growth of the Brand as a whole, either directly or by association with a Designated Brand Partner, but that neither Operator, Starwood, nor any Designated Brand Partner, nor any of their respective Affiliates or designees, undertake any obligation in administering the Placement Programs to ensure that any licensee or hotel benefits directly or pro rata from the Placement Program.

2.4                               Term. This Agreement shall be for a period (the “Initial Term”) commencing on the Effective Date and expiring without notice on the Expiration Date, unless terminated earlier in accordance with the terms of this Agreement. Operator shall have the right to extend the Initial Term of this Agreement for up to two (2) additional terms (each, an “Extension Term”) of 10 years each, by providing notice to Owner no less than 360 days prior to the Expiration Date or the expiration of the preceding Extension Term (as the case may be). If Operator does not provide a notice of extension within such time period, Operator shall have no further right to extend the Initial Term of this

Agreement. Each Extension Term shall commence immediately following the expiration of the Initial Term or the preceding Extension Term (as the case may be), and shall be on the same terms set forth in this Agreement, except for the number of remaining Extension Terms that may be exercised by Operator. The Initial Term and any Extension Term that is exercised by Operator are referred to herein as the “Term”).

Article 3

FEES AND EXPENSES

3.1                               Operating Fees. Owner shall pay the Base Fee monthly in arrears based on the Gross Operating Revenue of the Hotel for the immediately preceding month. Owner shall pay the Incentive Fee quarterly in arrears by calculating, at the end of each calendar quarter during each Operating Year, the AGOP accrued from the beginning of such Operating Year through the end of the applicable calendar quarter and treating the items that comprise AGOP as follows: (a) the actual amounts of Gross Operating Profit, the Base Fee and and the Reserve Fund Contributions shall be used in determining AGOP, (b) the budgeted amounts of all real property and personal property taxes and insurance premiums as set forth in the applicable Operating Plan shall be allocated equally to each calendar quarter during the applicable Operating Year, and (c) the amount of the Owner’s Priority Return shall be allocated to each calendar quarter during the applicable Operating Year in the same percentage ratio that Gross Operating Profit was budgeted to each calendar quarter as set forth in the applicable Operating Plan (e.g., if the Operating Plan for an Operating Year provided that budgeted forty percent (40%) of Gross Operating Profit would be earned in the first calendar quarter, twenty-five percent (25%) in the second calendar quarter, ten percent (10%) in the third calendar quarter and twenty-five percent (25%) in the fourth calendar quarter, then forty percent (40%) of the Owner’s Priority would be allocated to the first calendar quarter, twenty-five percent (25%) of the Owner’s Priority would be allocated to the second calendar quarter, ten percent (10%) of the Owner’s Priority would be allocated to the third calendar quarter and twenty-five percent (25%) of the Owner’s Priority would be allocated to the fourth calendar quarter). All Operating Fees shall be set forth in the Operating Reports. Within 30 days after Owner receives the Annual Financial Statements for the preceding Operating Year, Operator shall provide to Owner a reconciliation statement showing the calculation and payment of the total Operating Fees for such Operating Year, and appropriate adjustments shall be made for any overpayment or underpayment of the Operating Fees actually paid during such Operating Year. The Party owing money as a result of such adjustment shall pay such amount to the other Party within 30 days after such reconciliation statement has been provided to Owner.

3.2                               System Services Charges. Owner shall pay all System Services Charges monthly in arrears for all (a) mandatory System Services for the Hotel for the immediately preceding month, and (b) optional System Services for the immediately preceding month for such period during which Owner elects to participate. Operator shall apply such System Services Charges to the applicable System Services. All System Services Charges shall be set forth in the Operating Reports.

3.3                               Reimbursable Expenses. Owner shall reimburse Operator for all Reimbursable Expenses incurred by Operator, including any Hotel Personnel Costs. Without limiting the foregoing, to the extent Hotel Personnel Costs relating to employee benefits have accrued but not yet been taken by the Hotel Personnel, Operator may require that the same be paid to Operator (and Operator shall hold such funds for the purpose of paying such benefits when so used). All Reimbursable Expenses shall be set forth in the Operating Reports.

3.4                               Interest. If any fee or other amount due by Owner to Operator or its Affiliates or designees under this Agreement cannot be paid from funds available in the Operating Account and is not paid by Owner within 14 days after notice from Operator to Owner that such payment is due, Owner shall pay, in addition to the amount due, interest for each day the amount is past due and compounded monthly, at a rate equal to the lesser of (a) the daily equivalent of the prime rate (as published by the Wall Street Journal or if no longer published, then such other similar source as reasonably agreed to by the Parties), applicable on the date such payment is due and on each date thereafter that interest is compounded, plus 5%, and (b) the highest rate then permitted by Applicable Law.

3.5                               Payment of Fees and Expenses.

3.5.1                                                           Time, Place and Means of Payment. The Operating Fees, System Services Charges, Reimbursable Expenses and all other amounts payable to Operator or an Affiliate shall be due upon delivery of an invoice by Operator or its Affiliate, and shall be paid to Operator or its Affiliate in U.S. Dollars, in immediately available funds, at the location(s) specified by Operator from time to time. Operator shall pay such fees and other amounts owed to Operator or its Affiliates directly from the Operating Account to the extent that funds in the Operating Account are sufficient therefor. If there are insufficient funds in the Operating Account at any time, Operator shall have the right to pay such amounts from the Reserve Fund, in which case Owner shall replenish the Reserve Fund in the amount of such withdrawal by Operator within 30 days after notice to Owner. In addition, Operator may require that any such payments be effected through electronic debit/credit transfer of funds programs specified by Operator from time to time, and Owner shall pay such fees and costs and do such things as Operator deems necessary or advisable to effect such transfers of funds.

3.5.2                                                           No Offset. All payments to be made under this Agreement and all related agreements between the Parties or their Affiliates shall be made pursuant to independent covenants, and neither Party shall set off any claim for damages or money due from the other Party or any of its Affiliate, except as otherwise expressly provided in this Agreement.

3.6                               Taxes. Owner shall pay to Operator an amount equal to any sales, value added, use, excise or similar tax assessed against Operator or any Affiliate by any Governmental Authority on payments made by Owner to Operator or its Affiliates under this Agreement, other than income and franchise taxes assessed against Operator (the “Owner Tax Gross-Up Obligation”). In the event that (i) at any time during the Initial Term Owner is required to make any payments to Operator under this Section 3.6 with respect to any payments made to Operator in respect of the Operating Fees, and (ii) Operator has exercised its right to the first Extension Term, then, upon the commencement of such first Extension Term, this Section 3.6 shall be amended by the Parties to reflect Operator’s then current requirements concerning the Owner Tax Gross-Up Obligation for owners of other Operated Brand Hotels, which requirements may include amending this provision or increasing the Operating Fees payable hereunder.

Article 4

RENOVATION OF THE HOTEL

4.1                               Renovation of the Hotel. Owner shall cause the Renovation of the Hotel to be performed and completed in accordance with Exhibit C, the Operating Standard and all Applicable Laws. Operator shall not be required to provide any funds for the Renovation of the Hotel. Owner shall (a) present the model room for Operator’s review within six (6) months of the Effective Date (as such date may be extended for any Force Majeure Event in accordance with Section 19.9, provided any such extensions do not exceed six (6) months in the aggregate other than with respect a Major Force Majeure Event), (b) cause the Commencement of Renovation to occur prior to the Outside Commencement Date (as the same may be extended for Force Majeure in accordance with Section 16.4.1), (c) after the Commencement of Renovation, diligently conduct the Renovation (subject to delays for any Force Majeure Event in accordance with Section 19.9, provided any such extensions do not exceed six (6) months in the aggregate other than with respect a Major Force Majeure Event) and no failure to diligently conduct the Renovation shall continue beyond 30 after notice from Operator, and (d) complete the Renovation by the Outside Completion Date (as the same may be extended for Force Majeure in accordance with Section 16.4.1), with time being of the essence. Owner shall provide such documentation, materials and other information requested by Operator to evidence Owner’s compliance with its obligations within the time periods set forth in this Section 4.1. Failure to timely commence or perform the Renovation may subject Owner to the Liquidated Damages Amount pursuant to Section 16.4.1. In the event that Owner shall be in default beyond any applicable notice and cure period of any of its obligations under this Section 4.1 and continuing for so long as such default shall remain uncured, Operator shall have the right (in addition to its rights under Section 16.4.1) to either (i) increase the Base Fee to an amount equal to the sum of six percent (6.0%) of AGOR and fifteen percent (15.0%) of TPOA Net Operating Income (the “Base Fee Increase”), or (ii) require that any distributions payable to Owner pursuant to Section 5.4.4 be instead paid into a separate Bank Account managed by Operator in the name of Owner. Such Bank Account would only be available for use by Operator to pay for items of the Renovation which have not been completed or paid for by Owner. Upon completion of the Renovation or termination of this Agreement, any funds remaining in such Bank Account would be released to Owner. Any Base Fees that Owner actually pays to Operator in excess of the sum of 4.0% of AGOR and 10.0% of TPOA Net Operating Income on account of Purchaser’s default under this Section 4.1 is referred to as “Excess Base Fees”. The Fee Increase would terminate upon Purchaser’s completion of the Renovation or Operator’s receipt of $8,000,000 in Excess Base Fees, whichever occurs first.

4.1.2                     Design Services Advice. Subject to Section 19.3.2, Operator shall review for compliance with the Operating Standard and with the Renovation Plan all design concepts, drawings and related construction and furnishing documentation for the Renovation of the Hotel before Owner commences any construction. Each review of Owner’s plans and interior design concepts shall be conducted by Operator at its headquarters or at such other location as Operator shall determine in its sole and absolute judgment. Any request by Owner for Operator’s representatives to attend meetings at the job site or any other location shall be considered on an individual basis and attendance shall be at Operator’s sole and absolute judgment. Operator’s decision to not attend any such meeting shall in no way limit Operator’s rights to review and approve any and all plans and materials in accordance with the terms of this Agreement. Operator and Corporate Personnel shall have the right to visit the Project and conduct inspections to review the Renovation and confirm Owner’s compliance with the Renovation Plan. In connection with the Renovation and the design services described above, Owner shall pay Operator the sum of $150,000 in fifteen (15) equal monthly installments of $10,000 each commencing with the first day of the calendar month following the month in which the Effective Date occurs and on the first day of each month thereafter until paid in full. Owner shall also pay in accordance with Section 5.3.4 the reasonable out-of-pocket expenses incurred by Operator’s architectural and design personnel incurred in visiting the Hotel for the purpose of providing the design services advice.

Article 5

OPERATION OF THE HOTEL

5.1                               Operating Plan.

5.1.1                                                           Proposed Operating Plan. Prior to the execution of this Agreement, Owner and Operator have agreed upon an operating budget and plan for the first Operating Year, and on or before each November 1 thereafter with respect to the Term, Operator shall prepare and deliver to Owner an operating budget and plan (including anticipated capital projects) (the “Operating Plan”) for the next Operating Year, prepared in accordance with Operator’s standard planning and budgeting requirements for Operated Brand Hotels. The proposed Operating Plan shall include the following items, which shall be included with respect to each month of the Operating Year to the extent indicated:

(a)         estimated results of operations (including estimated Gross Operating Revenue, Operating Expenses and Gross Operating Profit) (annual and monthly);

(b)         a description of proposed capital improvements to be made during the Operating Year and itemized estimated capital expenses therefore, together with a five-year projection of anticipated capital projects based upon available information;

(c)          a statement of projected cash flow, including a schedule of any anticipated requirements for funding by Owner (including estimates of total labor costs for both fixed and variable labor, estimates of the average daily rate and occupancy, and an estimate of Operating Fees and System Service Charges) (annual and monthly);

(d)         a listing of all salaried management positions and their anticipated salaries;

(e)          estimated costs for any incentive compensation plan and benefits packages (annual and monthly);

(f)           a marketing plan for the activities to be undertaken by Operator pursuant to Section 8.1, which plan shall include a description of the Hotel’s target markets, the Hotel’s relative position in those markets, the proposed room rate structures for each market segment, the current and future sales plan for the Hotel, the advertising and public relations plan for the Hotel, and the proposed staffing for the sales and marketing activities of the Hotel, which marketing plan also shall address, to the extent Operated by Operator, sales and marketing plans for, all food and beverage (including fine dining), retail and spa operations;

(g)          Operator’s projections of average daily room rates, occupancy level, and food and beverage costs and revenues as reflected in Operator’s estimates of Gross Operating Revenues and Operating Expenses;

(h)         estimated results of operations for food and beverage outlets to the extent not included under clause (a) above); and

(i)             A description of any material extraordinary events Operator anticipates to occur in the forthcoming Operating Year that affected the assumptions and estimates Operator incorporated into the proposed Operating Plan.

5.1.2                                                           Approval of Operating Plan. Owner shall review the proposed Operating Plan and shall provide Operator with any objections to such proposed Operating Plan in writing, in reasonable detail, within 30 days after receipt of the proposed Operating Plan from Operator. Owner shall be deemed to have approved that portion of any proposed Operating Plan to which Owner has not objected in writing within such time period. If Owner objects to any portion of the proposed Operating Plan in accordance with this Section 5.1.2, the Parties shall meet within 14 days after Operator’s receipt of Owner’s objections and discuss such objections, and then Operator shall submit written revisions to the proposed Operating Plan after such discussion. The Parties shall use good faith efforts to reach an agreement on the Operating Plan prior to January 1 of the applicable Operating Year. The proposed Operating Plan, as modified to reflect the revisions either agreed to by the Parties or determined by resolution pursuant to Section 5.1.3, shall become the Operating Plan for the next Operating Year. Owner shall act reasonably in approving, or objecting to, all or any portion of the Operating Plan (including capital projects); provided, however, Owner shall not, subject to Sections 5.2.2 and 5.2.3, have the right to object to any expenditures in the proposed Operating Plan (including capital projects) required to be made under this Agreement or otherwise reasonably required to Operate the Hotel in accordance with the Operating Standard (including implementing and maintaining the Brand Standards).

5.1.3                                                           Resolution of Disputes for Operating Plan. If the Parties, despite their good faith efforts, are unable to reach final agreement on the Operating Plan for an Operating Year by January 1 of such Operating Year, those portions of such Operating Plan that are not in dispute shall become effective on January 1 of such Operating Year and either Party may submit the matter(s) in dispute for Expert Resolution in accordance with Article 17. The prior year’s Operating Plan shall govern the items in dispute pending the resolution of such dispute, except that the budgeted expenses provided for such item(s) in the prior year’s Operating Plan (or, if earlier, the last Operating Plan in which the budgeted expenses for such disputed item(s) were approved) shall be increased by the percentage increase in the Index from January 1 of the prior Operating Year (or, if applicable, each additional Operating Year between the prior Operating Year and the Operating Year in which there became effective the last Operating Plan in which the budgeted expenses for such disputed item(s) were approved). If the disputed item did not previously appear in any Operating Plan, expenditures for such item shall not be incurred pending resolution of the dispute unless reasonably necessary to meet the Operating Standard (other than new elements of the Operating Standard which were not in effect for prior Operating Years and that require the incurrence of expenditures that are capitalized under GAAP, which Operator shall not be entitled to implement until the dispute for the Operating Plan for the current Operating Year is resolved). Upon the resolution of any such dispute (whether by agreement of the Parties or resolution pursuant to Article 17), such resolution shall control as to such item(s).

5.1.4                                                           Operation in Accordance with Operating Plan. Operator shall use commercially reasonable efforts to Operate the Hotel in general accordance with the Operating Plan for the applicable Operating Year. Nevertheless, the Parties acknowledge that preparation of an Operating Plan is inherently inexact and that Operator may vary from any Operating Plan as follows:

(a)         Operator may cause expenditures to be made in excess of the amounts budgeted in the Operating Plan to the extent such expenditures would not (i) when combined with all other applicable expenditures for the same departmental budget category, cause such expenditures to exceed 7.5% of the budgeted expenditures for such departmental budget category in the Operating Plan, or (ii) when combined with all other applicable expenditures, cause such expenditures to exceed 5% of the total budgeted expenditures in the Operating Plan;

(b)         Operator may apply the cost savings in one line item of the Operating Plan to offset any costs increases in another item in the Operating Plan;

(c)          The expenses provided for in the Operating Plan for any Operating Year that vary based on the occupancy and use of the Hotel shall be increased accordingly to the extent that occupancy and use of the Hotel for any Operating Year exceeds the occupancy and use projected in the Operating Plan for such Operating Year;

(d)         Operator may pay all expenses that are not within the ability of Operator to control (including taxes, utilities and insurance premiums), without reference to the amounts provided for in the Operating Plan for such Operating Year;

(e)          Operator may make any expenditures that are reasonably required to avoid potential injury to persons or damage to the Hotel or other property, whether or not provided for, or within the amounts provided for, in the Operating Plan for such Operating Year; and

(f)           Operator may make any expenditures that are reasonably required to comply with, or cure or prevent any violation of, any Applicable Law, or to prevent or remedy any threatened or actual breach of any agreement affecting the Hotel, whether or not provided for or within the amounts provided for in the Operating Plan for such Operating Year.

Notwithstanding the foregoing, Operator shall inform Owner (in the monthly Owner meetings or otherwise) when Operator becomes aware that the actual applicable expenditures shall exceed the Operating Plan by more than 7.5% of a departmental budget category or by more than 5% on an overall basis, and shall provide Owner, in each instance, with an explanation of the reasons therefor.

5.2                               Maintenance and Repair and Capital Improvements.

5.2.1                                                           Maintenance and Repair. Operator shall perform or cause to be performed all Maintenance and Repair (a) as Operator deems necessary or advisable to (i) keep the Hotel in compliance with the Operating Standard, or (ii) comply with, and cure or prevent the violation of, any Applicable Laws, or (b) as provided in the applicable Operating Plan or otherwise approved by Owner. Operator shall use funds from the Operating Account for such Maintenance and Repair.

5.2.2                                                           Routine Capital Improvements. Operator shall cause to be performed all Routine Capital Improvements (a) as Operator deems necessary or advisable to (i) keep the Hotel in compliance with the Operating Standard (other than new elements of the Operating Standard which were not in effect for prior Operating Years and that require the incurrence of expenditures that are capitalized under GAAP, which Operator shall not be entitled to implement until the Operating Plan for the next Operating Year is finalized by the Parties in accordance with Section 5.1 or Owner otherwise approves an earlier implementation of such new elements), or (ii) comply with, and cure or prevent the violation of, any Applicable Laws, or (b) as provided in the applicable Operating Plan or otherwise approved by Owner. In order to facilitate the funding of Routine Capital Improvements, Operator shall set aside on a monthly basis an amount equal to the Reserve Fund Contribution by transferring funds from the Operating Account to the Reserve Fund. All interest earned in the Reserve Fund shall be added to the Reserve Fund, but shall not be credited against amounts required to be deposited in the Reserve Fund. The proceeds from the sale of any FF&E would be recorded as miscellaneous income (and the amount recorded would be deducted from GOR for the purposes of calculating the Operating Fees) and deposited into the Reserve Fund. At the end of each Operating Year, all amounts not expended from the Reserve Fund shall be carried forward to the next Operating Year, but shall not be credited against the amount of the Reserve Fund Contribution for any subsequent Operating Year. Owner acknowledges that setting aside the required amount of funds in the Reserve Fund does not guaranty that the Reserve Fund will provide sufficient funds to meet Owner’s obligations under this Agreement, and that Owner shall remain responsible for providing any additional funds required to perform its obligations under this Agreement.

5.2.3                                                           Building Capital Improvements. Operator shall cause to be performed all Building Capital Improvements (a) as Operator deems necessary or advisable to (i) keep the Hotel in compliance with the Operating Standard, or (ii) comply with, and cure or prevent the violation of, any Applicable Laws or to remedy any condition constituting a threat to persons or property, or (b) as provided in the applicable Operating Plan or otherwise approved by Owner. Notwithstanding clause (a)(i) above, during the Moratorium Periods, Operator shall not, without Owner’s consent, perform or cause to be performed any Building Capital Improvements that are required solely as a result of new elements of the Operating Standard which were not in effect for prior Operating Years and that require the incurrence of expenditures that are capitalized under GAAP other than the following, which Operator shall be permitted to perform (and Owner shall be required to perform, as the case may be) (i) Building Capital Improvements for new elements of the Operating Standard that would not cost, in any Operating Year, more than the amount of two percent (2%) of the average annual GOR for the three Operating Years immediately preceding such Operating Year, (ii) Building Capital Improvements with respect to such portion, part or element of the Hotel that is the subject of such new element of the Operating Standard becoming unserviceable, inoperable or beyond acceptable wear and tear, or reaches the end of its useful life, whichever occurs first, (iii) Building Capital Improvements that are required to address a condition affecting guest satisfaction that can no longer be effectively repaired consistent with the Operating Standard (such as water leaks or failing building systems), and (iv) prior to the completion of the Renovation, Building Capital Improvements that are required as a new element of the Operating Standard but which were not specified in the Renovation Plan, provided that such Building Capital Improvements may be implemented without causing any increase in the aggregate construction budget or any delay in the design or construction schedule for the Renovation Plan. All Building Capital Improvements shall be performed at Owner’s expense, and not from funds in the Operating Account or the Reserve Fund.

5.2.4                                                           ROI Capital Improvements. Neither Party shall make any ROI Capital Improvements on the Premises, except as approved by both Parties. For avoidance of doubt, Owner’s approval shall be required for all ROI Capital Improvements whether proposed by Operator as part of an Operating Plan or otherwise approved by both Parties. Unless the Parties agree otherwise, Owner shall cause to be performed any such ROI Capital Improvements in consultation with Operator, and ensure that the performance of such work is undertaken in a manner reasonably calculated to avoid or minimize interference with the Operation of the Hotel and inconvenience to Hotel guests. All ROI Capital Improvements shall be performed at Owner’s expense, and not from funds in the Operating Account or the Reserve Fund.

5.2.5                                                           Improvements on Adjacent Land. If Owner or any of its Affiliates owns or leases any land adjacent to the Premises or as part of a master development that includes the Premises, Owner shall not use or perform or cause to be used or performed any construction on or development of such land that could, in Operator’s reasonable judgment, have a negative effect on the image of the Hotel or the Brand, or that would have the right to use any of the Hotel’s facilities or amenities.

5.2.6                                                           Remediation of Design or Construction Issues. If the design or construction of the Hotel presents a risk of injury to persons or damage to the Hotel or other property, or results in non-compliance with Applicable Law, then Owner shall perform all work necessary to remedy such design or construction issue in the Hotel as expeditiously as possible. Such work shall be performed at Owner’s expense, and not from funds in the Operating Account or the Reserve Fund.

5.3                               Personnel

5.3.1                                                           Employment of Hotel Personnel. All Hotel Personnel shall be employees of Operator or an Affiliate of Operator.

5.3.2                                                           Selection of Hotel Personnel. Operator shall recruit, screen, appoint, hire, pay, train, supervise, instruct and direct the Hotel’s general manager and department heads, and they, or other Hotel Personnel to whom they may delegate such authority, shall recruit, screen, appoint, hire, pay, train, supervise, instruct and direct all other Hotel Personnel necessary or advisable for the Operation of the Hotel, and discipline, transfer, relocate, replace, terminate and dismiss any Hotel Personnel. Notwithstanding the foregoing, Owner shall have the right to interview and approve any candidate selected by Operator to serve as the general manager prior to his or her appointment. Accordingly, prior to appointing a general manager, Operator shall provide Owner with a written summary of such candidate’s professional experience and qualifications, and offer Owner the opportunity to interview the candidate at the Hotel or another mutually acceptable location. Owner will forego its right to interview any such candidate if Owner or its authorized representative is unwilling or unable to participate in the interview within fifteen (15) days after Operator’s offer. Owner shall not unreasonably withhold or delay its approval of the candidate, and Owner shall be deemed to have approved the candidate, unless Owner delivers notice of its disapproval of such appointment within seven days after Owner’s interview of the candidate or Owner’s foregoing such right to interview the candidate. Owner acknowledges that it may not reject more than three candidates proposed by Operator for any opening in the general manager position. If Operator physically relocates any Senior Executive Personnel to another hotel (and such individual remains employed by Operator or its Affiliates) within eighteen (18) months after his/her arrival at the Hotel, Operator shall reimburse Owner for the relocation expenses incurred by Owner in relocating such individual’s replacement to the Hotel. Owner, upon written notice to Operator, shall have the right to meet with Corporate Personnel responsible for the Hotel to discuss any concerns Owner has with the general manager’s performance.

5.3.3                                                           Terms of Employment. All terms of employment, personnel standards, policies and practices relating to the Hotel Personnel shall be established by Operator from time to time, including (a) the terms of employment, including recruiting, screening, appointment, hiring, compensation, bonuses, severance, pension plans and other employee benefits, training, supervision, instruction, direction, discipline, transfer, relocation, replacement, termination and dismissal of Hotel Personnel, and (b) subject to Section 5.3.8, the exercise of any rights or remedies under any Applicable Laws (including the National Labor Relations Act) relating to labor matters in relation to the Hotel and the Hotel Personnel, including union organization, recognition and withdrawal of recognition, union elections, contract negotiation on a single-employer or multi-employer basis, grievances, unfair labor practice charges, strikes and lockouts. Operator shall process the payroll and benefits for Hotel Personnel.

5.3.4                                                           Corporate Personnel: Owner’s Personnel. All Corporate Personnel who travel to the Hotel to perform development consulting, technical assistance or other services reasonably required or appropriate in connection with the Renovation or the Operation of the Hotel shall be permitted to stay at the Hotel and use its facilities (including food and beverage consumption) in accordance with Starwood’s policies with respect to such stays in effect from time to time which are applicable to the Operated Brand Hotels, without charge to Operator or such Corporate Personnel. Costs and expenses in connection with such stay and use shall constitute Operating Expenses. All Corporate Personnel and other personnel of Starwood or any of its Affiliates shall be permitted to stay at the Hotel for business or non-business purposes at reduced rates in accordance with Starwood’s policies with respect to such stays in effect from time to time which are applicable to the Operated Brand Hotels. Owner’s personnel shall be permitted to stay at the Hotel, subject to availability, at a room rate equal to

(i) when the occupancy rate of the Hotel is greater than ninety-five percent (95%), the actual average daily rate for the day of such stays, and (ii) when the occupancy rate of the Hotel is ninety-five percent (95%) or less, the equivalent of Operator’s best available corporate rate; provided, that such personnel shall be required to pay all other Hotel charges (except that food and beverage charges shall be discounted in accordance with this Section 5.3.4). Notwithstanding the foregoing, Owner’s personnel shall be permitted to stay at the Hotel up to an aggregate of seventy-five (75) nights per Operating Year, without room charge, subject to availability; provided, that such personnel shall be required to pay all other Hotel charges (except that food and beverage charges shall be discounted in accordance with this Section 5.3.4), and with respect to each such night when the occupancy rate of the Hotel is greater than ninety-five percent (95%), an amount equal to the actual average daily rate for such night shall be deemed to be included in Gross Operating Revenue for the purposes of determining satisfaction of the Performance Test. At such times that Owner’s personnel stay at the Hotel and receive a free room night or a discounted room rate pursuant to this Section 5.3.4, Owner’s personnel shall receive a fifty percent (50%) discount on food and, to the extent permitted by Applicable Law with respect to alcoholic beverages, beverages purchased from food and beverage outlets, room service, and room mini bars operated by Operator (but not outlets operated by third parties); provided, that such personnel shall be required to pay sales tax and gratuity on the full, undiscounted charge amounts for such purchases and to comply with reasonable procedures (e.g., such as timely presentment of a discount card) adopted by Operator to implement the discount.

5.3.5                                                           Regional Personnel. Operator may operate an office in the Hotel’s geographical region or area for the purpose of providing certain services to certain Starwood Properties in such region or area on a more cost-efficient and expedient basis, including the services provided by regional or area personnel such as revenue managers, finance managers, sales and marketing managers, human resources managers, purchasing managers, information technology personnel, internet distribution managers, public relations managers, engineers, and Six Sigma managers. Operator shall have the right to allocate the cost of providing such services (which shall constitute Operating Expenses) to the Hotel and all other Starwood Properties in the applicable region or area that receive such services, provided that such costs shall be allocated on an equitable basis and included in the Operating Plan or as otherwise approved by Owner.

5.3.6                                                           Shared Personnel. Operator shall have the right to allocate the services and time of Hotel Personnel between the Hotel and another Starwood Property, or a division, regional or area office, on a temporary basis or for a specific assignment. The compensation and other costs of such Hotel Personnel shall be allocated to the Hotel and the other Starwood Property, or division, regional or area office (including termination costs, if any, if such employee performs at least six months of service relating directly to such other Starwood Property, or division, regional or area office) on an equitable basis in relation to the work performed by such Hotel Personnel. Operator shall notify Owner of any such allocation of services and time of Hotel Personnel and, upon Owner’s request, shall disclose any related allocation of compensation and costs. All such compensation and costs shall be subject to Section 5.1.4, constitute Operational Expenses and, to the extent anticipated at time of submission of the Operating Plan, be included in the Operating Plan.

5.3.7                                                           Accommodations for Hotel Personnel. Operator shall have the right to require, in its reasonable discretion, that the general manager or one other Hotel manager reside at the Hotel, and receive the normal maintenance customarily provided at similar Operated Brand Hotels that have live-in employees, including room, board and laundry, subject to Owner’s approval (which may not be unreasonably withheld or delayed). The space to be occupied by such Hotel Personnel shall be subject to the reasonable approval of Owner, it being understood that such space will be comparable to that occupied by live-in employees at similar Operated Brand Hotels.

5.3.8                                                           Unions. The Parties acknowledge that the Hotel is not subject to any collective bargaining agreement or neutrality agreement as of the Effective Date. Subject to Applicable Law, Operator will not voluntarily recognize or enter into any neutrality agreement with any labor union without Owner’s consent. Upon a union being certified or otherwise recognized as exclusive bargaining representative for any Hotel Personnel, Operator shall thereafter control all negotiations with such Union. Operator shall keep Owner reasonably informed on the status of such negotiations and shall not execute any collective bargaining agreement with such union (or any material amendment or modification thereto) without Owner’s prior approval. Operator shall endeavor to include in any collective bargaining agreement an acknowledgement by the applicable union that such agreement is not binding on Owner, Operator or their Affiliates except with respect to the Hotel.

5.4                               Bank Accounts.

5.4.1                                                           Administration of Bank Accounts. Operator shall establish and administer the bank accounts listed in this Section 5.4 (the “Bank Accounts”) on Owner’s behalf at a bank or banks selected by Operator and approved by Owner, it being understood that at Owner’s request Operator shall provide Owner with a list of up to three (3) nationally recognized banks from which to choose (unless less than three such banks are conveniently located to the Hotel, in which case the number provided may be less than three). All Bank Accounts shall be established in the name of Owner, doing business as The St. Regis Aspen Resort, under Owner’s taxpayer identification number. The Bank Accounts may include (a) account(s) for the purposes of depositing all funds received in the Operation of the Hotel and paying all Operating Expenses and all other amounts due to Operator or its Affiliates (the “Operating Account”); (b) account(s) into which amounts sufficient to cover all Hotel Personnel Costs shall be deposited from time to time by Operator (by transfer of funds from the Operating Account) or Owner (if sufficient funds are not then available in the Operating Account) (the “Payroll Account”); (c) an interest-bearing account into which the Reserve Fund Contributions shall be deposited from time to time by Operator by transfer of funds from the Operating Account, or by Owner if sufficient funds are not then available in the Operating Account in accordance with Section 5.2.2 (the “Reserve Fund”); and (d) such other accounts as Operator deems necessary or desirable. To the extent that the Hotel is involved in the rental of any Club Units on behalf of Club Unit Owners or others, Operator may also, in its discretion, establish and Operate bank accounts pursuant to this Agreement with respect to such rental activity.

5.4.2                                                           Authorized Signatories. Operator shall have the sole right to designate the Individuals who shall be the only Persons authorized to make deposits and withdraw funds from the Bank Accounts and who shall be bonded or otherwise appropriately insured pursuant to the Insurance Requirements. All deposits and withdrawals shall be made in accordance with this Agreement and Operator’s standard accounting policies and practices. Operator shall establish reasonable controls to ensure accurate reporting of all transactions involving the Bank Accounts.

5.4.3                                                           Liability for Loss in Bank Accounts. Owner shall bear all losses suffered in any Bank Account, or in any investment of funds in any Bank Account, and neither Operator nor its Affiliates shall have any liability or responsibility for such losses, except to the extent due to Operator’s Gross Negligence or Willful Misconduct and not otherwise covered under an insurance policy.

5.4.4                                                           Disbursement of Funds to Owner. On or about the 20th day of each calendar month, Operator shall disburse to Owner, as directed by Owner, any funds remaining in the Operating Account at the end of the immediately preceding month after (a) payment of all Operating Expenses and other amounts payable from the Operating Account for such preceding month in accordance with this Agreement, (b) deposit of the Reserve Fund Contribution due for such month in the Reserve Fund, and any deficiencies in the Reserve Fund, and (c) retention by Operator of an amount sufficient to cover (i) all accrued but unpaid Operating Fees, System Services Charges, Reimbursable Expenses and other amounts payable to Operator or its Affiliates, (ii) all known and reasonably foreseeable Operating Expenses payable under this Agreement for the ensuing month, including any Hotel Personnel Costs reasonably expected to be incurred by Operator in the ensuing month, (iii) subject to Section 5.1.4, any other amounts necessary to maintain the Operating Standard (other than new elements of the Operating Standard which were not in effect for prior Operating Years and that require the incurrence of expenditures that are capitalized under GAAP, which Operator shall not be entitled to implement until the Operating Plan for the next Operating Year is finalized by the Parties in accordance with Section 5.1 or Owner otherwise approves an earlier implementation of such new elements) and comply with, and cure or prevent any violation of, any Applicable Law, (iv) an amount of working capital as reasonably determined to be prudent by Operator (and in any event not less than the amount of the Initial Working Capital) to provide reserves for emergency expenditures or Operating Expenses payable less frequently than monthly or to cover anticipated operating shortfalls (which working capital amount can take into account the availability of cash and cash equivalents available through a customary overdraft credit facility acceptable to Starwood in its sole discretion), and (v) such other amounts as may be agreed to by the Parties from time to time. Operator shall make all such disbursements to Owner without the exercise of any claim of setoff for other amounts payable by Owner.

5.5                               Funds for Operation of the Hotel. Owner shall provide at all times the financial and other resources, and otherwise take such actions as necessary to permit the Hotel to be Operated in accordance with the Operating Standard.

5.5.1                                                           Initial Working Capital. Operator has provided to Owner an estimate of (a) the working capital required for at least the first month of Operation, and for such longer period as Operator may reasonably determine based on the Operator’s estimate of the Hotel’s cash flow and the time of year in which the Effective Date occurs (collectively, the “Initial Working Capital”), and Owner shall deposit the Initial Working Capital into the Operating Account on or before the Effective Date. The amount of the Initial Working Capital will be at least the amount set forth in Exhibit A as the Anticipated Working Capital. Owner shall ensure that the amount of Initial Working Capital in the Operating Account on the Effective Date is sufficient to allow for the uninterrupted and efficient Operation of the Hotel in accordance with this Agreement.

5.5.2                                                           Additional Funds. If Operator determines at any time during the Term that (a) the available funds in the Operating Account (which determination shall take into account the availability of cash and cash equivalents available through a customary overdraft credit facility acceptable to Starwood in its sole discretion) are insufficient or reasonably anticipated to be insufficient to allow for the uninterrupted and efficient Operation of the Hotel in accordance with this Agreement, or (b) the available funds in the Reserve Fund are insufficient to allow for payment of all Routine Capital Improvements, or Owner has not provided the necessary funds for Building Capital Improvements and ROI Capital Improvements, then contemplated in the Operating Plan or otherwise approved by Owner or authorized under this Agreement, Operator shall notify Owner of the anticipated or actual amount of the shortfall together with a projected cashflow statement showing how the shortfall was determined (an “Operating Funds Request”), and Owner shall deposit into the Operating Account or the Reserve Fund, as applicable, the amount requested by Operator in the Operating Funds Request, within 15 days after the delivery of the Operating Funds Request. In addition, if there are insufficient funds in the Operating Account at any time and Owner has not provided additional funds pursuant to an Operating Funds Request, Operator shall have the right to withdraw funds from the Reserve Fund, in which case Operator shall notify Owner as promptly as reasonably possible of the making of any such withdrawal from the

Reserve Fund, and Owner shall replenish the Reserve Fund in the amount of such withdrawal within 30 days after such notice from Operator to Owner.

5.5.3           Failure to Provide Funds. If Owner fails to deposit all or any portion of the Initial Working Capital or the amount requested in an Operating Funds Request, Operator shall have the right (but not the obligation) to use its credit to incur, on Owner’s behalf, (a) any Operating Expenses and (b) expenditures for Routine Capital Improvements, Building Capital Improvements or ROI Capital Improvements then contemplated in the Operating Plan or otherwise approved by Owner or authorized under this Agreement, in which case Owner shall pay for such goods or services when such payment is due. If Owner fails to pay for such goods or services when such payment is due, then Operator shall have the right (but not the obligation) to pay for such goods or services, in which case Owner shall reimburse Operator immediately upon demand by Operator, and Operator shall have the right to reimburse itself from any available funds from the Operation of the Hotel (including the Operating Account and the Reserve Fund) for all amounts advanced by Operator, together with interest thereon.

5.6                     Purchasing.

5.6.1                                   Purchasing Programs. Operator or its Affiliates may, in their discretion, make programs for the purchase of certain FF&E and Supplies available from time to time to the Operated Brand Hotels or Category applicable to the Hotel (whether on an international, national, regional, mandatory, optional or other basis) (each, a “Purchasing Program”). Owner may elect, in its discretion exercised from time to time, to have the Hotel (a) participate in, or on at least 60 days notice to Operator, withdraw from the Purchasing Program, subject to the terms of such Purchasing Program, (b) participate in the Purchasing Program, but opt out of the Purchasing Programs for certain FF&E or Supplies on a line item basis, or (c) not participate in a Purchasing Program. Operator and its Affiliates shall have the right to (i) modify the fees, costs or terms of any such Purchasing Program, including adding any FF&E and Supplies to, and deleting any FF&E and Supplies from, such Purchasing Program, (ii) terminate all or any portion of any such Purchasing Program, from time to time, upon 60 days notice to Owner, (iii) subject to this Section 5.6, receive payments, fees, commissions or reimbursements from suppliers and third parties in respect of such purchases, and (iv) subject to this Section 5.6, own or have investments in such suppliers. Operator reserves the right to offer FF&E and Supplies for sale to other Persons and to designate itself and/or any of its Affiliates as the sole supplier for any FF&E and Supplies. As of the Effective Date, Operator maintains the Purchasing Program as an optional System Service at prices and terms that generally reflect competitive market rates.

5.6.2                                   Existing Purchasing Program. Under the Purchasing Program in effect as of the Effective Date, Operator may accept funds from any suppliers (the “Supplier Funds”), which Supplier Funds shall be expended as agreed to or as directed by such suppliers. In such case, the Supplier Funds will be used for programs intended to benefit the Brand and/or Other Starwood Brands participating in such Purchasing Program. Notwithstanding the foregoing, any rebate received from a vendor or supplier under a contract for the Hotel only (and not an international, regional or national contract covering other Operated Brand Hotels) shall be for the benefit of Owner.

5.6.3                                   Designated FF&E and Supplies. Operator reserves the right to require Owner to purchase certain FF&E and Supplies from a designated vendor or supplier, which may be an Affiliate of Operator, provided that Operator shall use reasonable efforts to ensure the prices and terms of the FF&E and Supplies to be purchased from such designated vendor or supplier are comparable to the prices and terms for such FF&E and Supplies for similarly situated Operated Brand Hotels.

5.7                     Hotel Parking. The Hotel includes an existing parking garage. In the event of any future expansion or other changes at the Hotel affecting the required number of parking spaces for the Hotel,

Owner shall make available for the Hotel’s exclusive use, at no incremental cost to the Hotel, additional parking spaces or facilities as are necessary to Operate the Hotel in accordance with the Operating Standard and to comply with Applicable Law. Operator shall Operate, or cause to be Operated by a third party, the Hotel’s parking facility as a department of the Hotel.

5.8                     Complexing. Operator may implement a complexing arrangement pursuant to which the Hotel and other Starwood Properties in the applicable region or area share certain goods, services and/or personnel for the purposes of achieving cost savings, upon terms reasonably determined by Operator, provided that the Hotel shall bear no more than its equitable share of the costs involved. Such complexing arrangements may include (a) shared personnel (in which case their salaries shall be allocated equitably among them based on the work performed, provided that any severance or other termination cost shall be allocated to the Hotel only if such personnel has provided at least six months of service to the Hotel), (b) shared administrative functions (including shared Technology and related services) performed in the Hotel or other Starwood Properties (in which case the office rental and other related overhead costs for such services shall be allocated equitably among them), and (c) a centralized local purchasing program in which the Hotel and other Starwood Properties participate (in which case the overhead for such program shall be allocated equitably among them). Operator shall provide to Owner (in the Operating Plan or otherwise) a reasonably complete description of any such complexing arrangement and the allocation of costs among the applicable Starwood Properties, including the Hotel. In the event that any such complexing arrangement, in Owner’s judgment, is or shall become a financial detriment to the Hotel (i.e., the Hotel’s allocable share of costs associated with such arrangement shall exceed the Hotel’s cost savings by virtue of such arrangement), Owner shall have the right to opt out of such complexing arrangements on sixty (60) days’ notice to Operator.

5.9                     Use of Affiliates by Operator. Operator may use the services of one or more of its Affiliates in performing its obligations under this Agreement; provided, however, that Owner shall not pay more for the Affiliate’s services than Operator would have been entitled to receive under this Agreement had Operator performed the services, and Operator shall be responsible for its Affiliate’s performance.

5.10              Limitation on Operator’s Obligations.

5.10.1                            Availability of Funds. Operator’s obligations under this Agreement are subject in all respects to the availability of sufficient funds from the Operation of the Hotel, or which are otherwise provided by Owner. All costs and expenses of Operating the Hotel shall be payable out of funds from the Operation of the Hotel, or which are otherwise provided by Owner, and in no event shall Operator be obligated to use its own credit or advance any of its own funds to pay any such costs or expenses for the Hotel, or defer or forego the payment of Operating Fees, System Services Charges, Reimbursable Expenses or any other amounts payable to Operator or its Affiliates. Accordingly, notwithstanding anything to the contrary in this Agreement, Operator shall be relieved from its obligations to Operate the Hotel in compliance with the Operating Standard and in accordance with this Agreement whenever and to the extent that Operator is prevented or restricted in any way from doing so by reason of (a) the occurrence of a Force Majeure event, (b) Owner’s breach of any term of this Agreement (including Owner’s failure to provide sufficient funds as required under this Agreement or Owner’s instruction to Hotel Personnel contrary to the direction or recommendation of Operator), or (c) any limitation or restriction in this Agreement on Operator’s authority or ability to expend funds in respect of the Hotel.

5.10.2                            Pre-Existing Conditions and External Events. Notwithstanding anything to the contrary in this Agreement, Operator shall have no responsibility whatsoever for the remediation, abatement, correction, cure or administration of any environmental, construction, personnel, real property or other problems that arise at the Hotel during the Term and (a) relate to the Operation or condition of the Hotel, or activities undertaken at the Hotel or on the Premises, prior to the Term, or (b) are caused by or arise from sources outside of the Hotel, and Owner shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement, correction, cure and administration of such problems, and shall take such actions in a timely manner with as little disturbance or interruption of the use and enjoyment of the Hotel as practicable. Notwithstanding the foregoing, Operator shall have the right, but not the obligation, to take appropriate steps, at Owner’s expense, to (i) comply with, or cure or prevent the violation of, any Applicable Laws as provided in this Agreement, (ii) avoid or minimize any actual or potential injury to persons or damage to the Hotel or other property, and (iii) avoid or minimize any risk of criminal or civil liability to Operator and its Affiliates.

5.11              Third-Party Areas.

5.11.1                            Third-Party Areas. The Parties acknowledge that in addition to the portions of the Hotel that are exclusively Operated by Operator or its Affiliates, there may be portions of the Hotel such as restaurant, bar or retail space that are (a) Operated by a third-party under lease, Operating, or similar agreements (“Third-Party Operated Areas”) or (b) Operated by Operator or one of its Affiliates in connection with license, consulting or similar agreements with third parties (“Third-Party Licensed Areas” and collectively with Third-Party Operated Areas, “Third Party Areas”). Other than for Third-Party Areas selected by Operator to be used in connection with a Placement Program in accordance with Section 2.2, (a) the decision to allocate any portion of the Hotel as a Third-Party Area and (b) the concept, overall design and name under which the Third-Party Area would be Operated shall be subject to the approval of Owner and Operator, each in its sole discretion, and Operator shall have the right (but not the obligation) to control the process of selecting any operators, lessees, consultants or licensors of Third-Party Areas.

5.11.2                            Third-Party Area Agreements. In the event the Parties agree that for a period of time a portion of the Hotel shall be a Third-Party Area, Owner shall have the obligation to enter into an agreement in respect of such area (a “Third-Party Area Agreement”); provided that Operator shall have the right to review and approve such agreement (and any amendment, renewal, change of control under, assignment or termination thereof) prior to execution. In the event Owner requests and Operator agrees, in its sole discretion, to supervise, direct and control the negotiation, execution and administration, in the name and on behalf of Owner, of any Third-Party Area Agreement, Operator shall have the right to engage legal counsel, at Owner’s expense, to advise and assist Operator with such Third-Party Area Agreement and Operator shall not be required to use Corporate Personnel in connection therewith. If Operator does not elect to supervise, direct or control the negotiation and execution of a Third-Party Area Agreement, then Owner shall negotiate and execute such Third-Party Area Agreement (subject to Operator’s approval rights). Notwithstanding the foregoing, Operator shall have the sole authority to supervise, direct and control the negotiation, execution and administration of any Third-Party Area Agreement for any Placement Program, without the review or approval of Owner.

5.11.3                            Responsibility for Third-Party Areas. Notwithstanding anything to the contrary in this Agreement but subject to this Section, Owner and Operator agree that any obligation of the Hotel Personnel or the Operator and its Affiliates under this Agreement to Operate the Hotel or otherwise take any actions with respect to the Hotel shall not apply to Third-Party Operated Areas except that Operator shall be authorized to administer such agreement on behalf of Owner but shall have no obligation to perform or seek to enforce any right on behalf of Owner unless Operator has received written notice from Owner requesting that Operator perform any specified obligation or enforce any specific right on its behalf and Operator, in its sole discretion, agrees in writing to perform such obligation or seek to enforce such right. Notwithstanding anything to the contrary in this Agreement but subject to this Section, Owner and Operator agree that Operator shall supervise, direct and control the Operations of any Third-Party Licensed Area as a department of the Hotel pursuant to the terms of this Agreement and the applicable license or consulting agreement so long as such agreement is approved by Operator in accordance with Section 5.11.2. In furtherance of the foregoing, Owner and Operator acknowledge and agree that (i) in the event of a conflict between the Third Party Area Agreement and this Agreement, this Agreement shall govern and (ii) all actions taken or not taken by Operator in respect of such Third Party Area Agreement, including without limitation exercise of a right, authority or discretion with respect thereto and resolution of any disputes or alleged breaches between Owner and Operator and/or Third-Party Claims, shall be governed by the terms of this Agreement. Owner further acknowledges and agrees that notwithstanding anything herein or in the Third-Party Area Agreement to the contrary, no delegation of authority by Owner to Operator shall in any manner limit the rights of Operator to act on its own behalf as third-party beneficiary or otherwise to the Third-Party Area Agreement to the extent provided therein.

5.11.4                            Operating Standard. All Third-Party Areas shall be designed and constructed in accordance with clauses (a) and (b) of the Operating Standard, the Fire and Life Safety Standards and any other standards reasonably required by Operator or the operator, lessee, consultant or licensor of the Third-Party Area. Owner shall cause all Third-Party Operated Areas to be Operated in accordance with all Applicable Laws and clauses (a) and (b) of the Operating Standard and, in furtherance thereof, establish and cause the operator or lessee of any Third-Party Operated Area to maintain a suitable reserve account for routine capital improvements to the Third-Party Operated Area.

5.11.5                            Food and Beverage Requirements. If the Hotel does not have a separate room service/banquet kitchen, then Owner shall require at least one of the operators or lessees of a Third-Party Area restaurant to (1) serve breakfast, lunch and dinner; (2) prepare and supply food (and if requested by Operator beverages) for room service on a 24 hours a day/7 days a week basis utilizing menus consistent with the Operating Standard and subject to Operator’s approval and at prices established by Operator; and (3) at Operator’s election, prepare and supply food (and if requested by Operator beverages) utilizing menus consistent with the Operating Standard and subject to Operator’s approval and at prices established by Operator for banquets, catering and any other F&B operations of the Hotel, and in each of (2) and (3), the Third-Party Area’s charge to the Hotel (or operator or lessee of another Third Party Area if applicable) for the provision of such services shall be agreed upon by Owner, Operator, the operator or lessee of the other Third Party Area if applicable, and the Third-Party Area operator or lessee. All services (including food delivery to guests and event planning) for banquets, catering and room service shall be supervised, directed and controlled by Operator and the revenues from all such operations shall be collected by the Hotel (and included in GOR) and the expenses of the Hotel from all such operations shall be included in Operating Expenses.

5.12              Hotel Spa/Fitness Areas.

5.12.1                            Spa and/or Fitness Areas. Each of the spa, pool and fitness facilities, if any (collectively, the “Spa and/or Fitness Areas”), shall be either (a) a component of the Hotel to be Operated by Operator as a department of the Hotel pursuant to this Agreement or (b) a Third-Party Area Operated under a concept of spas, pools and/or fitness facilities (a “Spa and/or Fitness Brand”) that is consistent with the Operating Standard and approved by Operator. The decision whether to have a Spa and/or Fitness Area Operated by Operator or a Third-Party Operator shall require the approval of both Owner and Operator, and pending any such approval the prior practice would be continued by the Parties. Notwithstanding the foregoing or any other provision to the contrary in this Agreement, if Operator or an Affiliate leases, Operates or franchises a concept of spas, pool and/or fitness facilities in association with the Brand, including if Operator or an Affiliate has a master relationship with a third party in respect of the Brand (such brand, a “Spa and/or Fitness Relationship Brand”), Operator or its Affiliate shall have the right to require that the Operations of the Spa and/or Fitness Areas are Operated by Operator as a department of the Hotel under such Spa and/or Fitness Relationship Brand so long as there is no additional license, management or rental fee required to be paid by Owner. Owner acknowledges and agrees that such third party owner of the Spa and/or Fitness Relationship Brand may have shelf-space and product requirements for the spa which include purchasing products from Bliss World LLC or from another products company (which products company may or may not be a subsidiary or other Affiliate of Starwood) (collectively, a “Required Products Company”), which purchases will be governed by Section 5.6.3 hereof; provided, however, with respect to products that are to be displayed on shelf-space not required to be reserved for products provided by any Required Products Company, Owner and Operator shall reasonably agree on such retail spa products subject to any required approval and/or procurement rights of such third party owner of the Spa and/or Fitness Relationship Brand. If Operator determines that documentation in addition to this Agreement is necessary in connection with a Spa and/or Fitness Area, Owner shall negotiate in good faith and in a timely manner with the Operator or its Affiliate or a third-party as determined by Operator to agree on definitive terms of such agreement. In furtherance of the foregoing, Owner agrees that Operator may collaborate and exchange information (including financial information) with the owner and/or licensor of the Spa and/or Fitness Brand with respect to the use of the Spa and/or Fitness Brand for operation of the Spa and/or Fitness Area.

5.12.2                            Spa and/or Fitness Relationship Brand. The Parties acknowledge and agree that, as of the Effective Date, each of the Spa and/or Fitness Areas are components of the Hotel to be Operated by Operator and for the spa area to be so Operated under the Spa and/or Fitness Relationship Brand: Remède Spa.

5.13              Use of Hotel. The Hotel shall be used solely for the Operation of the Hotel under the Brand as a full-service lodging facility and for related approved purposes in accordance with the Brand Standards, and shall not be used for any other purpose or activity without Operator’s prior written consent, which consent may be withheld in Operator’s sole and absolute discretion. Without limiting the foregoing, Owner shall not (a) Operate or permit to be Operated (and Operator shall not be required to Operate) any casino or gaming activities at the Hotel (except those which are incidental to a event being held at the Hotel), (b) grant to any Person (other than pursuant to Section 5.11) the right to use any facilities or amenities at the Hotel, or (c) sell or market any residential product at the Hotel.

Article 6

SYSTEM SERVICES

6.1                     System Services. Owner acknowledges that (a) certain centralized services are provided or made available to the Operated Brand Hotels (the “System Services”), and (b) the System Services are an essential element in maintaining conformity in the operation of the Operated Brand Hotels. Any System Services to be provided under this Agreement may be provided by Operator, Starwood or an Affiliate of either of them (the “Starwood System Services”), or by a third party designated by Operator, Starwood or an Affiliate of either of them (the “Third-Party System Services”).

6.1.1                                   Mandatory System Services. Owner acknowledges and agrees that (a) the Hotel shall participate in all System Services which are mandatory for substantially all of the Operated Brand Hotels, and (b) Owner shall pay all System Services Charges for, and comply with all terms and requirements of, such mandatory System Services.

6.1.2                                   Optional System Services. Owner shall have the right, but not the obligation, to have the Hotel participate in any System Services that Operator, in its discretion, may make available from time to time to the Operated Brand Hotels as an optional System Service. If Owner elects to participate in any optional System Service, Owner shall pay all System Services Charges for, and comply with all terms of, such optional System Services. If Owner elects to terminate the Hotel’s participation in any optional System Service, Owner shall provide at least 90 days notice to Operator prior to such termination, provided, however, that if Owner elects to terminate the Hotel’s participation in any optional System Service in conjunction with the termination from such optional System Service of at least four other Operated Brand Hotels owned or leased by Owner or any of its Affiliates, then Owner shall provide at least 12 months notice to Operator prior to such termination.

6.2                     System Services Charges.

6.2.1                                   Basis for System Service Charges. The amounts charged to the Hotel for the System Services (the “System Services Charges”) shall be determined on the same basis as such amounts are determined for substantially all of the other Operated Brand Hotels that are participating in such System Services, and may include amounts reasonably calculated to cover the overhead and other costs incurred by Operator, Starwood or their Affiliates (as applicable) in providing (or arranging for the provision of) such System Services, including: (i) compensation and employee benefits of Corporate Personnel involved in providing the System Services, (ii) recovery of development costs and promotion costs for such System Services, (iii) costs of equipment employed in providing the System Services, and (iv) costs of Operating, maintaining and upgrading the System Services. In addition, Owner shall pay all costs for the installation and maintenance of any Technology and services at the Hotel used in connection with the System Services. Operator, its Affiliates and any third-party providing any System Services shall have the right to increase or decrease any or all of the System Services Charges from time to time, upon 60 days notice to Owner, provided that any such changes in the System Services Charges are applied on the same basis to substantially all of the Operated Brand Hotels.

6.2.2                                   Profit Component. The System Services Charges for the mandatory Starwood System Services provided to the Operated Brand Hotels shall not include a profit component (i.e., a mark-up in addition to the cost items described in Section 6.2.1). Owner acknowledges that from time to time there might be a current surplus or current deficit of funds for any one or more System Services, and that any retention of funds for use at a later date (including interest earned thereon) shall not constitute a profit. However, the System Services Charges for Third-Party System Services and optional Starwood System Services may include a profit component. In addition, Operator and its Affiliates shall have the right to include a profit component in any amount charged for Starwood System Services provided to any Person other than owners of Operated Brand Hotels. Furthermore, Operator and its Affiliates shall have the right to retain a reasonable profit on any agreements negotiated with third parties pursuant to which such third parties contribute funds (for marketing, promotional or other purposes) to the funds available for the payment of System Services costs and expenses.

6.2.3                                   Payment to Third Parties. Operator shall have the right (but not the obligation) to pay (directly or through an Affiliate) any amounts due to a third-party for any Third-Party System Services provided to the Hotel, in which case such amounts shall constitute Reimbursable Expenses.

6.3                     Modification of System Services. Operator shall have the right to (a) modify the structure, scope, delivery, fees, costs and terms of any System Services, (b) add a new, or discontinue an existing, System Service, or (c) make a mandatory System Service optional, or make an optional System Service mandatory, as Operator deems advisable from time to time, each such change to be implemented upon no less than 60 days notice to Owner, provided that any such changes in the System Services are similarly applied to substantially all of the Operated Brand Hotels.

Article 7

OPERATOR IPR

7.1                     Use of Operator IPR. As part of Operator’s services under this Agreement for the Operation of the Hotel, Operator shall (a) Operate the Hotel under the Hotel Name identified in Exhibit A using the Brand, and (b) use any Operator IPR in the Operation of the Hotel as Operator deems appropriate or advisable. Operator shall have the sole and exclusive right to determine the form of presentation and use of any Operator IPR in the Operation of the Hotel. Operator reserves the sole right and discretion to: (i) establish Operating standards for the use of any Operator IPR for the Hotel, which must be satisfied as a condition of Operating the Hotel under the Brand or Category applicable to the Hotel, and (ii) require Owner, Hotel Personnel and any other Person Operator deems necessary to sign a confidentiality agreement as a condition to the disclosure and/or use of any Operator IPR by such Person, which shall supplement the terms set forth in Article 9 and (iii) inspect all uses of the Operator IPR by Owner including at the Premises, to determine compliance with this Agreement.

7.2                     New or Modified Trademarks. Notwithstanding the foregoing in Section 7.1, Operator may designate one or more new, modified or replacement Trademarks, without Owner’s consent, including, to reflect changes in the Brand identification or to comply with settlement agreements, or Applicable Law, and may require the use of any such Trademarks in the Operation of the Hotel provided that Operator may not change the Hotel Name without Owners consent unless such name change is required to conform with a change in the name of the Brand and is applicable to substantially all Operated Brand Hotels. Owner shall pay all actual expenses associated with implementing such new, modified or replacement Trademarks as an Operating Expense, subject to the provisions of this Agreement relating to the Operating Plan. Notwithstanding anything to the contrary aforesaid, however, Owner’s consent shall be required for Operator’s designation of any new, modified or replacement Trademark for the Hotel unless Operator is effecting a similar designation at substantially all of the Operated Brand Hotels and the cost of such designation is equitably allocated among all the affected Operated Brand Hotels.

7.3                     Acknowledgment of Operator’s Rights. Owner acknowledges the rights of Operator and its Affiliates in and to the Operator IPR and agrees that (a) Owner has not acquired, and Owner will not represent in any manner that Owner has acquired, in any manner any ownership rights in the Operator IPR; (b) Operator may use and grant to others the right to use any Operator IPR, except as expressly provided otherwise in this Agreement; (c) the restrictions and limitations with respect to Owner’s use of the Operator IPR under this Agreement apply to all forms and formats, including print, video, electronic and other media, and all other identifications and elements used in commerce; (d) all goodwill associated with the Operator IPR is the property of Operator and its Affiliates and shall inure directly and exclusively to the benefit of Operator and its Affiliates. Owner shall not use any of the Operator IPR in any manner for any purpose whatsoever, including (i) using any Trademarks in (x) its legal name or any other trade or assumed name under which Owner does business, (y) any advertisements, publications, websites, domain names or other materials or information disseminated to the general public, or (iii) any prospectus, offering circular, or marketing materials, in each case without Operator’s prior written consent, and if consented to by Operator, then only as expressly permitted in (and subject to such restrictions as may be set forth in) such written consent or (ii) using any other Operator IPR (including Brand Indicia) in connection with the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of any building other than the Hotel or another building in the Project. Owner acknowledges and agrees that no default by Operator under this Agreement, or the expiration or termination of this Agreement, shall confer on Owner or any Person claiming by or through Owner, any right or remedy to use any of the Operator IPR in the Operation of the Hotel or otherwise. Nothing contained in this Section 7.3 shall prohibit Owner from generally disclosing its ownership of the Hotel.

7.4                     Infringement. Owner agrees that, during the Term and thereafter, Owner shall not, directly or indirectly, (a) apply for any rights or interests in the Operator IPR in any jurisdiction, (b) infringe Operator’s rights in the Operator IPR in any way, (c) contest or aid others in contesting the validity, ownership or right to use the Operator IPR, or (d) take any other action to dilute, tarnish or otherwise misuse the Trademarks or any other Operator IPR or otherwise in derogation of the Operator IPR. Owner promptly shall notify Operator of any unauthorized attempt to use any of the Operator IPR, including any colorable variation of the Trademarks, or any legal action instituted against Owner with respect to any Operator IPR. Owner shall assist Operator and its Affiliates, at no expense to Owner, in taking such action as Operator may request to stop such activities, but shall take no action nor incur any expenses on Operator’s behalf without Operator’s prior written approval, which may be withheld in its sole and absolute discretion. Operator shall have the right to select legal counsel and control all litigation with respect to any action brought against Owner or Operator by a third party with respect to the Operator IPR. If Operator undertakes the defense or prosecution of any litigation relating to the Operator IPR, Owner shall execute any and all documents and take or not take such other actions as may, in the opinion of Operator’s legal counsel, be reasonably necessary to carry out such defense or prosecution, and Operator shall reimburse Owner for its actual out-of-pocket expenses in taking any such actions. This Section 7.4 shall survive the expiration or termination of this Agreement.

7.5                     Improvements. All improvements to Operator’s system for Operating the Operated Brand Hotels or hotels in the applicable Category (and all improvements to any Operator IPR) whether functional, design or conceptual in nature that are developed or suggested by Owner, any of its Affiliates, its agents, or any third party engaged thereby or otherwise acting on its behalf (the “Improvements”) and all Intellectual Property Rights therein or arising therefrom are hereby irrevocably assigned by Owner to Operator and upon creation shall be and become the exclusive property of Operator, and neither Owner nor any of its Affiliates, nor any third parties engaged by Owner or its Affiliates, shall have any ownership rights in any Improvements or any Intellectual Property Rights therein or arising therefrom. Operator shall have the exclusive rights to all Intellectual Property Rights in and to the System Improvements, and to register and protect such System Improvements in Operator’s own name to the exclusion of Owner, its Affiliates, or any third party engaged by Owner or its Affiliates. Owner agrees to execute, or cause the execution of, whatever assignment or other documents Operator may request to evidence its ownership or to assist Operator in securing Intellectual Property Rights to the System Improvements.

7.6                     Internet Marketing. Owner may promote the Hotel through the Internet only in accordance with this Agreement, the Brand Standards and all Applicable Laws. Owner shall not, without the prior written consent of Operator, (i) bid on or purchase placement rights for any keywords or adwords that incorporate any of the Trademarks or anything confusingly similar thereto, or (ii) use any advertising method that creates or overlays links or banners on websites by using the Trademarks or anything confusingly similar thereto. Any use of the Trademarks on the Internet shall inure to the benefit of Operator.

7.7                     Property Websites. Owner acknowledges and agrees that if it creates a website, or has a website created on its behalf, to promote the Hotel (the “Property Website”), Owner shall do so in accordance with this Agreement, the Brand Standards (including all Brand website design standards), and all Applicable Laws. Owner agrees that the Property Website (a) shall not be Operated under an Internet domain name or uniform resource locator (URL) that uses any of the Trademarks or anything confusingly similar thereto, without Operator’s written consent; (b) shall not include content that infringes third party Intellectual Property Rights or is objectionable, abusive or otherwise inappropriate or illegal; (c) shall have as its exclusive online booking functionality a hyperlink to one or more websites Operated by Operator or any Affiliates; (d) shall be hosted by a reputable Operator; (e) shall contain prominent terms of use that include Operator’s privacy policy and an express disclaimer of responsibility on the part of Operator and its Affiliates; (f) shall not collect personal information without Operator’s approval (in its sole and absolute discretion) and if approved, may only be used for marketing communications if scrubbed against the central database maintained by Operator or its Affiliates to suppress individuals who have opted out of receiving communications; (g) shall not include metatags (information embedded in the website code) that incorporate any of the Trademarks or anything confusingly similar thereto without Operator’s written consent. If Owner owns or has registered (or has had any other Person do so on its behalf) any domain name or URL that uses any of the Trademarks or anything confusingly similar thereto, Owner shall promptly assign such domain name or URL to Operator or an Affiliate as directed by Operator.

Article 8

MARKETING

8.1                     Hotel Marketing.

8.1.1                                   Hotel Marketing Program. In accordance with Section 5.1, Operator shall develop and implement a specific marketing program for the Hotel (in addition to the general Brand marketing provided as part of the System Services) as an Operating Expense. Owner shall not publish any marketing, advertising or promotional materials or otherwise implement any marketing, advertising or promotion program for the Hotel on its own, including creating a website to promote the Hotel, without Operator’s prior approval.

8.1.2                                   Development and Implementation. The development and implementation of the Hotel’s specific marketing program shall be effected substantially by Hotel Personnel, with periodic assistance from Corporate Personnel with marketing expertise and in accordance with the Operating Plan. The Hotel’s specific marketing program shall comply with the marketing, advertising and promotions policies and guidelines and corporate identity requirements established by Operator (which may be modified from time to time). Operator shall have the right to engage a Person on behalf of Owner to perform such marketing, advertising and promotional activities for the Hotel pursuant to this Article 8.

8.1.3                                   Marketing Content. Operator shall have the right to obtain, or at the request of Operator, Owner shall obtain and provide to Operator, as an Operating Expense, photographs, descriptive content and other media, such as video and floor plans, relating to the Hotel (including all Third-Party Areas) (collectively, “Content”) from time to time, in accordance with Operator’s specifications for such Content. All Content used or submitted by Owner to Operator and any of its Affiliates must be complete and accurate. Owner must have all necessary rights thereto (including all necessary Intellectual Property Rights thereto), and Owner shall ensure that any such Content (including Content obtained from a third party) includes unlimited and perpetual usage rights for the benefit of Operator and its Affiliates.

Article 9

CONFIDENTIALITY

9.1 Disclosure by Owner. Owner acknowledges that Operator and its Affiliates will provide certain Confidential Information to Owner in connection with the Operation of the Hotel, and that such Confidential Information is proprietary to Operator and its Affiliates, and includes trade secrets. Accordingly, during the Term and thereafter: (a) Owner shall not use the Confidential Information in any other hotel, business or activity, and Owner acknowledges such use would be an unfair method of competition; (b) Owner shall use all commercially reasonable efforts to maintain the confidentiality of, and shall not disclose to any third Person (including the media), any Confidential Information or the terms of this Agreement, except to its Authorized Recipients, but only on a “need to know” basis in connection with its ownership of the Hotel and only during the Term; (c) except as authorized by Operator in writing, Owner shall not make copies of any portion of the Confidential Information disclosed in written, electronic or other form; and (d) Owner shall make commercially reasonable efforts to ensure that none of its Authorized Recipients uses, discloses or copies any Confidential Information, disclose any terms of this Agreement or take any other actions that are otherwise prohibited under this Section 9.1 Notwithstanding the foregoing, the restrictions on the use and disclosure of Confidential Information shall not apply to information or techniques which are or become generally known in the lodging industry (other than through disclosure by Owner or any Authorized Recipient), or to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies. Owner acknowledges that the disclosure or unauthorized use of information in violation of this Section 9.1 will cause irreparable injury to Operator and/or its Affiliates, for which monetary damages would not provide an adequate remedy. This Section 9.1 shall survive the expiration or termination of this Agreement.

9.2 Disclosure by Operator. During the Term and thereafter, (a) Operator shall use all commercially reasonable efforts to maintain the confidentiality of, and not disclose to any third Person (including the media), any terms of this Agreement, or financial information regarding the Operation of the Hotel, except in each case (i) to its Authorized Recipients on a “need to know” basis in connection with the Operation of the Hotel, and (ii) to the extent specific information regarding the Hotel is customarily provided in the industry (for example financial information regarding the Operation of the Hotel), to Smith Travel Reports and similar data gathering and reporting Persons, provided that the Hotel’s information is not individually identified in any such reporting, and (b) Operator shall use commercially reasonable efforts to ensure that none of its Authorized Recipients discloses any terms of this Agreement or any financial information regarding the Operation of the Hotel (except as otherwise permitted hereunder) or take any other actions that are otherwise prohibited under this Section 9.2. Notwithstanding the foregoing, the restrictions on disclosure and use of Confidential Information shall not apply to information which is or becomes generally known in the lodging industry (other than through disclosure by Operator or its Authorized Recipients), or to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies. Operator acknowledges that the disclosure or unauthorized use of information in violation of this Section 9.2 will cause irreparable injury to Owner and/or its Affiliates, for which monetary damages would not provide an adequate remedy. This Section 9.2 shall survive the expiration or termination of this Agreement.

9.3 Public Statements. The Parties shall consult with each other on all press releases and other public statements relating to the Hotel and neither Party shall issue any press release or other public statement relating to the Hotel without the prior written approval of the other Party (and Owner shall cause any party to a Third-Party Area Agreement not to issue any press release or other public statement relating to the Hotel without the prior written approval of Operator), except for any press release or other public statement required under Applicable Law (including reporting requirements applicable to public companies), in which case the issuing Party (if practicable under the circumstances) shall provide the other Party with a reasonable opportunity to review and comment upon any such statement prior to its issuance.

Article 10

BOOKS AND RECORDS

10.1                        Maintenance of Books and Records. Operator shall keep books of account and other records relating to or reflecting the results of the Operation of the Hotel in accordance with GAAP and, to the extent applicable, the Uniform System, consistent with the then existing policies and standards applicable to the Operated Brand Hotels. All books of account and other financial records of the Hotel shall be made available to Owner at the Hotel at all reasonable times for examination, audit, inspection and copying. All of the financial books and records of the Hotel (other than any Operator IPR included therein) shall be the property of Owner. Owner shall not have the right to access or review any systems, materials, documents or data containing information, designs, or intellectual property in which Operator holds Operator IPR, including the books and records without the express written consent of Operator, which may be withheld in its sole and absolute discretion. For the avoidance of doubt, all references to the books of account of the Hotel, financial records of the Hotel, financial results of the Operation of the Hotel, and the financial statements of or other reports relating to the Hotel expressly exclude such records, reports and statements for Third-Party Operated Areas (except to the extent of inclusion in the calculation of GOR of the TPOA Net Operating Income provided by Owner to Operator pursuant to Section 10.2).

10.2                        Financial Reports. Operator shall cause to be prepared reasonably detailed monthly operating reports, based on information available to Operator, that reflect the financial results of the Operation of the Hotel for each month of each Operating Year, in a format (which may be modified from time to time) substantially similar to the operating reports provided by Operator or its Affiliates for other Operated Brand Hotels (the “Operating Reports”). For purposes of calculating GOR, Owner shall provide to Operator a statement of TPOA Net Operating Income for each Third-Party Operated Area for the previous calendar month within five (5) business days of the last day of such month. Operator shall deliver each Operating Report to Owner on or before the 20th day of the month following the month (or partial month) to which such Operating Report relates.

10.3                        Annual Financial Reports. Operator shall cause to be prepared and delivered to Owner no later than April 30 of each Operating Year (beginning with April 30 of the second Operating Year), financial statements for the Hotel (and not Owner) for the preceding Operating Year (consisting of a balance sheet and a profit and loss statement), which shall include a representation from the director of finance of the Hotel or other financial designee of the Operator to the effect that, subject to any qualifications therein, the financial statements fairly present, the financial position and results of operations of the Hotel for the Operating Year then ended (the “Annual Financial Statements”). The Annual Financial Statements shall include a statement of the amount of Additional Capital Improvements made by Owner during the Operating Year then ended. Notwithstanding the foregoing, Operator shall not be obligated to prepare such statements if Owner does not supply all information necessary for Operator to cause the Annual Financial Statements to be prepared, or such information is not otherwise available to Operator. Nevertheless, Owner shall deliver to Operator any other financial statements relating to the Hotel that are prepared by or for Owner. The Annual Financial Statements delivered pursuant to this Section 10.3, and all information therein, shall be binding and conclusive on the Parties, except for manifest error or fraud, or if either Party delivers notice to the other Party of its objection thereto, setting forth in reasonable detail the nature of such objection, within 90 days after the delivery of such Annual Financial Statements. If the Parties are unable to resolve any disputes with respect to the matters set forth in the Annual Financial Statements within 90 days after delivery by either Party of such notice, either Party may submit such dispute for resolution in accordance with Article 17.

10.4                        Consultation with Senior Executive Personnel. Upon Owner’s reasonable request, Operator shall cause the Senior Executive Personnel and, as appropriate, Operator’s designated Corporate Personnel having area or regional oversight of Operator’s Operations to be available to consult with and advise Owner or Owner’s designees regarding the Operation of the Hotel, provided that the frequency of such consultations does not interrupt or otherwise impact Operation of the Hotel.

Article 11

TRANSFERS

11.1                        Transfers Restricted. Except as otherwise permitted in Article 13 or this Article 11, neither Party shall make, permit or be subject to any Transfer without the prior consent of the other Party, which may be withheld in such Party’s sole and absolute discretion. In addition to the remedies provided in Article 16, any Transfer by a Party in violation of the terms of this Article 11 shall be void and of no force or effect.

11.2                        Permitted Transfers by Operator. Notwithstanding the provisions of Section 11.1, but subject to Section 11.6, Operator shall have the right, without Owner’s consent, to effect any Assignment, in whole or in part, to (a) any Affiliate of Operator, or (b) any Person that acquires, whether by purchase of stock or assets, merger, consolidation, reorganization or other corporate-level transaction, all or substantially all of the business and assets of Operator and/or its Affiliates related to the Operation of the Operated Brand Hotels. If Operator effects an Assignment to an Affiliate of Operator, Operator shall continue to be liable hereunder to the same extent as though such Assignment had not been made unless such Affiliate Operates at least a majority of the Operated Brand Hotels.

11.3                        Permitted Transfers by Owner. Notwithstanding the provisions of Section 11.1 and subject to Section 11.6, as long as Owner is not in breach of this Agreement or any other agreement with Operator or any of its Affiliates relating to the Hotel, Owner shall have the right to effect any Hotel Transfer or Transfer of Ownership Interests, provided that each of the following conditions is satisfied.

(a)         Owner provides notice to Operator at least 30 days prior to the Transfer, specifying in reasonable detail the nature of the Transfer, including an update to Section II (“Owner Information”) of Exhibit A showing all Parent Companies and Equity Owners owning at least a 10% direct or indirect interest in Owner, if any, both prior to and after such proposed Transfer and the nature and extent of their respective Ownership Interests, and such additional information as reasonably requested by Operator;

(b)         neither the transferee nor any of its Parent Companies or Equity Owners, is a Prohibited Person;

(c)          in the case of a Hotel Transfer or Transfer of Control, in Operator’s reasonable judgment, the transferee has sufficient financial resources and liquidity to satisfy Owner’s ongoing financial obligations to Operator and its Affiliates under this Agreement and all other agreements relating to the Hotel (for the avoidance of doubt, this paragraph (c) shall not apply to a Transfer of Ownership Interests that, by itself or collectively with one or more other related Transfers, would not result in a Transfer of Control; and

(d)         in the case of a Hotel Transfer, Owner’s entire interest in this Agreement is assigned to the transferee, and the transferee assumes all obligations of Owner under this Agreement in writing (whether arising prior or after the Assignment, including all obligations and liabilities including vacation, sick leave, severance and other benefits based on length of service accrued for Hotel Personnel as of the effective date of the Assignment), and Owner provides Operator with a copy of such written assignment and assumption agreement, together with copies of all other documents effecting such Hotel Transfer, within 10 days following the date of the Transfer.

11.4                        Publicly Traded Securities; Non-Voting Ownership Interests; Natural Persons.

11.4.1              Publicly Traded Securities. Notwithstanding anything to the contrary in Sections 11.1 and 11.2, the Transfer of any publicly traded Ownership Interests in a Party or any Parent Company through any internationally recognized stock exchange or the automated quotation system of the National Association of Securities Dealers, Inc. (or any successor system), or an initial public offering of Ownership Interests in a Party or any Parent Company, shall not be subject to the restrictions on Transfers set forth in Sections 11.1 and 11.2; provided, however, that in addition to any other rights and remedies of Operator under this Agreement or Applicable Law,

Operator shall have the right to terminate this Agreement effective upon written notice to Owner if (x) Owner directly or indirectly acquires, is acquired by, or otherwise becomes, a Prohibited Person or (y) there is a Transfer of Control in Owner to a Prohibited Person.

11.4.2              Non-Voting Ownership Interests. Notwithstanding anything to the contrary in Sections 11.1 and 11.3, any Transfer of any non-controlling Ownership Interest in Owner or any Parent Company to financial investors shall not be subject to the restrictions on Transfers set forth in Section 11.1 and 11.3 so long as any such Transfer of such Ownership Interests: (i) involves only non-controlling investors; (ii) does not involve any controlling Ownership Interests in any Person that manages, controls or is otherwise involved in the day-to-day business operations of Owner or any Parent Company that controls Owner; (iii) will not result in any change in the right to direct or control the day-to-day business operations of Owner or any Parent Company that controls Owner, and (iv) such financial investor is not a Prohibited Person, shall not be subject to the restrictions on Transfers set forth in Sections 11.1 and 11.3. For purposes of this Section 11.4.2, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

11.4.3              Natural Persons. Notwithstanding anything to the contrary in Sections 11.1 and 11.3, (i) any Transfer of Ownership Interests in Owner or any Parent Company to a Person that is not a Prohibited Person as the result of the death of a natural person (by will or operation of law), and (ii) any Transfer of Ownership Interests in Owner or any Parent Company in connection with estate planning by a natural person to or for the benefit of a spouse, son, daughter or other person related to such natural person by blood or marriage that, in each case, is not a Prohibited Person, shall not be subject to the restrictions on Transfers set forth in Sections 11.1 and 11.3.

11.5                        Effect of Permitted Transfer. A consent to any particular Transfer shall not be deemed to be a consent to any other Transfer or a waiver of the requirement that consent be obtained in the case of any other Transfer. Upon any Hotel Transfer by Owner or Assignment by Operator (whether permitted under this Article 11 or consented to by the other Party), the transferor shall be relieved of all liabilities and obligations under this Agreement accruing from and after the effective date of such Transfer, except as otherwise provided in the final sentence of Section 11.2. No such Transfer shall relieve the transferor from its liabilities or obligations under this Agreement accruing prior to the effective date of the Transfer.

11.6                        Prohibition on Partial Transfers. Notwithstanding anything set forth in this Agreement to the contrary, Owner acknowledges that in order for Operator to successfully fulfill its obligations hereunder, all of the components of the Hotel need to be under common ownership. Therefore, Owner agrees that regardless of the ownership structure of the Hotel (e.g., fee simple, condominium, fractional, etc.), Owner is prohibited from engaging in a Transfer that (i) Transfers any portion of the Hotel or the Premises independent of a Transfer of its entire interest, or (ii) Transfers its interest in the Hotel or the Premises to more than one party.

Article 12

INSURANCE AND INDEMNIFICATION

12.1              Insurance.

12.1.1                            Insurance Policies. Owner, at its expense, shall obtain and maintain for the entire Term the insurance policies required under the Insurance Requirements set forth as Exhibit D. Owner acknowledges that Operator needs the flexibility to modify the Insurance Requirements to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting the hotel industry and its risks, as they may change from time to time.

Accordingly, Owner agrees that Operator shall have the right to modify the Insurance Requirements as Operator deems advisable from time to time, each such change to be implemented upon no less than 60 days notice to Owner, provided that any such changes in the Insurance Requirements are applied to substantially all of the Operated Brand Hotels. In addition, Operator shall have the right, in its reasonable discretion, to require additional insurance to cover any special or unusual condition or risk at the Hotel.

12.1.2                            Insurance Program. Operator or its Affiliates may, in its discretion, make insurance programs available to Owner (the “Insurance Program”). Owner shall have the right to elect to participate in the Insurance Program to the extent made available to Owner, or obtain such insurance policies from third-party insurers; provided, however, that if any Hotel Personnel are the employees of Operator or its Affiliates, Operator shall have the right to require that Owner obtain any worker’s compensation, crime and employment practices liability insurance policies through the Insurance Program. Owner acknowledges that (a) the premiums charged under the Insurance Program include certain third-party pass-through costs, such as brokers’ commissions and insurance services performed by third parties, and (b) some or all of the insurance in the Insurance Program may be provided by an Affiliate, and such Affiliate will have a profit or loss for its insurance business from time to time, depending on the amount of premiums received, and claims paid, by such Affiliates during the relevant period. If Owner participates in the Insurance Program and elects to opt out of the Insurance Program for any insurance policy, Owner shall give Operator at least 60 days notice prior to the scheduled effective date or renewal of such insurance policy.

12.1.3                            Evidence of Insurance. Owner (for insurance policies obtained through third-party insurers) and Operator (for insurance policies obtained through the Insurance Program) shall provide the other Party with insurance certificates evidencing that the insurance policies comply with the Insurance Requirements. The insurance certificates shall be provided to the other Party as soon as practicable prior to (a) the effective date of coverage for a new insurance policy, or (b) the date of renewal for an existing insurance policy. In addition, upon a Party’s request, the other Party promptly shall provide to the requesting Party a schedule of insurance obtained by such Party, listing the insurance policy numbers, the names of the insurers, the names of the Persons insured, the amounts of coverage, the expiration dates and the risks covered thereunder. If Owner does not provide evidence of insurance for any one or more insurance policies required under the Insurance Requirements then Operator shall have the right to obtain such insurance and cause the premiums for any insurance required to be maintained under this Section 12.1 to be paid using funds from the Operating Account or the Reserve Fund, in which case Owner shall replenish the Operating Account or Reserve Fund in the amount of such withdrawal by Operator within 30 days after notice to Owner.

12.1.4                            Incidents Covered by Insurance. Operator promptly shall (a) cause to be investigated all loss, damage to or destruction of the Hotel, as it becomes known to Operator, and report to Owner any such incident that is material, together with the estimated cost of repair of such loss, damage or destruction, (b) at the request of Owner, prepare or cause to be prepared all reports required by any insurance company regarding the event resulting in such loss, damage or destruction, acting as sole agent for all other named insureds, additional insureds, and loss payees; and (c) retain on behalf of Owner, at Owner’s expense, all consultants and experts, including architects, engineers, qualified and reputable third party Fire and Life Safety Consultants, accountants and attorneys, as Operator reasonably deems necessary or advisable, in analyzing any loss, damage or destruction, determining the nature and cost of the repair and presenting any proofs of loss or claims to any insurers and (d) cause to be investigated all accidents and claims for damage relating to the Operation and maintenance of the Hotel, as they become known to Operator, and report to Owner any such incident resulting in claims or losses in excess of $25,000 (as such amount shall be increased on January 1 of each Operating Year to reflect the percentage increase in the Index from January 1, 2010).

12.2                        RELEASE FROM LIABILITY FOR INSURED CLAIMS. EACH PARTY HEREBY RELEASES THE OTHER PARTY, AND ITS AFFILIATES, AND THEIR PARTNERS, MEMBERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND THE SUCCESSORS AND ASSIGNS OF EACH OF FOREGOING, FROM ANY AND ALL LIABILITY, DAMAGE, LOSS, COST OR EXPENSE INCURRED BY THE RELEASING PARTY (WHETHER OR NOT DUE TO THE NEGLIGENCE OR OTHER ACTS OR OMISSIONS OF THE PERSONS SO RELEASED) TO THE EXTENT SUCH LIABILITY, DAMAGE, LOSS, COST OR EXPENSE IS PAID TO THE RELEASING PARTY UNDER THE APPLICABLE INSURANCE POLICY.

12.3              Indemnification.

12.3.1                            Indemnification by Owner. Subject to Sections 12.3.3 and 12.3.4, Owner shall defend, indemnify, and hold harmless Operator and its Affiliates, and their respective trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Operator Indemnified Parties”) for, from and against any and all Third-Party Claims, except to the extent such Third-Party Claims are caused solely by Operator’s Gross Negligence or Willful Misconduct. All third-party, out of pocket liabilities, damages, fines, penalties, costs or expenses including reasonable attorney’s fees and expenses and other reasonable costs for defense settlement and appeal (collectively, “Costs”) incurred by Owner in connection with its obligations under this Section 12.3.1 shall, to the extent the same arise out of a matter related to the Operation (as opposed to the ownership) of the Hotel, constitute Operating Expenses.

12.3.2                            Indemnification by Operator. Subject to Sections 12.3.3 and 12.3.4, Operator shall defend, indemnify, and hold harmless Owner and its Affiliates, and their respective trustees, beneficiaries, directors officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Owner Indemnified Parties”) for, from and against any and all Third-Party Claims that any Owner Indemnified Parties incur to the extent such Third-Party Claims are caused solely by Operator’s Gross Negligence or Willful Misconduct. No Costs incurred by Operator in connection with its obligations under this Section 12.3.2 shall constitute Operating Expenses.

12.3.3                            Insurance Coverage. Notwithstanding anything to the contrary in this Section 12.3, the Parties shall first tender to the insurer under the insurance policies covering such Third-Party Claim. If such insurance policies are subject to a deductible or self-insured retention, the Indemnified Party may request indemnification up to the amount of the deductible or self-insurance retention. If the insurance company denies coverage or reserves rights as to coverage, then the Indemnified Parties shall have the right to indemnification in accordance with this Section 12.3. Nothing in this Section 12.3 shall affect the releases set forth in Section 12.2.

12.3.4                            Indemnification Procedures. Subject to Section 12.3.5, an Indemnified Party shall be entitled, upon notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any Third-Party Claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party’s judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party (and such conflict would be deemed to exist with respect to any dispute as to whether a Third-Party Claim arises from Operator’s Gross Negligence of Willful Misconduct), the Indemnified Party may appoint, at the Indemnifying Party’s expense, independent counsel of its choice for the defense of the Indemnified Party as to such Third-Party Claim. In addition, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (a) the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim and approve any proposed settlement of such Third-Party Claim, and (b) all reasonable costs and expenses (including attorneys fees and expenses, and costs incurred in connection with discovery requests) of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to timely pay such costs and expenses (including attorneys’ fees and costs), the Indemnified Party shall have the right, but not the obligation, to pay such amounts and be reimbursed by the Indemnifying Party for the same, together with interest thereon in accordance with Section 3.5 until paid in full. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Third-Party Claims asserted against the Indemnified Party are subject to indemnification, provided that in such event the Indemnifying Party shall be responsible for the Costs reasonably allocable to the portion of the Third-Party Claims against the Indemnified Party which are subject to indemnification. Nothing in this Section 12.3.4 shall diminish (i) Operator’s right to appoint counsel and control certain legal actions and proceedings pursuant to Section 2.1.3, or (ii) Owner’s obligations to defend and indemnify Operator and its Affiliates in such legal actions and proceedings.

12.3.5                            Dispute Regarding Operator’s Gross Negligence or Willful Misconduct. In the event of a dispute between Owner and Operator as to whether conduct constitutes Operator’s Gross Negligence or Willful Misconduct, such dispute will be resolved by arbitration pursuant to Article 17 after the Third-Party Claims raising the disputed conduct are resolved by settlement or final judgment. In the interim, Operator will defend the Third-Party Claim at Owner’s expense (even if Operator or its Affiliates are named as defendants therein), and the expenses so incurred, including any expense incurred to settle the case or satisfy a judgment, will constitute an Operating Expense of the Hotel. Within 120 days of the settlement of the Third-Party Claim or the entry of final judgment from which all rights of appeal have been exhausted or have expired, Owner may commence an arbitration proceeding pursuant to Article 17 to determine whether the Third-Party Claim arises from Operator’s Gross Negligence or Willful Misconduct, and the decision of the Arbitrators will determine Owner’s right to reimbursement of any expenses incurred in defending and resolving the Third-Party Claim.

12.3.6                            Survival. This Section 12.3 shall survive the expiration or termination of this Agreement.

Article 13

FINANCING/NON-DISTURBANCE

13.1                        Financing. Operator acknowledges that Owner, from time to time, will obtain equity and/or debt financing for the development, construction, furnishing, equipping and/or Operation of the Hotel, and Owner agrees that all such financing (including commitments relating thereto) shall be subject to the reasonable approval of Operator; provided, however, that Operator’s approval shall be limited to (a) reviewing the overall amount of the financing to ensure that the same complies with the debt limitation set forth in Section 13.4, and (b) satisfying itself that the Person providing financing is not a Prohibited Person. Subject to the foregoing, Owner shall have the right to grant a Mortgage and/or Security Interest to a Lender for any Financing; provided, however, that Owner shall obtain a non-disturbance agreement from the Lender in form and content reasonably acceptable to Operator, which agreement shall, among other things, prohibit a Hotel Transfer to any Prohibited Person and include an agreement by Lender that this Agreement shall remain in effect throughout the Term, free from interference by Lender; provided, that Operator agrees that Lender shall have the ability to enforce Owner’s remedies and rights set forth in this Agreement to the extent it assumes this Agreement pursuant to a permitted Transfer. In furtherance of such obligation, (i) all Financing Documents shall meet the requirements and limitations of this Agreement; (ii) neither Lender nor any Affiliate shall be a Prohibited Person; (iii) Owner shall not grant a Security Interest in any Bank Account, unless the Lender expressly recognizes in writing, in form and substance reasonably acceptable to Operator, the rights of Operator to use all funds in such Bank Accounts for the purposes contemplated by this Agreement prior to payment to the Lender (but in no event shall any Security Interest be granted in any Payroll Account); (v)

notwithstanding subclause (iv), Owner shall not grant a Security Interest in the Payroll Account; and (vi) Owner shall not grant a Security Interest in, name a Lender as insured with respect to, or assign to a Lender before or after a loss, any Business Interruption Insurance proceeds required to be made available to Operator under this Agreement unless Lender recognizes in the Financing Documents Operator’s right to receive such proceeds to the extent payable under this Agreement. Owner shall provide to Operator a true and complete copy of all Financing Documents that (i) are necessary for Operator to confirm that such Financing Documents comply with the terms of this Agreement, (ii) affect or impact the Operations of the Hotel, and (iii) are otherwise reasonably requested by Operator, within 30 days of the execution of such Financing Documents.

13.2                        Non-Disturbance by Others. Owner shall ensure that this Agreement and any related agreements (to the extent any such agreement has not expired in accordance with its terms) shall remain in effect throughout the Term, free from interference by any ground lessor or other Person. In furtherance of such obligation, Owner shall (a) maintain title to the Hotel free and clear of any encumbrances (other than a Mortgage or Security Interest permitted under this Agreement) that could jeopardize Operator’s rights under this Agreement, (b) pay and discharge all real property and personal property taxes relating to the Hotel and, at its expense, prosecute all actions relating to such taxes as are necessary to ensure Operator receives the full benefits of this Agreement at all times during the Term, and (c) ensure that all existing and future ground lessors provide Operator with non-disturbance agreements in form and content reasonably acceptable to Operator, which agreements shall, among other things, prohibit a Hotel Transfer by the ground lessor to any Prohibited Person.

13.3                        Estoppel Certificates. Upon written request at any time during the Term, Operator shall issue to Owner or a Lender, within no less than 15 business days after Operator’s receipt of such request from Owner, an estoppel certificate: (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, specifying the modifications and that the same is in full force and effect as modified) and (b) stating whether, to the knowledge of the signatory of such certificate, any written notice of Event of Default by Owner has been delivered, and if so, specifying each Event of Default for which written notice was provided of which the signatory has knowledge. In no event shall Operator be required to agree to any modifications or waivers with respect to this Agreement or other agreements in effect between the Parties. Similarly, Operator shall be entitled to an estoppel certificate from Owner, any Mortgagee (with respect to any Mortgage), or any ground lessor (with respect to any such lease), upon the same notice and terms for an estoppel certificate issued by Operator. If Owner or a Lender request Operator to execute or consent to any documentation relating to a Mortgage or other financing of Owner, then (a) Owner shall provide any such documentation to Operator at least 30 days prior to the anticipated closing of the applicable financing transaction and (b) Owner shall pay to Operator all costs and expenses incurred by Operator in connection with such documentation and its review, including attorneys fees; provided, however, that the foregoing shall not in any way obligate Operator to execute or consent to any such documentation to the extent inconsistent with this Agreement.

13.4                        Loan to Value Requirement. Owner shall be prohibited from incurring debt financing in the aggregate (including all senior and secondary, unaffiliated mezzanine financing and convertible preferred equity financing) in connection with the Hotel (whether secured by the Hotel or not) which at the time such debt financing is incurred exceeds 75% of the value for the Hotel (as such value is determined pursuant to Lender’s appraisal or, if Lender does not require an appraisal, by an appraisal process mutually agreed upon by the parties and performed at the time the financing is obtained) unless Owner provides Operator with a guaranty in the form of Exhibit F from a credit worthy entity, subject to Operator’s approval in its sole and absolute discretion, for Owner’s obligations and liabilities under this Agreement or any other agreement with Operator or any of its Affiliates relating to the Hotel. Notwithstanding the foregoing, the value of the Hotel for financing incurred in connection with Owner’s initial acquisition of the Hotel and performance of the Renovation shall be equal to the Project Costs.

Article 14

BUSINESS INTERRUPTION

14.1                        Payment of Fees and Expenses. If any event occurs that results in an interruption in the Operation of the Hotel, Operator nevertheless shall (i) be entitled to receive all fees and other amounts that would be due to Operator under this Agreement as if such event had not occurred for the period of the business interruption, and (ii) have the right to incur and pay such costs and expenses to Operate the Hotel at the level that is reasonably determined by Operator to be practicable given the business interruption event that has occurred. In the event of such business interruption, the Operating Fees and System Services Charges payable to Operator under this Section 14.1 shall be calculated based on projections of Gross Operating Revenue, Gross Operating Profit, AGOP and Gross Rooms Revenues that would have been generated had the business interruption event not occurred based on then-accepted practices in the hotel and insurance industries for such matters, with due consideration given to the Operating Plan for the Operating Year in which the business interruption occurred, and any financial projections for the Hotel most recently prepared by Operator prior to the business interruption event.

14.2                        Business Interruption Insurance. If the business of the Hotel is interrupted by any event covered by Business Interruption Insurance, the proceeds of any such Business Interruption Insurance shall be deposited in the Operating Account and used by Operator in accordance with Section 14.1. If Owner maintains Business Interruption Insurance through the Insurance Program that covers the event at the time of the business interruption, Owner’s obligations to provide funds under this Article 14 shall be limited to making available to Operator all proceeds under such Business Interruption Insurance to the extent required under this Article 14. If Owner does not maintain Business Interruption Insurance through the Insurance Program at the time of the business interruption and the proceeds from such Business Interruption Insurance are insufficient to pay all of the fees and other amounts due to Operator and its Affiliates and the expenses of Operating the Hotel based on the actual Operation of the Hotel as provided under this Article 14 , then Owner shall provide all amounts necessary to pay such fees and expenses to the extent not covered by such Business Interruption Insurance and the Hotel’s cash flow. If the business of the Hotel is interrupted by any event not covered by Business Interruption Insurance, then Owner shall provide all amounts necessary to pay all of the actual fees and other amounts due to Operator or its Affiliates and the expenses of Operating the Hotel based on the actual Operation of the Hotel during such period (and not based on projections as provided under Section 14.1) to the extent not covered by the Hotel’s cash flow.

Article 15

CASUALTY AND CONDEMNATION

15.1                        Casualty.

15.1.1                            Restoration of Hotel. If the Hotel or any portion thereof is damaged or destroyed by a Casualty, Owner, at its expense, shall undertake and complete the Restoration of the Hotel as soon as reasonably practicable; provided, however, that if (a) the Hotel is damaged or destroyed by a Casualty to such an extent that (i) the cost of such Restoration exceeds 25% of the replacement cost of the Hotel (excluding land), or (ii) the Restoration would require more than one year from commencement to substantially complete, and (b) Owner decides either to demolish the Hotel in its entirety or cease using the building as a hotel, then Owner may terminate this Agreement by providing notice to Operator within 60 days after such Casualty. If Owner does not provide such termination notice to Operator within such time period, this Agreement shall remain in full force and effect and Owner shall be obligated to perform the Restoration. In addition, Operator shall have the right to recover any proceeds of Business Interruption Insurance (to be applied in accordance with this Agreement) and, with respect to any personal property of Operator at the Hotel, any proceeds attributable to such property as a named insured, additional insured, loss payee or otherwise, as the case may be, under any applicable insurance policy providing coverage for such Casualty, and Operator shall have the right to deal directly with any insurer to pursue its claim under such insurance policy.

15.1.2                            Reinstatement of Agreement. If this Agreement is terminated by Owner pursuant to Section 15.1.1 and Owner or an Affiliate intends at any time within three years after the date of such termination to either undertake the Restoration of the Hotel or recommence using the building as a hotel, then Owner shall provide Operator with written notice of its intention to undertake such Restoration, and Operator may reinstate this Agreement by providing notice to Owner or its Affiliate within 90 days after receipt by Operator of such notice from Owner or its Affiliate; provided, however, that if Owner or its Affiliate fails to give such notice, then Operator may reinstate this Agreement by providing notice to Owner or its Affiliate at any time prior to the later of (a) the full reopening of the Hotel, and (b) 90 days after Operator becomes aware of the Restoration. If Owner or its Affiliate) gives such notice to Operator and Operator elects to reinstate this Agreement within such 90 day period, Owner or its Affiliate thereupon, at its expense, shall be obligated to complete the Restoration of the Hotel in accordance with the Operating Standard (including the then-current Brand Standards) as soon as reasonably practicable. If this Agreement is terminated and then reinstated pursuant to this Section 15.1.2, then the Expiration Date and/or any remaining Extension Terms shall be extended by the number of days between this Agreement’s earlier termination and effective date of its reinstatement.

15.2                        Condemnation.

15.2.1                            Restoration of the Hotel. If a Condemnation results in the loss of (a) the entire Hotel or Premises, or (b) a portion of the Hotel or the Premises that makes it imprudent, unsuitable or commercially impractical to Operate the remaining portion of the Hotel in accordance with the Operating Standard, then either Party may terminate this Agreement upon 90 days notice to the other Party, without incurring any further liability or obligation to each other, except for those liabilities and obligations that survive the termination of this Agreement. If a Condemnation affects only a part of the Hotel or the Premises that does not make it imprudent, unsuitable or commercially impractical, in the reasonable opinion of the Parties, to Operate the remainder of the Hotel or the Premises in accordance with the Operating Standard, this Agreement shall not terminate, and Owner, at its expense, shall undertake and complete the Restoration of the Hotel as soon as reasonably practicable.

15.2.2                            Condemnation Award. Notwithstanding the foregoing, Operator shall have the right to institute or intervene in any available legal or similar proceedings to determine fair compensation for such Condemnation for the purpose of representing Operator’s compensable interest in any award for such Condemnation arising from this Agreement and Operator’s right of quiet enjoyment hereunder. Any award made to Owner that does not recognize the separate compensable interest of Operator shall be apportioned between the Parties in consideration of all relevant factors. If the Parties cannot agree upon such apportionment within 90 days after the amount of the award payable to Owner has been determined by settlement or a final judicial determination, either Party may submit the dispute for resolution in accordance with Article 17.

Article 16

DEFAULTS AND TERMINATIONS

16.1                        Event of Default. The following actions or events shall constitute an “Event of Default” under this Agreement:

(a)         A failure by a Party to pay any amount of money to the other Party when due and payable under this Agreement or any other Principal Agreement that is not cured within 15 days after delivery of notice to the defaulting Party;

(b)         A failure by Owner to deposit in the Operating Account or Reserve Account any funds requested by Operator in an Operating Funds Request within the time period provided hereunder;

(c)          An Operating Standard Deficiency that is not cured within the time period provided in Section 16.3;

(d)         A failure by a Party to perform any of the other covenants, duties or obligations set forth in this Agreement to be performed by such Party that has, or if left uncured will have, a material adverse effect on the Operation of the Hotel or the rights and obligations of the other Party and that is not cured within 30 days after delivery of notice of such default from the non-defaulting Party to the defaulting Party; provided, however, if (i) the default is not susceptible of cure within a 30 day period, and (ii) failure to cure the default within 30 days would not expose the non-defaulting Party to an imminent and material risk of criminal liability, and would not result in material damage to the Brand, the 30 day cure period shall be extended if the defaulting Party commences to cure the default within such 30 day period and thereafter proceeds with reasonable diligence to complete such cure;

(e)          A material breach by a Party of any representation or warranty expressly set forth in this Agreement;

(f)           A Transfer in violation of Article 11;

(g)          (i) A Party admitting in writing of its inability generally to pay debts as they become due; (ii) a general assignment or similar arrangement by a Party for the benefit of its creditors; (iii) the filing by a Party of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (iv) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against a Party which is consented to by such Party, (v) the appointment or petition by a Party for appointment of a receiver, custodian, trustee or liquidator to oversee all or any substantial part of a Party’s assets or the conduct of its business, (vi) any action by a Party for dissolution of its operations; or (vii) any other similar proceedings in any relevant jurisdiction affecting a Party, provided that such proceeding is initiated by a Party or, if not initiated by a Party, is not dismissed within 90 days; or

(h)         The issuance of a levy or an attachment against all or any portion of the Hotel resulting from a final judgment against a Party for which all appeal periods have expired and which is not timely satisfied or fully covered by insurance.

IN NO EVENT SHALL OPERATOR BE DEEMED IN DEFAULT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR APPLICABLE LAW SOLELY BY REASON OF (I) THE FAILURE OF THE FINANCIAL PERFORMANCE OF THE HOTEL TO MEET OWNER’S EXPECTATIONS, INCOME PROJECTIONS OR OTHER MATTERS INCLUDED IN THE OPERATING PLAN, (II) THE ACTS OF HOTEL PERSONNEL, (III) THE INSTITUTION OF LITIGATION OR THE ENTRY OF JUDGMENTS AGAINST OWNER OR THE HOTEL WITH RESPECT TO THE HOTEL’S OPERATIONS, OR (IV) ANY OTHER ACTS OR OMISSIONS NOT OTHERWISE CONSTITUTING A DEFAULT OF OPERATOR’S OBLIGATIONS UNDER THIS AGREEMENT.

16.2                        Remedies for Event of Default. If any Event of Default occurs, the non-defaulting Party shall have the right to exercise against the defaulting Party any rights and remedies available to the non-defaulting Party under this Agreement or (subject to the provisions of this Agreement) at law or in equity; provided, however, neither Party shall have the right to terminate this Agreement by reason of the occurrence of an Event of Default, unless (a) the Event of Default is material in amount or in its adverse effect on the Operation of the Hotel, or (b) the Event of Default constitutes intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the defaulting Party. If the alleged defaulting Party disputes the non-defaulting Party’s right to terminate this Agreement, such dispute shall be resolved in accordance with Article 17. If termination of this Agreement is an available remedy, such remedy may be exercised by the non-defaulting Party only by irrevocable and unconditional notice to the defaulting Party, in which case this Agreement shall terminate on either the date specified in this Agreement, or if not specified in this Agreement, the date specified by the non-defaulting Party in the termination notice, which date shall in no event be sooner than 10 days nor later than 30 days, after the delivery of such notice. Notwithstanding the foregoing, the non-defaulting Party shall have the right, in its sole discretion, to accept a late cure by the defaulting-Party and to revoke and rescind the termination notice at any time prior to the effective date of the termination.

16.3              Special Remedies of Operator — Operating Standard Deficiency. If at any time during the Term, (a) Operator determines in its good faith judgment that it cannot Operate the Hotel in accordance with the Operating Standard (an “Operating Standard Deficiency”), and (b) such Operating Standard Deficiency is the proximate result of an Event of Default by Owner under this Agreement (whether as a result of Owner’s failure to provide sufficient funds pursuant to an Operating Funds Request or persistent interference by Owner or its agents or representatives in any material respect with the Operation of the Hotel), Operator may provide a notice of such determination to Owner (an “Operating Standard Deficiency Notice”), which shall describe in reasonable detail the Operating Standard Deficiency. Owner shall provide a written response to Operator no later than 30 days after delivery of such Operating Standard Deficiency Notice, which shall address in reasonable detail each item of the Operating Standard Deficiency. If the matter is not resolved by the Parties within 30 days after Owner’s response, either Party may submit such dispute for resolution in accordance with Article 17. If Owner does not provide a written response to an Operating Standard Deficiency Notice within the time period required or the arbitrator or the Expert, as applicable, determines that the Hotel is not being Operated in accordance with the Operating Standard and that such non-compliance is due to a failure by Owner described in the Operating Standard Deficiency Notice and not cured by Owner within thirty (30) days of the arbitrator’s or Expert’s determination, which cure shall solely to the extent the Operating Standard Deficiency can be cured by the payment of money, be satisfied by Owner’s deposit with Operator of all funds necessary to cure such Operating Standard Deficiency, then an Operating Standard Deficiency shall be deemed to exist, and Operator, in addition to the other rights and remedies of Operator under this Agreement, may elect any one or more of the following remedies by providing a notice to Owner (an “Operating Standard Remedies Notice”):

16.3.1                                      Termination of Agreement. Operator may terminate this Agreement as of a date specified in the Operating Standard Remedies Notice (which shall be at least 30 days after delivery of the Operating Standard Remedies Notice);

16.3.2                                      Suspension of Restrictive Covenants. Operator may suspend the effectiveness of the Restricted Area provisions during the period (the “Operating Standard Deficiency Period”) from the later of the date of delivery of the Operating Standard Deficiency Notice if Owner fails to respond, or the date the arbitrator or the Expert, as applicable, determines that an Operating Standard Deficiency exists, until such time, if any, as Owner deposits with Operator all funds necessary to cure the Operating Standard Deficiency and enable Operator to Operate the Hotel in accordance with the Operating Standard, and the Restricted Area provisions shall not apply to any agreement or other arrangement entered into by Operator or its Affiliates during the Operating Standard Deficiency Period;

16.3.3                                      Increase in Base Fee. Operator may impose an increase in the Base Fee during the Operating Standard Deficiency Period of 1.0% of Gross Operating Revenue in consideration of Operator’s willingness to continue to Operate the Hotel notwithstanding such Operating Standard Deficiency;

16.3.4                                      Suspension of Reservation System. Operator may suspend the Hotel’s participation in the reservation system during the Operating Standard Deficiency Period; and

16.3.5                                      Disassociation from Brand. Operator may disassociate the Hotel from the Brand and other Trademarks during the Operating Standard Deficiency Period, but continue to Operate the Hotel as an unbranded Hotel under the terms of this Agreement.

16.3.6                                      No Release of Liability. No termination of this Agreement by Operator pursuant to this Section 16.3 shall relieve Owner of any liability or obligation it may have to Operator by reason of the circumstances that caused Operator to terminate this Agreement.

16.4              Special Termination Rights of Operator. Operator shall have the following additional rights to terminate this Agreement:

16.4.1                                      Failure to Commence or Complete Renovation of the Hotel. Operator may terminate this Agreement upon 30 days notice to Owner if (a) Owner does not present the model room for Operator’s review within six (6) months of the Effective Date (as such date may be extended for any Force Majeure Event in accordance with Section 19.9, provided any such extensions do not exceed six (6) months in the aggregate other than with respect a Major Force Majeure Event), (b) the Commencement of Renovation has not occurred by the Outside Commencement Date (as extended for any Force Majeure Event in accordance with Section 19.9, provided such extensions do not exceed six (6) months in the aggregate other than with respect a Major Force Majeure Event), (c) after the Commencement of Renovation, Owner fails to diligently conduct the Renovation (subject to delays for any Force Majeure Event in accordance with Section 19.9, provided any such extensions do not exceed six (6) months in the aggregate other than with respect a Major Force Majeure Event) and such failure continues for at least 30 after notice from Operator, or (d) the Owner has not completed any requirement set forth in the Renovation Plan by the Outside Completion Date (as extended for any Force Majeure Event in accordance with Section 19.9, provided such extension does not exceed six (6) months in the aggregate other than with respect a Major Force Majeure Event). Any such milestone dates shall be subject to day-for-day extension to the extent that Owner is delayed in achieving such date due to Operator or an Affiliate thereof failing to review and respond to Owner’s approval requests with respect to the Renovation within the time periods required by Operator’s Architectural and Construction Review and Approved Policy for Managed Properties or otherwise defaulting in the performance of its obligations under this Agreement with respect to the Renovation; provided that Owner shall notify Operator of any claim of such extension within 30 days of the alleged delay event. Owner acknowledges and agrees that an Affiliate of Operator would not have sold the Hotel to Owner unless Owner shall have entered into this Agreement with Operator and committed to commence and complete the Renovation in accordance with the terms, and within the time periods, set forth herein. As such, the Parties acknowledge and agree that if this Agreement is terminated by Operator pursuant to this Section 16.4.1, the damages that Operator and its Affiliates would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that Owner shall pay Operator, and Operator shall be entitled to receive from Owner, an amount (the “Liquidated Damages Amount”) equal to (a) $8,000,000 minus (b) any Excess Base Fees actually paid by Owner to Operator, as full and complete liquidated damages (and not as a penalty) as Operator’s sole and exclusive remedy for Owner’s failure to so commence, diligently pursue and perform the Renovation, however, Owner’s payment of the Liquidated Damages Amount shall not relieve Owner of its obligation to pay all other amounts as may be payable to Operator under this Agreement with respect to the Term and the termination of this Agreement or release the Parties’ from their respective obligations under this

Agreement that expressly survive termination. In the event of any conflict between the timeframes set forth in this Section 16.4.1 and the timeframes set forth in the Renovation Plan, the timeframes set forth in this Section 16.4.1 shall control.

16.4.2                                      Noncompliance with Approvals. Operator may terminate this Agreement on at least 30 days’ notice to Owner (unless termination is required earlier under Applicable Law) if any material Approval required for Operator’s performance of its obligations under this Agreement or the Operation of the Hotel in accordance with the Operating Standard is not issued, or after issuance is suspended for a period in excess of 90 days, revoked or otherwise terminated, but only if such non-issuance, suspension, revocation or termination is due to circumstances beyond Operator’s reasonable control.

16.4.3                                      Adverse Effect on Gaming Licenses. Operator may terminate this Agreement on at least thirty (30) days (unless termination is required earlier under Applicable Law) notice to Owner if, at any time during the Term, Operator determines in its reasonable judgment based on any notice from any Governmental Authority or the advice of legal counsel that Owner’s violation of the representation set forth in Section 18.2.6 could subject Operator or any Affiliates to the loss of any Approvals under any Gaming Laws then held by Operator or any Affiliates; provided, however, that to the extent permitted under Applicable Law, Operator shall provide Owner with thirty (30) days (or such shorter period of time as required under Applicable Law prior to the loss of such Approvals) to restructure its ownership or take such other actions as necessary to avoid such loss of Approvals. In addition, Owner shall pay to Operator, and Operator shall have the right to offset any amounts due to Owner, the fair market value of any assets or interests seized, or the amount of any fines, penalties, sanctions or other liabilities imposed on Operator or its Affiliates as contemplated in this Section.

16.4.4                                      Violation of Sanction Laws. Operator may terminate this Agreement on at least fifteen (15) days (or such shorter period of time as required under Applicable Law) notice to Owner if, at any time during the Term, Operator determines in its reasonable judgment based on any notice from any Governmental Authority or the advice of legal counsel that Owner’s violation of the representation set forth in Section 18.2.6 could cause Operator or any of its Affiliates to be in violation of any Sanction Laws, or subject Operator or any Affiliates, or any of its assets or interests, to any fines, penalties, sanctions, confiscation or similar liability or action under any Sanction Laws; provided, however, that to the extent permitted under Applicable Law, Operator shall provide Owner with fifteen (15) days (or such shorter period of time as required under Applicable Law prior to the implementation of such sanctions) to restructure its ownership or take such other actions as necessary to avoid such sanctions against Operator or its Affiliates. In addition, Owner shall pay to Operator, and Operator shall have the right to offset any amounts due to Owner, the fair market value of any assets or interests seized, or the amount of any fines, penalties, sanctions or other liabilities imposed on Operator or its Affiliates as contemplated in this Section.

16.4.5                                      Prohibited Transfers. Operator may terminate this Agreement on at least 30 days notice to Owner if, at any time during the Term, Owner makes, permits or is subject to a Transfer in violation of Article 11, in which case Owner shall pay to Operator the amount of US $5,000,000 as liquidated damages and Operator’s sole and exclusive remedy for such Transfer if Operator elects to terminate this Agreement pursuant to this Section 16.4.5. The Parties recognize the difficulty of ascertaining damages to Operator resulting from premature termination of this Agreement, and have provided for liquidated damages which represent their reasonable estimate of the damage from, among other things, the loss of revenue, market representation, customer confusion, changing market and economic factors, loss of location, and damage to goodwill, which will result from premature termination. If such liquidated damages are not enforceable, Owner agrees that Operator shall not have waived its right to seek actual damages from Owner, and that the appropriate measure of actual damages is the total fees that would have been paid to Operator for the remaining Term discounted to present value.

16.4.6                                      No Release of Liability. Except for a termination with payment of Liquidated Damages as set forth in Section 16.4.1, no termination of this Agreement by Operator pursuant to this Section 16.3.1 shall relieve Owner of any liability or obligation it may have to Operator by reason of the circumstances that caused Operator to terminate this Agreement.

16.5              Special Termination Rights of Owner — Performance Test.

16.5.1                                      Performance Test. Owner shall have the right to terminate this Agreement, without payment of any termination fee, but subject to Operator’s Cure Right and the other conditions for termination in this Section 16.5, if for any two consecutive Operating Years beginning with the third and fourth Full Operating Years following Owners completion of the Renovation Plan (each such two-year period, a “Testing Period”), each of the following occurs in both of such Operating Years: (a) the GOP achieved by the Hotel for each Operating Year is less than 85% of the GOP set forth in the Operating Plan for such Operating Year, and (b) the RevPAR Index for the Hotel for each of such Operating Years is less than 83% of the RevPAR Index for the Competitive Set for each respective Operating Year (collectively, the “Performance Test”). For the avoidance of doubt, the calculation of “GOP” for purposes of clause (a) of the Performance Test excludes Third-Party Operated Area Net Income. If no Operating Plan has been approved by the Parties for any Operating Year, Operator shall be deemed to have achieved the Performance Test for such Operating Year. If the Performance Test is not achieved for any Testing Period, then Owner may exercise its right to terminate this Agreement by delivering a notice of termination to Operator given within 60 days after receipt by Owner of the Annual Financial Statements for the second Operating Year in such Testing Period in which the Performance Test is not achieved, specifying a termination date not less than 60 days nor more than 90 days after the delivery of such notice. Notwithstanding the foregoing, Owner’s right of termination under this Section 16.5.1 shall not be exercisable if the applicable level of GOP or the applicable relative RevPAR Index is not achieved as a result of: (i) a Force Majeure, (ii) an Operating Standard Deficiency, (iii) a breach by Owner of its obligations under this Agreement (including a failure of Owner to provide sufficient funds as required under this Agreement), or (iv) the impact of significant capital improvement programs at the Hotel or any of the hotels in the Competitive Set. Operator shall bear the burden of proof in establishing that the applicable level of GOP or the applicable relative REVPAR Index was not achieved as the result of any of the matters described in the preceding sentence (other than a matter constituting an Event of Default by Owner). Owner expressly acknowledges that Operator’s failure to achieve the Performance Test itself shall not constitute an Event of Default or otherwise result in any liability to Operator or any Affiliate.

16.5.2                                      Cure Right. Notwithstanding anything to the contrary in Section 16.5.1, if Owner provides a notice of termination pursuant to the Performance Test, Operator shall have the right (the “Cure Right”), but not the obligation, to pay to Owner, within 60 days after receipt by Operator of such termination notice, an amount equal to the difference between: (a) 85% of the GOP set forth in the Operating Plan for the second of the two consecutive Operating Years giving rise to Owner’s right to terminate, and (b) the actual Gross Operating Profit for such Operating Year Operator may not exercise the Cure Right more than four (4) times during the Initial Term and more than one (1) time during any Extension Term. Additionally, notwithstanding anything to the contrary contained in Section 2.4, Operator shall not have the right without Owner’s approval (i) to extend the Term to the first Extension Term if Operator exercises the Cure Right more than one (1) time in the final ten (10) years of the Initial Term or (ii) to extend the Term to the second Extension Term if Operator exercises the Cure Right more than one (1) time during the first Extension Term. If Operator elects to make such payment, Owner’s notice of termination shall be deemed withdrawn and the next Testing Period shall commence with the next Operating Year.

16.5.3                                      Competitive Set. The Parties shall establish a competitive set of hotels (the “Competitive Set”) for the purposes of the Performance Test, which shall consist of the hotels in the Hotel’s immediate market area that are most comparable to the Hotel in quality, price and market (with due consideration given to age, quality, size, amenities, amount of meeting space and business mix); provided that (a) the Competitive Set shall include at least four hotels (and shall not include the Hotel), and (b) in no event shall any single hotel in the Competitive Set account for more than 30% of the total guest rooms of all Hotels included in the Competitive Set. All determinations as to which hotels are to be included in the Competitive Set shall be made by the agreement of the Parties or, if the Parties are unable to reach agreement, as determined by the same procedure for resolving disputes regarding approval of the Operating Plan. If a material change to any hotel in the then existing Competitive Set occurs, including the cessation of operation of a hotel; a material change in the standards of operation of a hotel; or a material change in the market in which the hotel exists, such as the entry of a new hotel in the market, then either Party may request the replacement of such hotel in the Competitive Set, provided the replacement hotel has been in operation for at least three full years. The Initial Competitive Set as set forth in Exhibit A shall constitute the Competitive Set as of the Effective Date. The Competitive Set shall be reviewed and amended as required in accordance with this Section 16.5.3 as part of the approval of the Operating Plan.

16.6                       Actions To Be Taken on Termination. The Parties shall take the following actions upon the expiration or termination of this Agreement:

16.6.1                                      Payment of Expenses for Termination. Owner shall be responsible for all expenses arising as a result of such expiration or termination, and Owner shall reimburse Operator and its Affiliates immediately upon receipt of any invoice from Operator or its Affiliates for any expenses incurred by Operator or its Affiliates in the course of effecting the expiration or termination of this Agreement, including those arising in connection with severing the employment of any Hotel Personnel that Operator has elected to employ pursuant to Section 5.3.1 (with severance benefits calculated in accordance with Operator’s severance policies). Nothing in this Section 16.6.1 shall waive or otherwise limit Owner’s rights to exercise its remedies under this Agreement to the extent the Termination or Agreement was due to an Event of Default by Operator.

16.6.2                                      Payment of Amounts Due to Operator. All Operating Fees, System Services Charges, Hotel Personnel Costs and other Reimbursable Expenses and other amounts due Operator or its Affiliates under this Agreement through the effective date of expiration or termination shall be paid to Operator and its Affiliates no later than the effective date of such expiration or termination. Owner shall not have or exercise any rights of setoff.

16.6.3                                                Usage of Operator IPR. Neither Owner nor any Person acting for or on behalf of Owner shall identify the Hotel in any manner as an Operated Brand Hotel or a hotel Operated by Operator or its Affiliates, or otherwise associate itself or the Hotel with the Brand in any manner, or use any of the Operator IPR that was used by Operator in connection with Operating the Hotel. Owner immediately shall take all steps requested by Operator to disassociate the Hotel and Owner from the Trademarks, and shall delete all Trademarks from the Hotel’s name (including all exterior and interior signage bearing any of the Trademarks), and cease using all FF&E and Supplies bearing any of the Trademarks, and cease use of all Operator IPR (including Brand Indicia and Operator Technology) on the effective date of expiration or termination. If Owner fails to remove such signage, FF&E and Supplies bearing any of the Trademarks immediately upon such expiration or termination, or fails to cease use of all Operator IPR, Operator shall have the right, at Owner’s expense, to enter the Premises and remove them, without any liability for the cost to repair or restore the Hotel or damage to the Hotel resulting from such removal.

16.6.4                                                         Purchase of FF&E and Supplies. Operator shall have the right (but not the obligation) to purchase from Owner, for a price equal to the fair market value (but not exceeding Owner’s purchase cost), all unbroken cases of FF&E and Supplies bearing any Trademarks then located at the Hotel or ordered for use at the Hotel.

16.6.5                                                         Third-Party Technology. If Operator has leased or licensed any third-party Technology for use at the Hotel in connection with any System Services under this Agreement, Owner shall have the right, at its option, to request that either (a) Operator transfer such lease or license to Owner, or (b) Owner, at Owner’s expense, buy out the lease or license. Any such transfer or buy-out of the lease or license shall be subject to the consent or approval of the third party lessor or licensor. If the lease or license is not transferable or cannot be bought out, Operator shall remove all such third-party Technology from the Hotel within 30 days after the effective date of expiration or termination of this Agreement.

16.6.6                                      Assignment and Transfers to Owner. Operator shall assign and transfer to Owner: (a) all leases and contracts with respect to the Hotel entered into by Operator or its Affiliates (if any) in connection with the Operation of the Hotel, and Owner shall assume all liabilities and obligations in writing, in form and substance reasonably satisfactory to Operator; (b) all right, title and interest in and to all Approvals, including liquor licenses held by Operator or its Affiliates (if any) in connection with the Operation of the Hotel, to the extent such assignment or transfer is permitted under Applicable Law; and (c) all books and records of the Hotel (but excluding any Operator IPR); provided, however, that Owner shall retain all such books and records and make them available to Operator at the Hotel at all reasonable times for inspection, audit, examination and photocopying, at Operator’s expense, for at least five years after the date of such expiration or termination. Operator shall remove its signatories from the Bank Accounts as of the effective date of such expiration or termination, subject to payment of all amounts due or payable to Operator and its Affiliates pursuant to this Agreement. Prior to transferring any Technology or books and records to Owner or any successor operator, Operator may be required under Starwood’s information management policies and Applicable Laws regarding data privacy to destroy historic and extraneous personally identifiable information, credit card information and other sensitive information in such Technology or books and records.

16.6.7                                      Bookings and Reservations. Owner shall honor, and shall cause any successor operator to honor, all business confirmed for the Hotel with reservations (including reservations made in good faith for complimentary or discounted rooms, guest frequency program, or pursuant to other promotional programs of Operator or its Affiliates) dated after the effective date of the expiration or termination in accordance with such bookings as accepted by Operator. Owner shall assume responsibility for all advance deposits received by Operator for the Hotel.

16.6.8                                      Bank Accounts. Any amounts remaining in the Bank Accounts on the expiration or termination of this Agreement shall be disbursed to Owner; provided, however, that Operator may deduct and retain prior to such disbursement all amounts owed by Owner to Operator and its Affiliates under this Agreement.

16.6.9                                      Termination Agreement. On or prior to the termination or expiration of this Agreement, upon Operator’s request, Owner agrees to enter into Operator’s then current form termination agreement memorializing the termination of this Agreement.

16.6.10                               Survival. This Section 16.6 shall survive the expiration or termination of this Agreement.

16.7                        Notice of Termination to Employees. Owner acknowledges that Operator or its Affiliates may have an obligation under Applicable Law (including the WARN Act) to give advance notice to Hotel Personnel of any termination of employment in connection with the expiration or termination of this Agreement, and that failure to comply with such notification obligation might give rise to certain liabilities under Applicable Law. Accordingly, notwithstanding anything to the contrary in this Agreement, the effective date of termination shall be extended to permit Operator to comply with all time periods under Applicable Law (including the WARN Act) if any, unless Owner agrees in writing to defend, indemnify and hold harmless Operator and its Affiliates in accordance with Section 12.3.1 from and against all Third-Party Claims (including lost compensation, fines, penalties and attorneys fees and expenses) incurred by Operator or its Affiliates, arising thereunder as a result of such termination.

Article 17

DISPUTE RESOLUTION

17.1              Alternative Dispute Resolution.

17.1.1                                      Arbitration Required. The Parties agree for themselves, and each of their respective Parent Companies, Equity Owners and Guarantors, and each their respective Affiliates, and each of the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, that all controversies, disputes, or claims arising from or relating to this Agreement (including the performance or non-performance of any obligations set forth herein or the relationship of the Parties hereunder) shall be subject to, and resolved in accordance with, this Article 17. (For the purposes of this Article 17, the term “Party” shall refer to each of the Persons referenced in this Section 17.1.1.)

17.1.2                                      Arbitration Procedures. Subject to Section 17.2, any controversy, dispute or claim between the Parties shall be submitted to final and binding arbitration upon demand by a Party by providing notice to the other Party. The arbitration shall be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Arbitration Rules”) (if the AAA no longer exists, the Parties shall agree on a substitute arbitration Operator). The initiating Party shall file and serve its statement of claims concurrently with its delivery of an arbitration notice to the other Party. Within 30 days after the filing and service of the statement of claims, the Party against whom such claims have been asserted shall file and serve an answering statement. If a reply to the answering statement is necessary, the other Party shall file and serve such reply within 10 days after receipt of the answering statement. Each Party shall submit any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same arbitration proceeding as the claim to which it relates and any such claim that is not so submitted shall be barred. The Parties shall use good faith efforts to attempt to agree on a panel of three arbitrators, who shall have at least 10 years experience in the hospitality industry and shall not have any actual or potential conflict of interest. If the Parties are unable to reach agreement within 30 days after the filing and service of all the Parties’ respective pleadings, then the AAA shall appoint the arbitrators in accordance with the Arbitration Rules. The hearing of the arbitration shall be conducted in New York, New York and shall commence within six months after the initiation of the arbitration proceeding. The Parties acknowledge that the Arbitrator(s)’ subpoena power is not subject to geographic limitations. The award and decision of the Arbitrator(s) shall be conclusive and binding on all Parties, and not subject to appeal, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of the award shall be governed exclusively by the Federal Arbitration Act or any successor law.

17.1.3                                      Arbitration Not Required for Certain Disputes. Notwithstanding anything to the contrary in this Article 17, the Parties shall have the right to commence litigation or other legal proceedings with respect to any claims relating to (a) the preservation or protection of Operator’s Operator IPR, (b) any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct which might cause irreparable harm to a Party or its Affiliates or (c) the enforcement of this Article 17.

17.1.4                                      Time Period for Claim. Except as otherwise prohibited or limited by Applicable Law, any failure or delay of a Party in asserting any claim arising from or relating to this Agreement shall constitute a waiver of such claim and shall preclude the enforcement of any legal or equitable remedy with respect to such claim, unless written notice specifying such a claim is provided to the other Party within 24 months after the later of: (a) the date such claim arose; and (b) the date on which the facts giving rise to such a claim were first known (or reasonably should have been known) to the Party asserting the claim. Nothing in this Section 17.1.4 shall be deemed to extend or toll any applicable statute of limitations.

17.2              Expert Resolution.Dispute Subject to Resolution by Expert. Notwithstanding anything to the contrary in Section 17.1, any dispute, claim or issue arising under this Agreement with respect to (a) the proper inclusion or exclusion of items in Gross Operating Revenue, Operating Expenses or Gross Operating Profit, (b) the proper computation of the Operating Fees, the License Fee, System Services Charges or Reimbursable Expenses, (c) the approval of the Operating Plan, (d) the hotels to be included in the Competitive Set, (e) the existence of an Operating Standard Deficiency, (f) the Placement Payment for a Placement Program; or (g) any other matter as to which this Agreement expressly provides for dispute resolution by the Expert, shall be resolved in accordance with this Section 17.2; provided, however, either Party shall have the right to pursue arbitration (rather than resolution by the Expert) if the dispute involves more than $200,000, which amount shall be increased on January 1 of each Operating Year by the percentage increase in the Index since the first day of the prior Operating Year.

17.2.1                                      Designation of Expert. Either Party may commence the Expert resolution process by providing notice to the other Party proposing the Expert to be used. The Expert (as so proposed or otherwise agreed or appointed) shall (i) have at least 10 years experience in the area of expertise on which the dispute is based (e.g., for operational matters, expertise in the management of hotels in the same class as the Hotel, for accounting matters, expertise in hotel accounting for hotels in the same class as the Hotel), and (ii) not have any conflict of interest with either Party. In the event the Parties are unable to agree on the Expert within 30 days of the notice commencing the Expert resolution process, either Party may request AAA to appoint the Expert.

17.2.2                                      Procedures. Each Party shall be entitled to make written statements and provide documents and materials to the Expert in support of its position, and the other Party shall have the right to respond to such statements, documents or materials. All statements, documents, materials and responses submitted by a Party shall be delivered concurrently to the Expert and the other Party. The Parties shall make available to the Expert all books and records relating to the issues in dispute and shall provide the Expert with any information or assistance reasonably requested by the Expert. The Expert shall establish a timetable for the making of submissions and replies, and notifying the Parties in writing of its decision within 30 days after the date on which the Expert has been selected (or such other period as the Parties may agree).

17.2.3                                      Decision by Expert. The Expert resolution shall be conducted in a “baseball” format pursuant to which each Party shall submit its proposed resolution of the dispute to the

Expert (with a copy provided concurrently to the other Party), and the Expert shall decide in favor of one of the positions presented by the Parties, and may not make any determination other than by choosing one of the proposals presented by the Parties. The Expert’s authority shall be limited to deciding the specific issue presented to it, and shall have no authority to award damages, issue orders or take any other action whatsoever. The decision of the Expert shall be final and binding upon the Parties and shall not be capable of appeal or other challenge, whether by arbitration or otherwise, except for manifest error or fraud.

17.3                        Prevailing Party’s Expenses. The prevailing Party in any arbitration, litigation or other legal or Expert resolution proceeding arising out of or relating to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses for attorneys, experts and other third parties (including its share of the AAA fees and costs) incurred by the prevailing Party in connection with such arbitration, litigation or other legal or Expert resolution proceeding (including any appeals and actions to enforce any arbitration awards and court judgments). If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs, disbursements and expenses, as determined by the applicable Arbitrator(s) or court. All amounts recovered by the prevailing Party under this Section shall be separate from, and in addition to, any other amount included in any arbitration award, Expert resolution or judgment rendered in favor of such Party.

17.4                        Jurisdiction and Venue. Each Party irrevocably submits to the jurisdiction of the Federal and State courts of New York in any litigation or other legal proceeding, arising out of or relating to this Agreement or any other dispute between the Parties that is not subject to arbitration or Expert resolution under this Article 17, and each Party irrevocably agrees that all claims in respect of any such litigation, proceeding must be brought and/or defended in the Federal or State courts of New York. Each Party agrees that service of process for purposes of any such litigation, action or proceeding need not be personally served or served within the State of New York, but may be served with the same effect as if each Party were served within the State of New York, by certified mail or any other means permitted by Applicable Law addressed to each Party at the address set forth herein. Nothing in this Section 17.4 shall affect either Party’s rights to pursue any litigation or other legal proceeding in any other appropriate jurisdiction, including any litigation, action or proceeding brought by a Party to enforce any judgment against the other Party entered by a State or Federal court.

17.5              WAIVERS.

17.5.1                            JURISDICTION AND VENUE. OWNER AND OPERATOR WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR PROCEEDING PURSUED BY OPERATOR OR OWNER IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 17.4.

17.5.2                            TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.5.3                            CLASS ACTIONS. OWNER AGREES THAT, FOR OPERATOR’S CHAIN OF BRAND HOTELS TO FUNCTION PROPERLY, OPERATOR SHOULD NOT BE BURDENED WITH THE COSTS OF ARBITRATING OR LITIGATING SYSTEM-WIDE CLAIMS. ACCORDINGLY, OWNER AGREES THAT ANY DISAGREEMENT BETWEEN OWNER AND OPERATOR SHALL BE CONSIDERED UNIQUE AS TO ITS FACTS AND SHALL NOT BE BROUGHT AS A CLASS ACTION, AND OWNER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO BRING A CLASS ACTION OR MULTI-PLAINTIFF,

CONSOLIDATED OR COLLECTIVE ACTION AGAINST OPERATOR OR ANY OF ITS AFFILIATES.

17.5.4                            DECISIONS IN PRIOR CLAIMS. IN ADDITION, OWNER AGREES THAT IN ANY ARBITRATION OR LITIGATION BETWEEN THE PARTIES, THE ARBITRATOR(S) OR COURT SHALL NOT BE PRECLUDED FROM MAKING ITS OWN INDEPENDENT DETERMINATION OF THE ISSUES IN QUESTION, NOTWITHSTANDING THE SIMILARITY OF ISSUES IN ANY OTHER ARBITRATION OR LITIGATION INVOLVING OPERATOR AND ANY OTHER OWNER OR ANY OF THEIR AFFILIATES, AND EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO CLAIM THAT A PRIOR DISPOSITION OF THE SAME OR SIMILAR ISSUES PRECLUDES SUCH INDEPENDENT DETERMINATION.

17.5.5                            PUNITIVE DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAW SUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE HOTEL, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM FOR THEMSELVES, AND EACH OF THEIR RESPECTIVE PARENT COMPANIES, EQUITY OWNERS AND GUARANTORS, AND EACH THEIR RESPECTIVE AFFILIATES, AND EACH OF THE SHAREHOLDERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS OF ANY OF THE FOREGOING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN OPERATOR’S STATUTORY RIGHTS AND REMEDIES RELATING TO TRADEMARKS, COPYRIGHTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

17.6                        Survival. This Article 17 shall survive the expiration or termination of this Agreement.

Article 18

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

18.1              Operator’s Representations and Warranties. Operator represents and warrants to Owner that:

18.1.1                            Organization and Authority. Operator is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located (to the extent required by Applicable Law), and has full power, authority, and legal right to execute and deliver this Agreement, and perform all of Operator’s covenants and obligations under this Agreement. Operator’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Operator.

18.1.2                            Enforceability. This Agreement constitutes a valid and binding obligation of Operator and does not violate or conflict with the organizational and governing documents of Operator or any Applicable Law to which Operator is subject or by which it or any substantial portion of its assets is bound or affected.

18.1.3                            Third-Party Approvals. No approval of any third party is required for Operator’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. This Agreement and the performance of Operator’s obligations hereunder does not and will not violate, conflict with or constitute a breach of or default under any agreement to which Operator or any Affiliate is a party, or any of their respective properties or assets is bound or affected.

18.2          Owner’s Representations and Warranties. Owner represents and warrants to Operator that:

18.2.1             Organization and Authority. Owner is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located, and has full power, authority and legal right to execute and deliver this Agreement, and perform all of Owner’s covenants and obligations under this Agreement. Owner’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner.

18.2.2             Enforceability. This Agreement constitutes a valid and binding obligation of Owner and does not violate or conflict with any of the organizational or governing documents of Owner or any Applicable Law to which Owner or any substantial portion of Owner’s assets is subject, or, to Owner’s knowledge, to which the Hotel is bound or affected.

18.2.3             Third-Party Approvals and Contracts. No approval of any third party (including any Lender or ground lessor) is required for Owner’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. Neither Owner nor any Affiliate is a party to any agreement for the management, franchise or operation of the Hotel or any portion thereof that would conflict with this Agreement. This Agreement and the performance of Owner’s obligations hereunder does not violate, conflict with or constitute a breach of or default under any agreement to which Owner or any Affiliate is a party, or by which any of the properties or assets of Owner or its Affiliates is bound or affected or, to Owner’s knowledge, the Hotel is bound or affected. No Person holds any rights of claims against Owner, or arising from its relationship with Owner, that would make if a third-party beneficiary under this Agreement.

18.2.4             Litigation. There is no litigation, proceeding or governmental investigation pending or threatened in writing against Owner or an Affiliate, Parent Company, Equity Owner or Guarantor that could adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement.

18.2.5             Ownership of Owner. All information concerning the ownership of Owner set forth in Exhibit A (a) is accurate and complete as of the Effective Date, and (b) does not omit the statement of any material fact necessary to make them not misleading. Owner is the sole owner of the fee title to the Premises and the Hotel.

18.2.6             Financing. Exhibit A lists all Mortgages and Security Interests as of the Effective Date, and Owner has provided Operator with a true and complete copy of all Financing Documents in effect as of the Effective Date.

18.2.7             Gaming Laws and Sanction Laws. Neither Owner, nor any Parent Company, Equity Owner or Guarantor, if any, nor, to Owner’s knowledge, any of their respective Affiliates, nor the shareholders, trustees(if any), beneficiaries(if any), directors, officers, employees or agents of any of the foregoing, (a) is in violation of any Gaming Laws or Sanction Laws, or otherwise have assets or interests that are subject to restrictions under any Gaming Laws or Sanction Laws, or (b) to Owner’s knowledge would cause Operator or any Affiliate to be in violation of any Gaming Laws or Sanction Laws, or subject any of its assets or interests to any fines, penalties, confiscation or similar liability or action under any Applicable Laws (including without limitation any Gaming Laws or Sanction Laws).

18.3          Owner’s Covenants.

18.3.1             Good Standing of Owner. Owner shall take all actions as may be necessary to ensure that Owner remains in good standing in the jurisdiction of its organization, and duly qualified to do business in the jurisdiction in which the Hotel is located.

18.3.2             Compliance with Laws. Owner shall take all actions as may be necessary to ensure that the representations regarding and “Gaming Laws and Sanctions Laws” in Section 18.2 remain true at all times during the Term.

18.4          ACKNOWLEDGEMENTS. OWNER AND OPERATOR EACH ACKNOWLEDGE AND CONFIRM TO THE OTHER THAT:

18.4.1             NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. NEITHER PARTY HAS MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO THE OTHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF EITHER PARTY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

18.4.2             NO RELIANCE. NEITHER PARTY HAS RELIED UPON ANY STATEMENTS OR PROJECTIONS OF REVENUE, SALES, EXPENSES, INCOME, RATES, AVERAGE DAILY RATE, OCCUPANCY, REVENUE PER AVAILABLE ROOM, RESERVATION SYSTEM CONTRIBUTION, PROFITABILITY, VALUE OF THE HOTEL OR SIMILAR INFORMATION PROVIDED BY THE OTHER PARTY BUT HAS INDEPENDENTLY CONFIRMED THE ACCURACY AND RELIABILITY OF ANY SUCH INFORMATION AND IS SATISFIED WITH THE RESULTS OF SUCH INDEPENDENT CONFIRMATION.

18.4.3             LIMITATION ON FIDUCIARY DUTIES. TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL, (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY, AND (C) ANY LIABILITY OF THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT FOR THE PURPOSES OF DETERMINING THE NATURE AND SCOPE OF OPERATOR’S FIDUCIARY DUTIES UNDER THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN, ARE INTENDED TO SATISFY ALL FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING AND FULL DISCLOSURE, AND ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE (OTHER THAN THE DUTY OF GOOD FAITH AND FAIR DEALING IMPLIED UNDER GENERAL CONTRACT PRINCIPLES, INDEPENDENT OF THE COMMON LAW PRINCIPLES OF AGENCY). ACCORDINGLY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHTS THAT ARE NOT EXPRESSLY IDENTIFIED, DESCRIBED AND SET FORTH IN

THIS AGREEMENT, AND THUS UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY RIGHT TO RECOVER OR OBTAIN ANY MONETARY, EQUITABLE OR OTHER RELIEF OR REMEDIES FOR ANY ALLEGED BREACH OR VIOLATION OF ANY ALLEGED FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHT OR OBLIGATIONS.

18.4.4             IRREVOCABILITY OF CONTRACT. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE, EXCEPT FOR AN EVENT OF DEFAULT AND THE SPECIFIC TERMINATION RIGHTS IN FAVOR OF A PARTY SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

Article 19

GENERAL PROVISIONS

19.1      Governing Law. This Agreement shall be construed under the laws of the State of Maryland, without regard to any conflict of law principles, except that the interpretation and enforceability of the arbitration provisions of Article 17 shall be governed by the Federal Arbitration Act.

19.2      Construction of this Agreement. The following principles be applied in interpreting this Agreement:

19.2.1             Claims Limited to Contract. Neither Party shall assert against the other Party any contractual claim arising from this Agreement, unless the claim is based upon the express terms of this Agreement and does not seek to vary, and is not in conflict with, those express terms.

19.2.2             Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or any Arbitrator(s) for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes. Notwithstanding the foregoing, if any part of Article 3 (Fees and Expenses), Article 7 (Operator IPR), Article 9 (Confidentiality) and Article 11 (Transfers) is held invalid, illegal or unenforceable for any reason, Operator shall have the right to terminate this Agreement upon notice to Owner, without any further liability or obligation to Owner.

19.2.3             Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The use of the words “include,” “includes,” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. If the first or last day of any period of time set forth in this Agreement falls on a weekend or a legal holiday (as observed in the jurisdiction in which the Hotel is located), such period shall commence or end (as the case may be) on the next business day. The words “hereof, “hereto” and “herein” refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used.

19.2.4         Headings. The table of contents, headings and captions in this Agreement are for the purposes of convenience and reference only and are not to be construed as a part of this

Agreement. All references to any article, section or exhibits in this Agreement are to articles, sections or exhibits of this Agreement, unless otherwise noted.

19.2.5         Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, such Party has a duty to act reasonably and timely in rendering a decision on the matter.

19.2.6         Entire Agreement. This Agreement (including the attached Exhibits), constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein and supersedes all prior agreements and understandings, whether written or oral.

19.2.7         Third-Party Beneficiary. No third party shall be a beneficiary of Owner’s rights or benefits under this Agreement.

19.2.8         Time of the Essence. Time is of the essence for all purposes of this Agreement.

19.2.9         Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law or under this Agreement, and a Party’s exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

19.2.10       Amendments. Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived or discharged, except (a) for Operator’s right to make unilateral changes to the Brand Standard, System Services and other changes permitted under this Agreement, and (b) in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought.

19.2.11          Survival. The expiration or termination of this Agreement shall not terminate or otherwise affect any rights or obligations of a Party that either expressly or by their nature survive the expiration or termination of this Agreement.

19.3      Limitation on Operator’s Liabilities.

19.3.1         Projections. Owner acknowledges that (a) all budgets and financial projections prepared by Operator or its Affiliates prior to the Effective Date or under this Agreement, including the Operating Plans, are intended to assist in Operating the Hotel, but are not to be relied on by Owner or any third party as to the accuracy of the information or the results predicted therein, and (b) Operator does not guarantee the accuracy of the information nor the results of in such budgets and projections. Accordingly, (i) neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any other Person for any divergence between such budgets and projections and actual operating results achieved, (ii) the failure of the Hotel to achieve any Operating Plan for any Operating Year shall not constitute a default by Operator or give Owner the right to terminate this Agreement except as expressly provided in the Performance Test, and (iii) if Owner provides any such budgets or projections to a third party (subject to the confidentiality provisions in Section 9.1), Owner shall advise such third party in writing of the substance of the disclaimer of liability set forth in this Section 19.3.1.

19.3.2         Development Services Advice. Owner acknowledges that any review, advice, assistance, recommendation or direction provided by Operator and/or its Affiliates with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of the Hotel (including the Renovation) (a) is intended solely to assist Owner in the development, construction, maintenance, repair and upgrading of the Hotel and Owner’s compliance with its obligations under this Agreement, and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, and (ii) there are no defects in the design of construction of the Hotel or installation of any building systems or FF&E therein, or (iii) the plans, specifications, construction and installation work will comply with all the Fire and Life Safety Standards and Applicable Laws (including the American with Disabilities Act or similar laws or regulations governing public accommodations for Individuals with disabilities). Accordingly, neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any other Person for any (1) errors in the plans and specifications, (2) defects in the design of construction of the Hotel or installation of any building systems or FF&E therein, or (3) noncompliance with any engineering and structural design standards, the Fire and Life Safety Standards or Applicable Laws.

19.3.3         Approvals and Recommendations. Owner acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither Operator nor its Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any other Person by reason of (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld by Operator or an Affiliate, or (b) any delay or failure by Operator or an Affiliate to provide any consent, approval or authorization, or advice, assistance, recommendation or direction.

19.3.4         Third-Party Indemnification. Operator’s liability for any and all damages, costs or expenses incurred by Owner resulting from Third Party Claims shall be subject to and limited by Section 12.3.2.

19.4        Waivers. No failure or delay by a Party to insist upon the strict performance of any term or provision of this Agreement, or to exercise any right or remedy available to a Party for a breach, shall constitute a waiver of such breach or any subsequent breach of such term or provision. No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.5        Notices. All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by (a) personal delivery, (b) overnight DHL, FedEx, UPS or other similar courier service, or (c) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, addressed to the recipient Party at the addresses specified in Exhibit A, or at such other address as a Party may designate in accordance with this Section 19.5, and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (i) delivery to the address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a business day, otherwise the following business day, or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address number, and failed to provide the sending Party with its current address in accordance with this Section 19.5. For the avoidance of doubt, email correspondence shall not constitute a notice, consent or such communication under this Agreement.

19.6        Owner’s Representative. Owner, for itself and all of the Parent Companies and Equity Owners, shall designate an Individual to act as representative for Owner and the Parent Companies and Equity Owners (the “Owner’s Representative”) utilizing the form of notice attached hereto as Exhibit E, or notice substantially similar to such form. Owner’s Representative shall be entitled to consult, subject to compliance with Section 10.4, with the Senior Executive Personnel on a reasonable basis to discuss the operation of the Hotel, and Operator shall have the right to rely on all actions by, and communications with, Owner’s Representative as binding on Owner, the Parent Companies and the Equity Owners. Owner shall provide to Operator the name, address, telephone and fax numbers, email address and other relevant contact information for the Owner’s Representative as of the Effective Date and shall notify Operator of any change thereto no later than the effective time of any such change.

19.7        Further Assurances. The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

19.8        Relationship of the Parties. The Parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Owner) and agent (in the case of Operator), (b) they are not joint venturers, partners or joint owners with respect to the Hotel, and (c) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties.

19.9        Force Majeure. In the event of a Force Majeure, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure, the affected Party shall give prompt notice of such Force Majeure to the other Party. If Operator is unable to perform its obligations under this Agreement due to a Force Majeure, or Operator deems it necessary to close and cease the Operation of all or any portion of the Hotel due to a Force Majeure in order to protect the Hotel or the health, safety or welfare of its guests or the Hotel Personnel, then Operator may close or cease Operation of all or a portion of the Hotel for such time and in such manner as Operator reasonably deems necessary as a result of such Force Majeure, and reopen or recommence the Operation of the Hotel when Operator again is able to perform its obligations under this Agreement, and determines that there is no unreasonable risk to the Hotel or health, safety or welfare or its guests or Hotel Personnel.

19.10      Execution of Agreement. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

19.11      Expenses. To the extent Owner requests any modifications or amendments to this Agreement (the “Principal Agreements”), or following the Effective Date, requests Operator to sign any ancillary documents related to the Principal Agreements, including but not limited to subordination and non-disturbance agreements, guaranties, consents, waivers and estoppels (the “Ancillary Agreements”), Owner covenants and agrees to pay for all third party costs and expenses (including reasonable attorneys’ fees and disbursements), except as may be otherwise expressly provided in this Agreement, incurred by Operator in connection with the negotiation, execution, and delivery such agreements. The release of Operator’s signature for any document is expressly conditioned upon the prior payment of the fees and expenses referenced in this Section 19.11.

Article 20

CONDOMINIUM AND SVO PROJECT PROVISIONS

20.1        Governing Documents.

20.1.1         Continuation/Modification of Governing Documents. Operator has approved the Governing Documents in effect as of the Effective Date. Owner shall not (a) take any action or exercise any rights that would adversely affect Operator’s rights or obligations under this Agreement or the Governing Documents, or (b) amend or modify (or vote to amend or modify) any of such Governing Documents in any material respect without Operator’s prior written consent. Notwithstanding Operator’s approval rights, Owner (and not Operator) shall be responsible for ensuring that the Project and any modifications of the Governing Documents comply with Applicable Law.

20.1.2         Shared Expenses. Owner and Operator acknowledge that, in light of the integrated nature of the Project, and as contemplated by the Governing Documents and the New HSA, certain of the costs of management, operation, and maintenance of the Project may properly be allocable to two or more of the components of the Project, including the Hotel (the “Shared Expenses”). Owner shall not, directly or indirectly, cause or consent to (by vote or otherwise) any allocation of Shared Expenses to the Hotel or Club Project other than in accordance with the methodology prescribed by the Governing Documents approved by Operator (or the New HSA, if applicable), except to the extent required to satisfy Applicable Law. Further, Owner acknowledges and agrees that, if at any time during the Term, Owner or any of its Affiliates owns any other component of the Project, then, to the extent any allocation of Shared Expenses between or among the components of the Project (including the Hotel) owned by Owner or its Affiliates is subject to Owner’s approval (as opposed to an allocation that is effected pursuant to a formula specified in the Governing Documents, or the New HSA if applicable), Owner shall not grant such approval without first obtaining Operator’s consent to the allocation in question, except to the extent required to satisfy Applicable Law.

20.1.3         Owner’s Enforcement of Governing Documents. Owner shall take such action or exercise such rights under the Governing Documents (through exercise of voting rights, enforcement of remedies or otherwise, subject to any constraints imposed under Applicable Law) as may be necessary or desirable in order (a) to ensure that each component of the Project over which Owner has control is maintained and Operated in accordance with the Governing Documents and in a fashion which shall not unreasonably interfere with the operation of the Hotel as contemplated by this Agreement or diminish the reputation or status of the Hotel or Brand, and (b) otherwise to effectuate the terms of this Agreement and the other agreements and documents referred to in this Article 20. In addition, Owner shall cause the Project Association to carry property insurance for the condominium using the same insurance company that is providing property insurance for the Hotel; provided, however, that nothing contained in this Section 20.1.3 shall obligate Owner to expend any funds in excess of amounts required under this Agreement or the Governing Documents, as the case may be.

20.1.4             Copies of Governing Documents to Operator. Owner shall provide Operator with copies of all modifications to the Governing Documents promptly upon their execution or finalization, as may be applicable.

20.2        Hotel Services for the Club Units.

20.2.1 Basic Services. The plan for the Project contemplates certain services and amenities that will be charged and paid to the Hotel through assessments charged to the Project Association or Club Unit Owners pursuant to the Governing Documents (collectively, the “Basic Services”). Operator shall prepare a budget annually for the estimated costs of the Basic Services, and include such budget in the Operating Plan. Owner and Operator desire for many of the Basic Services to be provided by Operator as a sub-manager to the Affiliate of Operator that has contracted directly with the Project Association for such Affiliate to provide the Project Association certain condominium association and club services. To that end, Owner consents to Operator’s entry into and performance under the New HSA, and agrees that Operator shall have the right to utilize Hotel Personnel and facilities for the provision of services under the New HSA and to assess the Project Association and/or or individual Club Unit Owners, on behalf of Owner, for a portion of such persons’ or facilities’ cost (or at an hourly rate based on services provided). In the event that the New HSA terminates automatically by its terms, Operator shall not enter into a replacement agreement without Owner’s approval. In the event that Owner or Operator proposes a change in any material term or in the cost or expense allocations under the New HSA, Operator shall provide such proposed change to Owner for its approval, which approval shall be subject to the provisions applicable to Operating Plans under Section 5.1.2. Operator shall enforce the New HSA in a commercially reasonable manner. All actions taken by Operator in collecting reimbursements of costs and expenses allocations on behalf of Owner (i.e., on behalf of the Hotel) pursuant to the New HSA shall be deemed actions taken by Operator on behalf of Owner pursuant to the terms of this Agreement notwithstanding that Owner is not a party to the New HSA. Similarly, in the event that Owner desires to have Operator change or oppose a proposed change in cost or expense allocations under the New HSA, all such actions of Operator shall be deemed actions taken by Operator on behalf of Owner pursuant to the terms of this Agreement. Owner agrees that it shall be bound by the determination of any applicable arbitration panel, court or other tribunal concerning the proper allocation of Hotel costs or expenses on the same basis as the parties to the New HSA.

20.2.2     Requested Services. The plan for the Project contemplates certain optional services and amenities deemed appropriate by Operator from time to time to be available to the owners or occupants of the Club Units (collectively, the “Requested Services”). The charges for the Requested Services shall be established by Operator as it reasonably determines from time to time, and billed directly to the Club Unit Owners or their guests or occupants on a usage basis and paid to the Hotel. Operator shall have the right to condition the provision of any Requested Services to the Club Unit Owners upon the execution by such Club Unit Owner of a separate credit card authorization agreement with Owner whereby, among other things, such Club Unit Owner agrees to pay directly to the Hotel the charges for all Requested Services requested by such Club Unit Owner or any of its designated guests or occupants.

20.2.3     Accounting for Basic Services and Requested Services. Solely for the purposes of accounting reporting (including associated reporting such as GOP and RevPar calculations) and calculation of the Operating Fees, and consistent with the practice prior to the Effective Date, costs assessed by the Hotel to the Project Association on account of Basic Services shall be excluded from Operating Expenses and collections on account of such assessments shall be excluded from Gross Operating Revenue. Such exclusions shall not, however, affect Owner’s obligation to fund and reimburse the costs and expenses of Operating the Hotel, including all costs and expenses associated with the provision of the Basic Services. All payments to the Hotel on account of the Requested Services shall be included in the Gross Operating Revenue of the Hotel, and all expenses of the Hotel in providing the Requested Services shall be included in the Operating Expenses of the Hotel.

20.3        Management of Condominium. Owner and Operator acknowledge that there can be a benefit to the Hotel and the Project in having integrated management of the Hotel, the Project Association, the Club Committee and the provision of services and amenities to Club Unit Owners. In this regard, Owner and Operator acknowledge that, as referenced in the New HSA, an Affiliate of Operator has been engaged by the Project Association to provide certain condominium and club services with respect to the condominium, the Club Project and/or the Club Unit Owners, and that such Affiliate of Operator has in turn engaged Operator as a sub-manager to such Affiliate of Operator pursuant to the New HSA for the provision of certain on-site support as more specifically set forth in the New HSA. Operator and its Affiliate may sub-contract, in whole or in part, its duties under any condominium or club services agreement, including the New HSA. For so long as Operator Operates the Hotel and an Affiliate of Operator is willing to provide such services, (i) Owner shall support and cause its representatives to support the engagement of Operator or its Affiliate as the association and services manager on substantially the same terms as currently provided under the existing Project Association condominium and club services agreements referenced in the New HSA, and (ii) Operator shall cause such Affiliate of Operator to continue its management of the condominium’s Project Association and the provision of services to Club Unit Owners and the Project Association. At such time as such Affiliate of Operator has ceased its management of the Project Association without replacement by another Affiliate or another entity having national or regional arrangement with Starwood, Operator shall, to the extent the New HSA does not automatically terminate, terminate the New HSA in accordance with the terms thereof. Further, at such time as Operator ceases to Operate the Hotel pursuant to this Agreement or any replacement agreement, Owner shall exercise such rights as it may have to cause the Association, and Operator shall cause such Affiliate, to terminate such Affiliate’s agreements with the Project Association as referenced in the New HSA.

20.4        Rental of Club Units. Operator may, as part of the Operation of the Hotel and in accordance with the St. Regis Aspen Residence Club Rental Agreement and the Governing Documents, rent to Hotel guests Club Units associated with Club Interests owned or controlled by an Affiliate of Operator, the Association or any Club Unit Owner (each to the extent made available for rental as part of the Operation of the Hotel, an “Available Club Interest”). In connection with such rental of Available Club Interests and consistent with practice prior to the Effective Date, all un-reimbursed costs incurred by the Hotel shall be included in Operating Expenses and the Hotel’s share of the rental revenue of the Club Units shall be included in Gross Operating Revenues. Club Units so rented shall not be included in Hotel key count inventory for purposes of financial reporting for the Hotel (e.g., occupancy and RevPar shall be calculated based on the fixed Hotel key count, which is currently 179 keys). In addition, Owner understands, acknowledges and agrees that Affiliates of Operator, which may include the Project Association manager or other Affiliates of Operator associated with the development, ownership, management or operation of the Club Project and/or the benefits provided to Club Unit Owners, may from time to time rent to third parties Club Units on an independent basis using third parties or using distribution channels owned or controlled by Affiliates of Operator. Any Club Unit rented on such a basis (i.e., not as part of the Operation of the Hotel), shall not be deemed to be an Available Club Interest. Owner acknowledges that, as an administrative matter, Operator may structure its accounting and/or reservations systems to separately present and/or track Available Club Interests before consolidating results in reporting to Owner.

Signatures on the following page.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Operating Agreement as of the Effective Date.

OWNER:

315 EAST DEAN ASSOCIATES, INC.

By:	/s/ Dr. Thanasak Wahawisan
Name:	Dr. Thanasak Wahawisan
Title:	President

OPERATOR:

SHERATON OPERATING CORPORATION

By:	/s/ Denise Coll
Name:	Denise Coll
Title:	President, North American Hotel Operations

EXHIBIT A TO OPERATING AGREEMENT

HOTEL AND OWNER INFORMATION AND PRINCIPAL BUSINESS TERMS

I.                                        Hotel Information

Address of Hotel — 315 East Dean Street, Aspen, Colorado

Legal Description of Premises — Hotel Unit and Commercial Unit of Aspen Residence Club and Hotel Condominium Map according to the Plat recorded January 21, 2005 in Plat Book 71 at Page 86 as Reception No. 506237 and as defined and described in the Declaration and Plan of Club Ownership for Aspen Residence Club and Hotel Condominium recorded January 21, 2005 as Reception No. 506236 in the County of Pitkin, State of Colorado.

Title to Premises — Owner owns fee title to the Premises.

Components of Hotel — the Hotel currently consists of the following components, among others:

•                       179 Guest Rooms, consisting of 162 standard rooms and 17 suites

•                       20,000+/- square feet of meeting space

•                       the following food and beverage facilities: The Restaurant and Shadow Mountain Lounge

•                       the following other facilities and amenities: Remède Spa; fitness center; outdoor pool; business center; parking garage; retail outlets

Initial Mortgage — Deed of Trust to Public Trustee, Security Agreement, Financing Statement and Fixture Filing, made by Owner to the Public Trustee of Pitkin County, Colorado for the benefit of Islamic Bank of Thailand, dated as of September    , 2010, securing a guaranty in the amount of $71,336,000.

Initial Competitive Set — Preferred Stein Eriksen Lodge, Sonnenalp Resort Of Vail, Park Hyatt Beaver Creek Resort & Spa, Ritz—Carlton Bachelor Gulch, Four Seasons Resort Jackson Hole, The Little Nell.

Category of Hotel — Resort

II.                                   Owner Information. The following Persons, own, either legally or beneficially, the following Ownership Interests in Owner and any Parent Companies, if any.

Name	Address	Percentage Interest
Dr. Thanasak Wahawisan	c/o OptAsia Capital Co., Ltd.	100%
	All Seasons Place
	CRC Tower, 10th floor
	87/2 Wireless Road
	Bangkok 10330
	Attn: Stephane De Baets

Those Persons noted with an *, either singly or in combination with the others, so designated have the right to direct or control the management and policies of Owner, including those related to payment of financial obligations of Owner.

III.                              Name of Hotel. The approved name of the Hotel is: The St. Regis Aspen Resort.

IV.                               Principal Business Terms

Base Fee —the sum of (i) four percent (4%) (subject to possible increase to 6% as provided in Section 4.1) of Gross Operating Revenue, where GOR is reduced by the TPOA Net Operating Income in respect of all Third Party Operated Areas,(“AGOR”), plus (ii) in each case, ten percent (10%) (subject to increase to 15% as provided in Section 4.1) of the TPOA Net Operating Income in respect of all Third Party Operated Areas, for each month during the Term (including any partial month at the commencement and expiration or termination of the Term), provided that in no event shall the Base Fee be less than US$500,000 for each Operating Year. For the avoidance of doubt, all GOR from Third-Party Licensed Areas shall be included in the calculation of GOR.

Incentive Fee — 20% of AGOP, if any, for each Operating Year during the Term.

AGOP — with respect to each Operating Year, the excess of Gross Operating Profit for such Operating Year over the sum of the following amounts attributable to such Operating Year: (a) the Base Fee; (b) real property and personal property taxes; (c) all insurance premiums paid for any insurance policies maintained with respect to the Hotel; and (d) the Reserve Fund Contribution for such Operating Year to the extent actually made and not exceeding four percent (4%) of Gross Operating Revenue; and (e) Owner’s Priority Return; provided, however, that if the Operating Year is less than a full calendar year, then any amounts used in determining the AGOP shall be pro rated accordingly for such partial Operating Year. For the avoidance of doubt, GOR expressly includes all TPOA Net Operating Income when calculated for the determination of Gross Operating Profit for these purposes.

Reserve Fund Contribution — The following percentages of Gross Operating Revenues or such greater amount as may be required by Owner’s Lender.

Year	Percentage
1	2.0%
2	3.0%
3 and thereafter	4.0%

Expiration Date — 11:59 p.m. (local time at the Hotel) on December 31 after the 30th anniversary of the Effective Date.

Restricted Area — The area of land located within the fifteen (15) mile radius of the front door of the Hotel as more particularly shown on Exhibit G. In the event of any conflict between the written description of the Restricted Area and the depiction of the Restricted Area on Exhibit G, the written description of the Restricted Area shall control.

Anticipated Working Capital — $542,881

Outside Commencement Date — 12 months from Effective Date

Outside Completion Date — 30 months from Effective Date

V.                                    Notice Addresses

Owner’s Notice Address	With a copy to:

OptAsia Capital Co., Ltd.	The Ruchelman Law Firm
All Seasons Place	150 East 58th Street, 14th Floor
CRC Tower, 10th floor	New York, New York
87/2 Wireless Road	Attn: Stanley C. Ruchelman
Bangkok 10330
Attn: Stephane De Baets

Operator’s Notice Address	With a copy to:

c/o Starwood Hotels & Resorts Worldwide, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue	1111 Westchester Avenue
White Plains, New York 10604	White Plains, New York 10604
Attn: General Counsel	Attn: President, Global Development

EXHIBIT B TO OPERATING AGREEMENT

DEFINITIONS

AAA — as defined in Section 17.1.2.

Additional Capital Improvements — all Routine Capital Improvements, Building Capital Improvements and ROI Capital Improvements made by Owner pursuant to the terms of this Agreement and not funded from the Reserve Fund.

Affiliate — any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the referenced Party or other Person. As used herein, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

AGOP — as defined in Exhibit A.

AGOR — as defined in Exhibit A.

Agreement — this Operating Agreement between Owner and Operator, including all Exhibits thereto, and all amendments and modifications entered into between Owner and Operator from time to time.

Ancillary Agreements — as defined in Section 19.11.

Annual Financial Statements — as defined in Section 10.3.

Anticipated Working Capital — as defined in Exhibit A.

Applicable Law — all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any international treaty or convention or national, provincial, state, regional, local or other jurisdictional Governmental Authority, board of fire underwriters and similar quasi-Governmental Authority or rule-making institution or organization, including any legal requirements under any Approvals, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Hotel or Person in question is subject to the same.

Approvals — all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question.

Arbitration Rules — as defined in Section 17.1.2.

Assignment — any assignment, conveyance, delegation or other transfer, in whole or in part, of this Agreement or any rights, remedies, duties or obligations under this Agreement, whether voluntary, involuntary, by operation or law or otherwise.

Authorized Recipients — with respect to any Person, the shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, agents, representatives, legal counsel, accountants and lenders of such Person or its Affiliates, permitted assignees of this Agreement, and permitted transferees of the Hotel or any Ownership Interests.

Available Club Interest — as defined in Section 20.4.

Bank Accounts — as defined in Section 5.4.1.

Base Fee — as defined in Exhibit A.

Base Fee Increase — as defined in Section 4.1.

Brand — the St. Regis® brand.

Brand Indicia — all distinctive features, images, or designs associated with the Brand, Brand hotels, or the Hotel including prototypes, guest room layout, designs and features, exterior façade and signage, signature interior design elements (including special or custom FF&E), lobby design and features (including scent and color), guest reception design and features, exterior patios or related features and designs, bar, restaurant and lounge layout, porte cochere features, lighting and millwork, trim and related design elements, and soft goods and fabric (including pillows, bed coverings, wall hangings)..

Brand Standards — all standards, policies and programs in effect from time to time, which are applicable to the Operated Brand Hotels or the Category applicable to the Hotel.

Building Capital Improvements — all repairs, alterations, improvements, renewals, replacements or additions of or to the structure or exterior façade of the Hotel, or to the mechanical, electrical, plumbing, HVAC (heating, ventilation and air conditioning), vertical transport and similar components of the Hotel building that are capitalized under GAAP and depreciated as real property, but expressly excluding Routine Capital Improvements and ROI Capital Improvements.

Business Interruption Insurance — insurance coverage against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities) provided in conjunction with a property or terrorism insurance policy, which complies with the Insurance Requirements.

Capitalization Date — the first day of the calendar month after the ten (10) year anniversary date of completion of the Renovation (the “Initial Capitalization Date”) and every ten (10) year anniversary of the Initial Capitalization Date.

Casualty — any fire, flood or other act of God or casualty that results in damage or destruction to the Hotel.

Category — a classification designated by Operator as a subgroup of Brand hotels and/or Other Starwood Brand hotels, and/or lodging properties and related facilities and services owned, Operated or licensed by Operator or any of its Affiliates, as may be identified on a customer service basis (such as, for example, frequent individual business travelers), geographical basis (such as southeast United States), target business basis (such as resorts, convention hotels, or suburban hotels), or on a combination of factors (such as, Caribbean resorts), provided, however, no Category in which the Hotel is placed shall consist of less than four hotels, including the Hotel. A “Category” may have specific operating standards and policies or may be a designation only. Without limiting the generality of the foregoing, as of the Effective Date, the Categories and definitions most generally used are: (a) “Suite Hotel” (75% or more of guestrooms are suites (bedroom and parlor area plus bath area); (b) “Convention Hotel” (400 or more Guest Rooms, with 75 square feet or more of meeting space for each Guest Room, or is attached to or is in close proximity to a convention center); (c) “Airport Hotel” (located with the general proximity of an airport); (d) “Resort Hotel” (two or more of the following amenities on or adjacent to the premises: (1) golf course, (2) beach or lake front, (3) tennis, (4) spa, (5) fantasy pool, (6) skiing, or (7) world class tourist/leisure attraction(s)); and (e) “Regular Hotel” (a hotel that is not placed into any of the above categories).

Commencement of Renovation — the completion of the work and activities described in Phase 1 and Phase 2 of the Renovation Plan plus commencement of the work specified in Phase 3 of the Renovation Plan.

Competitive Set — as defined in Section 16.5.3.

Condemnation — a taking of all or any portion of the Hotel or the Premises by any Governmental Authority by condemnation or power of eminent domain for any purpose whatsoever, and a conveyance by Owner in lieu or under threat of such taking.

Condo—Hotel — any residential condominium project (excluding any Starwood Vacation Product) that is marketed and sold with the intention that all or a significant portion of the owners of the residential units within such condominium will submit such units to a rental program pursuant to which such units are rented for transient occupancy, with the intended result being that the residential condominium project will operate as the functional equivalent of a hotel.

Confidential Information — information relating to Operator’s business that derives value, actual or potential, from not being generally known to others, including the terms of this Agreement, Manuals, Guest Data, Operator Technology, fees and terms of all System Services, and any documents and information specifically designated by Operator orally or in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary.

Content — as defined in Section 8.1.3.

Corporate Personnel — any personnel from the corporate or divisional offices of Operator or an Affiliate who perform activities at or on behalf of the Hotel in connection with the services provided by Operator under this Agreement.

Club Committee — as defined in Recital A

Club Project — as defined in Recital A

Club Units — as defined in Recital A.

Club Unit Owner — the then owner of a Club Unit or a fractional interest in a Club Unit.

Costs — as defined in Section 12.3.1.

Cure Right — as defined in Section 16.5.2.

Design Guide — collectively, (a) the design guide applicable to the Brand, the Brand Standards and other standards, policies, programs and aesthetic concepts applicable to the Brand that set forth the requirements for the design, architecture and construction of Operated Brand Hotels and (b) the fitness and recreation facilities guidelines applicable to the Brand, as then in effect on the date the Construction of the Project commences.

Designated Brand Partner — as defined in Section 2.3.1.

Effective Date — September    , 2010.

Excess Base Fees — as defined in Section 4.1.

Entity — a partnership, corporation, limited liability company, Governmental Authority, trust, unincorporated organization or any other legal entity of any kind.

Equity Owners — with respect to any Entity, the Individuals holding all Ownership Interests in such Entity or in any Parent Companies, if any.

Expert — as defined in Section 17.2.1.

Expiration Date — as defined in Exhibit A.

Extension Term — as defined in Section 2.4.

Event of Default — as defined in Section 16.1.

Federal Arbitration Act — the United States Federal Arbitration Act, 9 U.S.C. Section 1 et seq.

FF&E — furniture, fixtures, equipment, interior and exterior signs, as well as other improvements and personal property used in the Operation of the Hotel that are not Supplies.

Financing — any debt financing secured (in whole or in part) by a Mortgage or Security Interest.

Financing Documents — all loan agreements, promissory notes, mortgages, deeds of trust, security agreements and other documents and instruments (including all amendments, modifications, side letter and similar ancillary agreements) relating to any Financing.

Fire and Life Safety Consultant — a qualified and reputable third party fire and life safety consultant approved by Operator.

Fire and Life Safety Standards — the standards set forth in the Fire and Life Safety Manuals issued by Starwood from time to time, and all other fire safety standards, fire suppression systems handbook, and guidelines for fire detection, and emergency voice alarm communication applicable to the Brand, in effect at the time in question.

Fitness and/or Spa Brand — as defined in Section 5.11.12.

Fitness and/or Spa Brand Facility — as defined in Section 5.11.12.

Force Majeure — any of the following events or circumstances that alone or in combination, directly or indirectly, adversely affects the Operation or Renovation, as the case may be, of the Hotel: (a) Casualty or Condemnation, (b) storm, earthquake, hurricane, tornado, flood, avalanche, or other act of God; (c) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (d) epidemics, quarantine restrictions or other public health restrictions or advisories; (e) strikes or lockouts or other labor interruptions; (f) disruption to local, national or international transport services; (g) embargoes, lack of materials, water, power or telephone transmissions necessary for the Operation or Renovation, as the case may be, of the Hotel in accordance with this Agreement; (h) the failure of any applicable Governmental Authority to issue any Approvals, or the suspension, termination or revocation of any material Approvals, required for the Operation or Renovation, as the case may be, of the Hotel, or any other any circumstance as a result of which the Operation or Renovation, as the case may be, of the Hotel as contemplated by this Agreement is prevented under Applicable Law; or (i) any other event that is beyond the reasonable control of a Party. For avoidance of doubt, (a) neither general economic decline nor the inability of a Party to meet its economic obligations shall constitute an event of Force Majeure, (b) the party asserting the occurrence of an event of Force Majeure shall bear the burden of proof of establishing its existence, and (c) the Party asserting an occurrence of an event of Force Majeure shall provide prompt notice of such event to the other Party.

Full Operating Year — any Operating Year commencing on January 1 and ending on December 31.

Gaming Laws — any Applicable Law regulating or otherwise pertaining to casinos, legal gaming or gambling.

GAAP — the conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States of America at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

Governing Documents — any condominium declaration or other document creating the division of real estate interests comprising the Project, declaration of covenants, conditions and restrictions, reciprocal easement agreement, hotel amenities use and access agreement, bylaws, rules and regulations, offering plan, registration statement or similar documents governing the development, construction, ownership or operation of the Project or any portion thereof.

Governmental Authority — any government or political subdivision or agency thereof.

Gross Operating Profit or GOP — with respect to any period of time, the amount by which Gross Operating Revenue exceeds Operating Expenses for such period.

Gross Operating Revenue or GOR — with respect to any period of time, all revenue and income of any kind derived directly or indirectly from the Operation of the Hotel and properly attributable to such period determined in accordance with GAAP and the Uniform System, expressly including all gross revenues generated from (a) the operation of all banquet, catering and room service functions at the Hotel, (b) the operation of any parking facilities at the Hotel or the Premises, (c) the operation of all Third-Party Licensed Areas and all TPOA Net Operating Income, (d) any memberships or other payments for use of the Spa and/or Fitness Areas (to the extent not addressed in subsection (c)), (e) commissions and gains on foreign exchange conversions for Guests, (f) the provision of Requested Services to any Club Units, and (g) the Hotel’s share of the gross revenue from the rental of any Club Units, but expressly excluding the following: (i) sales, occupancy, value added, use, excise taxes and similar taxes imposed by a Governmental Authority and collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret and similar taxes; (ii) receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of the Hotel’s operations and income derived from securities and other property acquired and held for investment; (iii) receipts from any Condemnation, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Hotel; (iv) proceeds of any insurance (but not excluding receipts with respect to Business Interruption Insurance, which shall be included in GOR in accordance with Section 14.2); (v) rebates, discounts or credits for any goods or services (provided that charge and credit card commissions shall not reduce Gross Operating Revenue, but shall constitute an Operating Expense); (vi) net proceeds from any financing or refinancing of all or any portion of the Hotel; and (vii) tips or gratuities paid to Hotel personnel.

Gross Rooms Revenues or GRR — gross revenues attributable to or payable for rentals of Guest Rooms at the Hotel, including all credit transactions and “no show” and early departure charges, whether or not collected, but excluding separate charges to guests for other services and facilities including, without limitation, food and beverage, telephone, and federal, state and local sales, occupancy and use taxes (but excluding rental revenues attributable to Club Units).

Guarantor — the Person, if any, that guarantees to Operator the payment or performance of any of Owner’s obligations under this Agreement.

Guest Data — all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email and SMS addresses), histories, preferences and any other guest or customer information in any database of Starwood or its Affiliates, whether obtained or derived by Operator or its Affiliates from: (a) guests or customers of the Hotel or any facility associated with the Hotel; (b) guests or customers of any other hotel or lodging property (including any condominium or interval ownership properties) owned, leased, Operated, licensed or franchised by Operator or its Affiliates, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources and databases, including Starwood brand websites, Starwood central reservations database, operational database store (ODS), property management system, Starwood Preferred Guest Program, Starwood Vacation Product, Starwood Residential Product and Starwood Integrated Property System.

Guest Room — each rentable unit in the Hotel (including, for operations purposes but not for financial reporting purposes (e.g., such as for reporting occupancy rate, RevPar, etc.), Club Units rented on behalf of Club Unit Owners) or others consisting of a room or suite of rooms generally used for overnight guest accommodations, entrance to which is controlled by one key (including adjacent rooms with connecting doors that can be locked and rented as separate units shall be deemed to be separate Guest Rooms).

Hardware — all computer and telecommunications equipment, including routers, servers, circuits, portals and networks, used in the Operation of the Hotel.

Hotel — the hotel located at the Premises and operating within the Hotel Unit, including the Project Common Areas.

Hotel Unit — the condominium unit interests, including the ownership interests appurtenant thereto, owned by Owner as of the Effective Date, including a hotel unit and a commercial unit as defined in the condominium declaration for the Project.

Hotel Personnel — all Individuals performing services in the name of the Hotel at the Hotel during the Term, whether such Individuals are employed by Operator or an Affiliate of Operator, including the Senior Executive Personnel, but excluding any Corporate Personnel.

Hotel Personnel Costs — all costs and expenses associated with the employment or termination of Hotel Personnel, and other personnel allocated to the Hotel under Sections 5.3.5 and 5.3.6, including recruitment expenses, the costs of moving executive or other managerial Hotel Personnel, their families and their belongings to the area in which the Hotel is located at the commencement of their employment at the Hotel, visa and work permit costs, compensation and benefits (including the value of any equity based benefits and administration costs), training costs, employment taxes and severance payments, all in accordance with Applicable Laws, Operator’s policies for Operated Brand Hotels and such other policies as may be established pursuant to this Agreement.

Hotel Transfer — any sale, lease (other than a lease of space in the Hotel in the ordinary course of business), surrender to a landlord (whether by expiration or termination of an underlying ground lease) or other transfer, in whole or in part, of any ownership right, title or interest in the Hotel or the Premises or any portion thereof, in each case whether voluntary, involuntary, by operation or law or otherwise, provided that Hotel Transfers shall not include any Mortgage or Security Interest granted to a Lender for, or any foreclosure or deed in lieu of foreclosure conveying title to such Lender pursuant to, a Financing permitted by Article 13.

Improvements — as defined in Section 7.5.

Incentive Fee — as defined in Exhibit A.

Indemnified Party — any Owner Indemnified Parties or Operator Indemnified Parties who are entitled to receive indemnification pursuant to this Agreement.

Indemnifying Party — any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

Index — the Consumer Price Index for All Urban Consumers, All Items, for the market area that includes the Hotel, as published by the Bureau of Labor Statistics of the United States Department of Labor, using the years 1982-84 as a base of 100, or if such index is discontinued, the most comparable index published by any federal governmental agency, as acceptable to Owner and Operator.

Individual — a natural person, whether acting for himself or herself, or in a representative capacity.

Initial Competitive Set — as defined in Exhibit A.

Initial Mortgage — as defined in Exhibit A.

Initial Working Capital — as defined in Section 5.5.1.

Insurance Program — as defined in Section 12.1.2.

Insurance Requirements — the minimum coverage, limits, deductibles and other requirements required by Operator as set forth in the Manuals or otherwise in writing.

Intellectual Property Rights — any rights available under patent, copyright, trademark, service mark, trade name, product configuration, industrial design or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the foregoing, in any form whether or not specifically listed herein, which may subsist in any part of the world, for the full term of such rights, including any extension to the terms of such rights.

Lender — the Person providing any Financing.

Liquidated Damages Amount — as defined in Section 16.4.1.

Maintenance and Repair — all ordinary maintenance and repair work to the Hotel that is characterized as an ordinary expense (and not capitalized) under GAAP.

Major Force Majeure Event — a Force Majeure Event at the Hotel or the Premises that restricts access to or the ability to perform work at the Premises for more than six (6) months in a manner such that no Person, despite the exercise of commercially reasonable efforts by such Person, could complete the Renovation for so long as such Force Majeure Event was occurring.

Manuals — all written, digitized, computerized or electronically formatted manuals and other documents and materials prepared and used by or on behalf of Operator or its Affiliates for Operated Brand Hotels, or hotels in the Category applicable to the Hotel, as instructions, requirements, guidance or policy statements, which are loaned or otherwise made available to Owner, including Starwood ONE.

Materials — all tangible materials designed, created, prepared or used by or on behalf of Operator or its Affiliates or third parties on behalf of Operator or its Affiliates for Operated Brand Hotels, or hotels in the Category applicable to Hotel, or Brand hotels or Other Starwood Brand hotels, including, Manuals, Content, collateral, promotions, designs, layouts, prototypes, artwork, graphics, and creative materials.

Moratorium Periods — each of (1) the period commencing on the Effective Date and ending on the earlier to occur of (a) expiration of the seventh (7th) Operating Year following the completion of the Renovation, and (b) the tenth (10th) anniversary of the Effective Date, and (2) the period commencing on the expiration of the twenty-fifth (25th) Full Operating Year and ending on the expiration of the Term.

Mortgage — any mortgage, deed of trust or similar document or instrument (whether in the form of a lien or transfer of title) that encumbers any assets relating to the Hotel or the Premises (including any leasehold interest) or any portion thereof or interest therein that constitute a real property interest.

New HSA — that certain First Amended and Restated Hospitality Services Agreement For Aspen Residence Club dated as of the Effective Date between St. Regis Colorado Management Inc., an Affiliate of Operator, and Operator, and consented to and joined in by Association.

Operate, Operating or Operation - to manage, operate, use, maintain, market, promote, and provide other management or operations services.

Operated Brand Hotels — all hotels and resorts that are Operated by Operator or its Affiliates under the Brand in the United States, including all such hotels and resorts that are owned and self-Operated by Operator or its Affiliates.

Operating Account — as defined in Section 5.4.1.

Operating Expenses — with respect to any period, all ordinary and necessary expenses incurred in the Operation of the Hotel (including any rental of Club Units on behalf of Club Unit Owners or others) in accordance with this Agreement, and as determined in accordance with GAAP and the Uniform System, including all (a) Hotel Personnel Costs and all other Reimbursable Expenses, (b) expenses for Maintenance and Repair, (c) expenses for utilities, (d) administrative expenses, including all costs and expenses relating to the Bank Accounts and Annual Financial Statements, (e) costs and expenses for marketing, advertising and promotion of the Hotel, (f) System Services Charges, and (g) Reimbursable Expenses, but expressly excluding the following: (i) Operating Fees; (ii) taxes (other than employment taxes included in Hotel Personnel Costs); (iii) insurance premiums paid for any insurance policies maintained with respect to the Hotel; (iv) Reserve Fund Contributions and any expenditures for Routine Capital Improvements, Building Capital Improvements or ROI Capital Improvements; (v) costs for the rental of real or personal property (except, with respect to personal property, rentals incurred directly in connection with revenue generating activities); (vi) any depreciation and amortization of capital assets; (vii) costs for the administration of Owner (including any board or shareholder meetings) or Owner’s personnel, including salaries, wages, employee benefits and reimbursements of Owner’s directors, officers, employees or agents; (viii) fees and costs for professional services, including the fees and expenses of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense; and (ix) any distributions to Club Unit Owners or others of the gross revenues from the rental of Club Units.

Operating Fees — collectively, the Base Fee and Incentive Fee.

Operating Funds Request — as defined in Section 5.5.2.

Operating Plan — as defined in Section 5.1. Unless specified as the proposed Operating Plan, the Operating Plan shall mean the Operating Plan as approved in accordance with Section 5.1.

Operating Reports — as defined in Section 10.2.

Operating Standard — as defined in Section 2.1.1.

Operating Standard Deficiency — as defined in Section 16.3.

Operating Standard Deficiency Notice — as defined in Section 16.3.

Operating Standard Deficiency Period — as defined in Section 16.3.

Operating Standard Remedies Notice — as defined in Section 16.3.

Operating Year — each calendar year during the Term, except that the first Operating Year (if not commenced on January 1) shall be a partial year beginning on the Effective Date, and ending on the following December 31, and if this Agreement is terminated effective on a date other than December 31 in any year, then the last Operating Year shall also be a partial year commencing on January 1 of the year in which such expiration or termination occurs and ending on the effective date of expiration or termination.

Operator — as defined in the introduction to this Agreement.

Operator Indemnified Parties — as defined in Section 12.3.1.

Operator IPR — all rights of Operator and its Affiliates in and to the system for Operating the Brand hotels, including Trademarks, Materials (including Manuals), Operator Technology, Brand Indicia, the System Services, Guest Data, and all Intellectual Property Rights therein or arising therefrom.

Operator Technology — all Technology developed, created, prepared or used by or on behalf of Operator or its Affiliates for Operated Brand Hotels, or hotels in the Category applicable to Hotel including Operator’s reservation system.

Operator’s Gross Negligence or Willful Misconduct — any gross negligence, knowingly willful misconduct or fraud committed by Operator or its Affiliates, or any Corporate Personnel, in the performance of Operator’s duties under this Agreement; provided, however, that (a) the acts or omissions of Hotel Personnel shall not be imputed to Operator or its Affiliates, or any Corporate Personnel, or

otherwise deemed to constitute Operator’s Gross Negligence or Willful Misconduct, unless such acts or omissions resulted from the gross negligence, knowingly willful misconduct or fraudulent acts of the Corporate Personnel in supervising such Hotel Personnel, and (b) no settlement by either Party in good faith of any Third-Party Claims (including Third-Party Claims by Hotel Personnel or Corporate Personnel) shall be deemed to create any presumption that the acts or omissions giving rise to such Third-Party Claims constitute Operator’s Gross Negligence or Willful Misconduct.

Other Starwood Brands — the brands, other than the Brand, of lodging facilities owned, Operated or licensed by Starwood or any one or more of its Affiliates from time to time. For the avoidance of doubt, any derivative of the Brand (which may include the Trademarks of the Brand) that Operator or any Affiliate subsequently acquires or develops shall be included in the Other Starwood Brands, and not in the Brand. As of the Effective Date, the brands of Starwood and its Affiliates (including the Brand) consist of Westin®, Sheraton®, Four Points®, W ®, The Luxury Collection®, St. Regis®, Le Meridien®, Aloftsm and Elementsm.

Outside Commencement Date — as defined in Exhibit A.

Outside Completion Date — as defined in Exhibit A.

Owner — as defined in the introduction to this Agreement.

Owner Tax Gross-Up Obligation — as defined in Section 3.6.

Owner Indemnified Parties — as defined in Section 12.3.2.

Owner Information — as defined in Exhibit A.

Owner’s Priority Return — an amount equal to 10% of Project Costs.

Owner’s Representative — as defined in Section 19.6.

Ownership Interests — all forms of ownership interests in Owner, whether legal or beneficial, voting or non-voting, including stock, partnership interests and limited liability company memberships, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that Operator determines to constitute a form of direct or indirect ownership in Owner.

Parent Company — an Entity that holds any Ownership Interest in another Entity, whether directly or indirectly through an Ownership Interest in one or more other Entities holding an Ownership Interest in such Entity.

Party or Parties — as defined in the introduction of this Agreement.

Payroll Account — as defined in Section 5.4.1.

Performance Test — as defined in Section 16.5.1.

Person — an Individual or Entity (as the case may be).

Placement Payment — as defined in Section 2.2.2.

Placement Program — as defined in Section 2.2.2.

Placement Rights — as defined in Section 2.2.2.

Premises — the premises on which the Hotel is located and described in Exhibit A.

Principal Agreements — as defined in Section 19.11

Prohibited Person — any Person (a) that is engaged, or is an Affiliate of a Person that is engaged, in the business of Operating, licensing (as licensor) or franchising (as franchisor) a hotel brand or lodging system (a “Competitor”); (b) that has been indicted or convicted of a crime, fraud or similar malfeasance, or has been subjected to any sanction or similar regulatory action by any Governmental Authority for any fraud or similar malfeasance (excluding minor traffic offenses and similar misdemeanors); (c) in Operator’s reasonable judgment based on notice from a Governmental Authority or advice of counsel, could jeopardize the Hotel’s liquor license or any other Approvals required to Operate the Hotel; or (d) in Operator’s reasonable judgment based on notice from a Governmental Authority or advice of counsel, could jeopardize any material Approval held by Operator or any Affiliate under any Applicable Laws, or cause Operator or any Affiliate to violate any Applicable Laws, or cause any of their assets or interests, to any fines, penalties, sanctions, confiscation or similar liability or action under any Sanction Laws. Notwithstanding the foregoing, a Person shall not be deemed a Competitor by virtue of (i) mere ownership of hotels, (ii) management of hotels where such Person does not own or operate a hotel brand or lodging system, or (iii) the ownership of publicly traded, passive minority interests in a Competitor.

Project— as defined in Recital A.

Project Association— as defined in Recital A.

Project Common Areas— as defined in Recital A.

Project Costs — the amount equal to the sum of (i) $70,000,000.00, (ii) the Initial Working Capital for the Hotel, and (iii) the Owner’s actual out-of-pocket cost of performing the Renovation Plan, and (iv) the cost of Additional Capital Improvements; provided, however, that (a) in no event shall the sum of items (i) - (iii) exceed $98,000,000 for purposes of determining Owner’s Priority Return, and (b) no Additional Capital Improvement Costs shall be added to Project Costs until a Capitalization Date, at which time all Additional Capital Improvement Costs incurred by Owner after the prior Capitalization Date shall be added to Project Costs and shall thereafter be included in Project Costs for purposes of determining Owner’s Priority Return.

Property Improvement Plan — the list of upgrades and improvements, which Operator prepares and provides to Owner in connection with a Building Capital Improvement or ROI Capital Improvement, or otherwise pursuant to this Agreement..

Property Website — as defined in Section 7.7.

Purchasing Program — as defined in Section 5.6.1.

Reimbursable Expenses — the following expenses: (a) all Hotel Personnel Costs incurred by Operator or its Affiliates in accordance with this Agreement, including costs incurred by Hotel Personnel in attending management conferences and seminars organized by the corporate divisions of Operator or its Affiliates and any costs of Corporate Personnel in presenting and/or training the Hotel Personnel at such conferences and seminars; (b) the per diem charge as established by Operator from time to time for personnel of Operator or its Affiliates assigned to special projects for the Hotel; (c) all the out-of-pocket costs (with no mark up or profit to Operator) incurred by Operator or its Affiliates in performing its services under this Agreement, including air and ground transportation, meals, lodging, taxis, gratuities, document reproduction, printing, promotional materials, stationery, postage, long-distance telephone calls and facsimiles; (d) payments made or incurred by Operator or its Affiliates, or their respective employees to third parties for goods and services (i) in the ordinary course of business in the Operation of the Hotel, (ii) in accordance with the Operating Plan, (iii) as permitted under this Agreement, or (iv) as otherwise approved by Owner, including specifically all amounts paid to third parties relating to Third-Party System Services; and (e) all taxes (other than income taxes) imposed by any Governmental Authority against any reimbursements payable to Operator under this Agreement for expenses incurred for Owner’s account, including the other Reimbursable Expenses listed herein.

Renovation — the performance by Owner of the Renovation Plan.

Renovation Plan — the Property Improvement Plan described in Exhibit C.

Required Products Company — as defined in Section 5.12.1.

Reserve Fund — as defined in Section 5.4.1.

Reserve Fund Contribution — as defined in Exhibit A.

Restoration — the repair, restoration, replacement or rebuilding of the Hotel in accordance with the Operating Standard (including then-current Brand Standards) as approved by Operator.

Restricted Area — as defined in Section 2.2.

RevPAR Index — for any hotel or group of hotels, Revenue per Available Room as determined in a Smith Travel Trend Report (“STAR” report) produced by Smith Travel Research (or if Smith Travel Research no longer produced the STAR report, a similar report prepared by a successor organization agreed to by the Parties) for the applicable Operating Year.

ROI Capital Improvements — all alterations, improvements, replacements, renewals and additions to the Hotel that are capitalized under GAAP and involve a material change in the primary use of, or a material physical expansion or alteration of, the Hotel (including adding or removing Guest Rooms or meeting rooms, or changing the configuration of the Hotel), which are intended to generate a separate return on investment.

Routine Capital Improvements — all maintenance, repairs, alterations, improvements, replacements, renewals and additions to the Hotel (including replacements and renewals of FF&E and Supplies, exterior and interior painting, resurfacing of walls and floors, resurfacing parking areas and replacing folding walls) that are capitalized under GAAP and are not depreciated as real property. For avoidance of doubt, Routine Capital Improvements expressly exclude Maintenance and Repair, Building Capital Improvements and ROI Capital Improvements.

Sanction Laws — all present and future Applicable Laws of the United States of America that prohibit or restrict Operator or an Affiliate from entering into this Agreement or performing any of its obligations hereunder, with respect to the Person in question, including (a) The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “Patriot Act”), (b) The Trading with the Enemies Act, (c) all rules and regulations issued by the U.S. State Department or U.S. Treasury Department’s Office of Foreign Assets Control, and (d) Executive Orders 13224 issued by the President of the United States, and similar executive orders.

Security Interest — any security interest, collateral assignment, pledge or similar document or instrument that encumbers any assets relating to the Hotel (or any portion thereof or interest therein, including any ownership interests in Owner) that constitutes a personal property interest (including all Supplies located at or used in the Operation of the Hotel, the Bank Accounts and Owner’s rights under this Agreement).

Senior Executive Personnel — the Individuals employed from time to time as the general manager and controller of the Hotel, or serving such functions, regardless of the specific titles given to such Individuals.

Software — all software and accompanying documentation used in the Operation of the Hotel.

Spa and/or Fitness Areas — as defined in Section 5.12.

Spa and/or Fitness Brand — as defined in Section 5.12.

Spa and/or Relationship Brand — as defined in Section 5.12.

Starwood - as defined in Recital B, together with its successors and assigns, including any successor parent company of Operator.

Starwood Properties — all hotels (including condo-hotels) that are Operated under the Brand or any Other Starwood Brand, Starwood Vacation Products and Starwood Residential Products, and all other facilities that are Operated under the Brand or any Other Starwood Brand.

Starwood Residential Product — any condominium or other residential product marketed, sold, Operated or licensed under or in association with the Brand or any Other Starwood Brand.

Starwood System Services — any System Services provided by Starwood or an Affiliate.

Starwood Vacation Product — any timeshare estate or license, fractional ownership, vacation club or any other form of interest in any vacation or interval ownership program (whether based on exchange of occupancy rights, cash payments, reward programs or other point or accrual programs) sold, Operated or licensed under or in association with the Brand or any Other Starwood Brand.

St. Regis Aspen Residence Club Rental Agreement — that certain St. Regis Aspen Residence Club Rental Agreement dated September 23, 2010 between Starwood Aspen Realty LLC and SVO Residence Club Sales, Inc.

Supplier Funds — as defined in Section 5.6.2.

Supplies — all operating supplies and equipment used in the Operation of the Hotel.

System Services - as defined in Section 6.1.

System Services Charges — as defined in Section 6.2.

Technology — as defined in Section 2.1.3(h).

Term — as defined in Section 2.4.

Testing Period — as defined in Section 16.5.1.

Third-Party Claims — claims, demands, suits, criminal or civil actions or similar proceedings that are alleged by any Person other than a Party (including any Governmental Authority) against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement, the development, construction, ownership or Operation of the Hotel, including any related to the Third-Party Operated Areas or the rental of Club Units.

Third-Party Operated Areas — as defined in Section 5.11.

Third-Party Operator — as defined in Section 5.11.

Third-Party Operator Agreements — as defined in Section 5.11.

Third-Party License/Consulting Agreements — as defined in Section 5.11.

Third-Party Licensors/Consultants — as defined in Section 5.11.

Third-Party Licensed Areas — as defined in Section 5.11.

TPOA Net Operating Income — with respect to any Third Party Operated Area (as opposed to a Third-Party Licensed Area) the amount, if positive, equal to (A) in the case of a Third Party Operated Area Operated under a lease agreement, all rent payments due under the applicable lease, including rentals or other payments from licensees, lessees, or concessionaires of leased retail or signage space in or on the Hotel, and (B) in the case of a Third Party Operated Area Operated under a management agreement, all GOR derived directly or indirectly from the operations of such Third Party Operated Area less all Operating Expenses relating exclusively to the operations of such Third Party Operated Area, less repayment of amounts payable to Owner as reimbursements of sums paid directly by Owner in respect of Taxes and Insurance.

Third-Party System Services — any System Services provided by a Person other than Starwood or an Affiliate.

Trademarks — all current and future trademarks, service marks (including designs, logos, slogans, and symbols), trade names, product configuration, industrial design, trade dress and other indicia of origin for the Brand or any of the System Services, including all derivations of any of the foregoing.

Transfer — any Assignment, Hotel Transfer or Transfer of Ownership Interests.

Transfer of Control — any Transfer of Ownership Interests (including a series of related Transfers) that results in either (a) a transfer of 50% or more of the Ownership Interests in Owner or any Parent Companies, if any, or (b) the loss of the right to direct or control the management of the day-to-day operations of Owner.

Transfer of Ownership Interests — any (a) sale, assignment or other transfer, in whole or in part, of any Ownership Interests in Owner or any Parent Companies, if any, (b) merger, consolidation, reorganization or other restructuring of Owner or any Parent Companies, if any, (c) issuance of additional Ownership Interests in Owner or any Parent Companies, if any, that would have the effect of diluting voting rights or beneficial ownership of the Ownership Interests in Owner or any Parent companies, if any, in each case whether voluntary, involuntary or by operation of law.

UCC — the Uniform Commercial Code as in effect in the state in which any of the Bank Accounts are located, as the case may be.

Uniform System - the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question.

EXHIBIT C TO OPERATING AGREEMENT

RENOVATION PLAN

[See Attached.]

C-1

EXHIBIT D TO OPERATING AGREEMENT

INSURANCE REQUIREMENTS

[See Attached.]

D-1

EXHIBIT E TO OPERATING AGREEMENT

OWNER’S REPRESENTATIVE

[See Attached.]

E-1

EXHIBIT F TO OPERATING AGREEMENT

GUARANTY

FOR VALUE RECEIVED, and in consideration of, and in order to induce                            , a                       (“Operator”), to execute that certain Operating Agreement (the “Operating Agreement), dated                  , between Operator and                               , a                  limited liability company (“Owner”), the undersigned (hereinafter referred to as the “Guarantor”) hereby guarantees to Operator all of the all of the contractual duties, obligations and liabilities on the part of Owner to be performed under or pursuant to Operating Agreement (collectively referred to herein as the “Obligations”). Guarantor hereby covenants that if Owner shall default in the payment or performance of any of the Obligations, Guarantor shall immediately pay the amount due to Operator (including any interest due for late payment) and perform all of the other obligations with respect to which Owner is then in default. Guarantor further covenants to pay to Operator on demand by Operator all damages, costs and expenses that may arise in consequence of any default by Owner or that are incurred in enforcing this Guaranty, including, without limitation, reasonable attorneys’ fees.

This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity of (i) any suit instigated by Operator or it affiliates against Owner, (ii) the exhaustion of Operator’s remedies with respect to Owner under the Agreement, or (iii) the enforcement of Operator’s or it affiliates’ rights with respect to any security which has ever been given to secure the payment and performance of the Obligations. This Guaranty shall also be enforceable without the necessity of any notice of Owner’s nonpayment, nonperformance or nonobservance, notice of acceptance of this Guaranty or any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives.

The obligations of Guarantor shall be irrevocable and unconditional, irrespective of validity, regularity or enforceability of the Agreement or any security given for the Obligations or any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, and Guarantor waives the benefit of all principles or provisions of law, statutory or otherwise, which are, or might be, in conflict with the terms of this Guaranty, and agrees that the obligations of Guarantor hereunder shall not be affected by any circumstances, whether or not referred to in this Guaranty, which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

Without limiting the generality of the foregoing, Guarantor agrees that the occurrence of the following events (or any thereof), whether they occur with or without notice or consent by Guarantor, will in no way release or impair any liability or obligation of Guarantor hereunder: (i) Operator or it affiliates, in their discretion, waives compliance by Owner with any of its Obligations or covenants under the Agreement or waives any default thereunder, or grants any indulgence with respect to the Agreement, (ii) Operator or it affiliates compromise, modify, amend or change any provisions of the Agreement, (iii) Operator or it affiliates grant extensions or renewals of the Agreement or the Obligations, (iv) Operator or it affiliates transfer its rights under this Guaranty, (v) Operator or it affiliates consent to the assignment by Owner of its rights under any of the Agreement, (vi) Operator or it affiliates deal in any respect with Owner and the Obligations as if this Guaranty were not in effect, (vii) Owner is released from its Obligations by benefit of an exculpation clause in any of the Agreement, (viii) the release or discharge of Owner in a creditor’s proceedings, receivership, bankruptcy or other proceeding, (ix) the impairment, limitation or modification of the liability of Owner or the estate of Owner in bankruptcy, or of any remedy for the enforcement of Owner’s liability under the Agreement, resulting from the operation of any present or future provision of the federal Bankruptcy Act or other statute or from the decision in any court, and (x) the rejection or disaffirmance of any of the Agreement in any such proceedings. If, as a result of such proceedings, Operator or it affiliates are forced to refund any payment made by Owner to Operator or it affiliates because it is found to be a preference or for any other reason, Guarantor hereby covenants to pay such amount to Operator upon demand.

All of Operator’s and it affiliates’ rights and remedies under the Agreement and/or under this Guaranty are intended to be distinct, separate and cumulative, and no such right or remedy therein mentioned is intended to be in exclusion of or a waiver of any of the others. Specifically, the obligation of Guarantor hereunder shall not be released by Operator’s or it affiliates’ receipt, application or release of security given for performance and observance of covenants and conditions required to be performed and observed by Owner under the Agreement.

Until the Obligations have been paid in full, Guarantor shall not have any right of subrogation unless such right is expressly granted in writing by Operator and any rights of subrogation of Guarantor are hereby expressly waived. Any indebtedness of Owner held by Guarantor is hereby subordinated to this Guaranty; and such indebtedness of Owner to Guarantor, if Operator so requests, shall be collected, enforced and received by Guarantor as trustee for Operator and shall be paid over to Operator in order to satisfy the Obligations guaranteed hereunder.

This Guaranty and all other obligations hereunder shall be binding on the undersigned and its respective successors and assigns. Suit may be brought and maintained against Guarantor without the joinder of Owner or any other person.

Guarantor hereby represents and warrants to Operator and it affiliates, as a material inducement, that Guarantor currently has, and Guarantor covenants that it shall maintain at all times that this Guaranty is in effect, a tangible net worth in excess of $               [NOTE: such amount to be determined by Operator, in its sole but reasonable discretion, at the time the Guaranty is required to be executed and delivered]. On or prior to the date hereof, Guarantor agrees to provide Operator with a letter addressed to Operator from a nationally recognized banking institution which states that Guarantor meets the foregoing net worth requirements.

This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Operator.

As used herein, the term “Owner” shall include any successor or assignee of Owner, the term “Operator” shall include any successor or assignee of Operator, the term “Operating Agreement” shall include any amendment, extension or renewal of the Operating Agreement.

This Guaranty shall be of no further force or effect, and shall be surrendered by Operator to Guarantor on the termination of the Operating Agreement (except with respect to Obligations arising prior to or in connection with such termination or which survive such termination), and no Obligations shall or may be created following such termination.

THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN THAT STATE. GUARANTOR HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS GUARANTY MAY BE MAINTAINED IN THE COURTS OF THE COUNTY IN WHICH THE PREMISES IS LOCATED AND GUARANTOR HEREBY CONSENTS TO THE JURISDICTION AND VENUE OF SUCH COURTS.

EXECUTED this    day of                  , 200  .

GUARANTOR:

By:
Name:
Title:

EXHIBIT G TO OPERATING AGREEMENT

RESTRICTED AREA

[See Attached.]

G-1